Exhibit 10.1

EXECUTION COPY

$180,000,000
CREDIT AGREEMENT
among
ROTECH HEALTHCARE INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Lead Arranger
and Sole Bookrunner,
CREDIT SUISSE,
as Administrative Agent and Collateral Agent

Dated as of March 30, 2007

i

Section 9.03	Exculpatory Provisions	61
Section 9.04	Reliance by Agents	61
Section 9.05	Notice of Default	62
Section 9.06	Non-Reliance of Agents and Other Lenders	62
Section 9.07	Indemnification	63
Section 9.08	Agent in Its Individual Capacity	63
Section 9.09	Successor Agents	63
Section 9.10	Authorization to Release Liens and Guarantees	64
Section 9.11	The Arranger	64

Section 10. MISCELLANEOUS
Section 10.01	Amendments and Waivers	43
Section 10.02	Notices	43
Section 10.03	No Waiver; Cumulative Remedies	43
Section 10.04	Survival 0f Representation and Warranties	44
Section 10.05	Payments of Expenses	44
Section 10.06	Successors and Assigns; Participants and Assignments	45
Section 10.07	Adjustments; Setoff	46
Section 10.08	Counterparts	47
Section 10.09	Severability	47
Section 10.10	Integration	47
Section 10.11	GOVERNING LAW	47
Section 10.12	Submission To Jurisdiction; Waivers	49
Section 10.13	Acknowledgments	51
Section 10.14	Confidentiality	51
Section 10.15	Platform; Borrower Materials	52
Section 10.16	Release of Collateral and Guarantee Obligations	52
Section 10.17	WAIVERS OF JURY TRIAL	53
Section 10.18	Repricing of Stock Options	55

SCHEDULES:
l.lA        Commitments
4.15        Subsidiaries
4.19        UCC Filing Jurisdictions
4.23        Locations of Material Inventory
7.2(d)        Existing Indebtedness
7.02(o)        Letters of Credit
7.3(f)        Existing Liens
7.8(j)        Existing Investments
7.10        Affiliate Transactions

EXHIBITS:
A        Form of Guarantee and Collateral Agreement
B        Form of Compliance Certificate
C-1        Form of Secretary's Certificate
C-2        Form of Officer's Certificate
D        Form of Assignment and Acceptance
E-1        Form of Legal Opinion of Kirkland & Ellis LLP
E-2        Form of Legal Opinion of Greenberg Traurig, LLP
F        Form of Term Note
G        Form of Exemption Certificate
H        Form of Borrowing Notice
I        Form of Landlord Agreement
J        Form of Bailee Letter
K        Form of Post-Closing Letter

CREDIT AGREEMENT, dated as of March 30, 2007, among ROTECH HEALTHCARE INC., a Delaware corporation (together with its successors, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CREDIT SUISSE SECURITIES (USA) LLC, as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), CREDIT SUISSE, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders make available term loans in an aggregate initial principal amount of $180,000,000, the proceeds of which will be used to refinance the Borrower's indebtedness under the Existing Credit Facility, to pay transaction costs, to cash collateralize the Borrower's existing letters of credit and for general working capital purposes; and
WHEREAS, the Lenders are willing to make such term loans available upon and subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
Section 1. DEFINITIONS
Section .Defined Terms
. As used in this Agreement, the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.
“Accounts”: all “accounts”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account under the Uniform Commercial Code as in effect on the date hereof in the State of New York), (b) all of each Loan Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Loan Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), including the right to receive the proceeds of said purchase orders and contracts, (e) all health care insurance receivables and (f) all collateral security and guaranties of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.
“Account Debtor”: any Person who may become obligated to any Loan Party under, with respect to, or on account of, an Account.

“Administrative Agent”: as defined in the preamble hereto.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the initial funding on the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender's Term Loans.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Applicable Margin”: with respect to Base Rate Loans means 5.00%, and with respect to Eurodollar Loans means 6.00%.
“Applicable Prepayment Premium”: means a prepayment fee which shall be due and payable to the Administrative Agent, for the pro rata benefit of the Lenders, at the time of each prepayment or repayment of the Term Loans occurring prior to the Maturity Date (subject to Section 2.06(b)), or acceleration of the Term Loans upon the occurrence of an Event of Default pursuant to Section 8 of this Agreement or otherwise, such prepayment fee to be in an amount equal to the following: from (a) the Closing Date to the first anniversary of the Closing Date, 4.00% of the aggregate principal amount of such prepayment, (b) the day immediately preceding the first anniversary of the Closing Date to the second anniversary of the Closing Date, 3.00% of the aggregate principal amount of such prepayment, (c) the day immediately preceding the second anniversary of the Closing Date to the third anniversary of the Closing Date, 2.00% of the aggregate principal amount of such prepayment, (d) the day immediately preceding the third anniversary of the Closing Date to the fourth anniversary of the Closing Date, 1.00% of the aggregate principal amount of such prepayment and (e) thereafter, a 0.00% prepayment premium.
“Arranger”: as defined in the preamble hereto.
“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including the sale by any Subsidiary of its Capital Stock, but excluding any such Disposition permitted by Section 7.05(a) or clause (i) of Section 7.04(b).
“Assignee”: as defined in Section 10.06(c).

“Assignor”: as defined in Section 10.06(c).
“Bailee Letter”: a bailee letter, substantially in the form of Exhibit J, executed by a bailee holding Inventory owned by any Loan Party, delivered by such Loan Party to the Collateral Agent.
“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq.
“Base Rate”: for any day, a floating rate equal to the higher of (i) the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principle office in New York City, and (ii) the Federal Funds Effective Rate plus 50 basis points per annum. Any change in such interest rate designated by Credit Suisse shall take effect at the opening of business on the day specified in the announcement of such change.
“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
“Benefited Lender”: as defined in Section 10.07.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing Notice”: a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.
“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized in accordance with GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents”: (a) Dollars held in demand deposits with banks, (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, Eurodollar time deposits, term deposit accounts, money market deposit accounts, bankers' acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (d) commercial paper of an issuer rated at least “A-1” by Standard & Poor's Ratings Services (“S&P”) or “P-1” by Moody's Investors Service, Inc. (“Moody's”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody's; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; or (h) shares of money market, mutual or similar funds which invest at least 95% of its funds in assets satisfying the requirements of clauses (a) through (g) of this definition.
“CERCLA”: the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
“CHAMPUS”: collectively, the Civilian Health and Medical Program of the Uniformed Services, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, which is now known as TRICARE, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 10 U.S.C. §§1071-1107 or elsewhere) affecting such program; and (b) all rules, regulations (including 32 C.F.R. §§199.1-199.22), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“CHAMPUS Receivable”: an Account payable pursuant to CHAMPUS.

“CHAMPVA”: collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program; (b) to the extent applicable to CHAMPVA, the CHAMPUS regulations; and (c) all rules, regulations (including 38 C.F.R. §§17.270-17.278), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“CHAMPVA Receivable”: an Account payable pursuant to CHAMPVA.
“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants or options or other similar instruments) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (c) a Specified Change of Control.
“Chattel Paper”: all “chattel paper”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party.
“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
“Closing Date”: the date on which the conditions precedent set forth in Section 5.01 shall have been satisfied and the initial Loans are made.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Agent”: Credit Suisse, in its capacity as collateral agent for the Lenders hereunder or such successor Collateral Agent as may be appointed pursuant to Section 9.09 hereof.
“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender's name on Schedule 1.1A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Commitments on the Closing Date is $180,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.
“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill and any related impairment charges) and organization costs, and (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and non-cash charges relating to the repricing of any and all of the Borrower's outstanding stock options on or before September 15, 2007, whether such repricing is effected by exchange, replacement, amendment or otherwise). For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Senior Leverage Ratio or the minimum required Consolidated EBITDA, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Asset Sale for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: at any date, the aggregate principal amount of all senior Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Senior Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.
“Continuing Directors”: the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose nomination for election was previously so approved.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Documents”: all “documents”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party.
“Dollars” and “$”: lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
“Equipment”: as to any Person, all “equipment”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by such Person, wherever located and, in any event, including all such Person's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest l/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Foreign Subsidiaries”: any Foreign Subsidiary which is a “controlled foreign corporation” under Section 957 of the Code.
“Existing Credit Facility”: that certain Credit Agreement dated as of September 15, 2006 by and among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, Highland Financial Corp. as lead arranger and sole bookrunner, and NexBank, SSB, as administrative agent and collateral agent, as the same has been modified, amended and supplemented from time to time.
“Facility”: each of the Commitments and the Term Loans made hereunder.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property other than cash shall be determined in good faith by the Borrower and (a) in the event of property with a Fair Market Value of less than $10,000,000, shall be set forth in an Officer's Certificate and (b) in the event of property with a Fair Market Value equal to or in excess of $10,000,000, shall be set forth in an opinion of an Independent Qualified Party.
“Federal Funds Effective Rate”: the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the fee letter dated March 26, 2007, among the Administrative Agent, the Arranger and the Borrower.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect as of the date of this Agreement.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Government Receivables”: means, collectively, any and all Accounts which are (a) Medicare Receivables, (b) Medicaid Receivables, (c) TRICARE Receivables, (d) CHAMPUS Receivables, (e) CHAMPVA Receivables, (f) payable by the Veterans Administration, and (g) any other Accounts payable by any Governmental Authority.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Restricted Subsidiary, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
“Guarantee Letter”: the guarantee letter dated March 26, 2007, among the Administrative Agent, the Arranger and the Subsidiary Guarantors party thereto.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (without duplication) of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantor”: each guarantor party to the Guarantee and Collateral Agreement.
“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Inactive Subsidiary”: means any Restricted Subsidiary of the Borrower designated as an “Inactive Subsidiary” on Schedule 4.15, and which has no continuing business operations or Contractual Obligations (other than those arising under the Loan Documents) and has less than $50,000 of assets (valued at fair market value) or liabilities.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person that is mandatorily redeemable on or prior to any date that is earlier than one year following the Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation to the extent of the value of the Property subject to such Lien, and (j) for the purposes of Sections 7.02 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Liabilities”: as defined in Section 10.05.
“Indemnitee”: as defined in Section 10.05.
“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Borrower.

“Information Certificate”: the Information Certificate dated as of March 30, 2007, executed by Borrower and furnished to the Administrative Agent and the Collateral Agent in connection with this Agreement.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Instruments”: all “instruments”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any repayment or prepayment and the Maturity; provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan the last Business Day of each March, June, September and December, the date of any repayment or prepayment and the Maturity Date.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as specified by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as specified by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(1)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2)    any Interest Period that would otherwise extend beyond the Maturity Date shall end on such due date; and

(3)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
“Investments”: as defined in Section 7.08.
“Inventory”: all “inventory,” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Loan Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Landlord Agreement”: a landlord agreement, substantially in the form of Exhibit I, executed by a landlord of a location leased by any Person at which Inventory of any Loan Party is held or stored, delivered by such Loan Party to the Collateral Agent.
“Lenders”: as defined in the preamble hereto.
“Lien”: any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that, in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.
“Loan”: any loan made by any Lender hereunder pursuant to Section 2.01; provided, however, that other than as set forth in Section 2.01(a), any references to “Loan” shall mean 100% of the principal amount at maturity of the Commitments outstanding at such time; provided, further, that any references to “Loan” shall also include any increases in principal amount of loans as a result of a payment of interest by capitalizing such interest pursuant to Section 2.08.
“Loan Documents”: this Agreement, the Security Documents and the Notes.
“Loan Parties”: the Borrower and each Restricted Subsidiary of the Borrower.
“Material Acquisition”: any acquisition of property or series of related acquisition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries, taken as a whole, (b) the prospects of the Borrower and its Subsidiaries taken as a whole, or (c) the validity or enforceability of this Agreement or any other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided that solely for purposes of Section 4.02, clauses (b) and (c) of this definition shall not be applicable.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
“Maturity Date”: September 26, 2011.
“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.), as amended, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program and all federal rules and regulations promulgated in connection with such program; (b) all state statutes and regulations promulgated thereunder in connection with individual state programs, as well as state plans submitted to and approved by the Centers for Medicare and Medicaid Services; and (c) all federal and state manuals, orders and administrative guidelines and requirements issued in connection with Medicaid programs (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicaid Receivable”: an Account payable pursuant to a claim filed under a valid Medicaid provider or supplier number.
“Medicare”: collectively, the health insurance program for the qualified aged, disabled, and persons with end stage renal disease established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.), as amended, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative guidelines and requirements issued in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare Receivable”: an Account payable pursuant to a claim filed under a valid Medicare provider or supplier number.
“Mortgaged Properties”: the real properties which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to one or more Mortgages.
“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, investment banking fees, brokers' fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Non-Excluded Taxes”: as defined in Section 2.13(a).
“Non-U.S. Lender”: as defined in Section 2.13(d).
“Notes”: the collective reference to all promissory notes evidencing Loans.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any Applicable Prepayment Premium due on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant”: as defined in Section 10.06(b).
“Patient List Acquisition”: with respect to the Borrower or any Restricted Subsidiary, any transaction or series of related transactions that result in the Borrower or a Restricted Subsidiary acquiring, directly or indirectly, a list of patients with whom it has the right to conduct or solicit business, together with all ancillary prescriptions, agreements and such other forms or documents related thereto, but that does not result in the acquisition of a material amount of other tangible assets or in the assumption of any material liabilities.
“Patient Receivables”: with respect to any Subsidiary, the patient accounts of such Subsidiary existing or hereinafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid and health maintenance organizations), and all proceeds of, or in any way derived, whether directly or indirectly, from any of the foregoing (including all interest, finance charges and other amounts payable by an obligor in respect thereof).
“PATRIOT Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization”: the Plan of Reorganization as defined in the Existing Credit Facility.
“Private Accounts”: means, collectively, any and all Accounts that are not Government Receivables.
“Projections”: as defined in Section 6.02(c).
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $1,000,000.
“Register”: as defined in Section 10.06(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.
“Related Fund”: with respect to any Lender, any fund that (a) invests in commercial loans and (b) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender or such investment advisor, including any CLO.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. §4043.
“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: the chief executive officer, president, the chief legal officer, the chief operating officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
“Restricted Payments”: as defined in Section 7.06.
“Restricted Subsidiary”: (a) any Subsidiary other than an Unrestricted Subsidiary and (b) each Subsidiary guaranteeing the Senior Subordinated Notes.
“Retained Rights”: with respect to any Patient Receivable owing from any Governmental Authority, the right of any Subsidiary, to the extent mandated by applicable law, to have unfettered control over such Patient Receivable, including the collection thereof and discretion over the transfer thereof to any party (including the Collateral Agent) and to enforce the claim giving rise to such Patient Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated under 42 U.S.C. §1395 and applicable state law.
“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiaries.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Subordinated Note Indenture”: the Indenture, dated as of March 26, 2002, entered into by the Borrower and certain of its Subsidiaries with The Bank of New York, as trustee, in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.09.
“Senior Subordinated Notes”: the senior subordinated notes of the Borrower, in the aggregate outstanding principal amount of $287,000,000, issued pursuant to the Senior Subordinated Note Indenture and any exchange notes issued in respect thereof.
“Series A Convertible Preferred Stock”: the Series A Convertible Preferred Stock of the Borrower, par value $.000l per share, issued pursuant to the Plan of Reorganization and in accordance with the terms of the Borrower's Certificate of Incorporation and distributed to the New Rotech Profit Sharing Plan (as defined in the Plan of Reorganization).
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Change of Control”: a “Change of Control”, or like event, as defined in the Senior Subordinated Note Indenture.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Term Loan Lender”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.
“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
“Term Loans”: as defined in Section 2.01.
“Term Note”: as defined in Section 2.04.
“Third Party Payor”: any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.
“Transferee”: as defined in Section 10.14.
“TRICARE”: means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS, and all laws, rules, regulations, manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“TRICARE Receivable”: an Account payable pursuant to TRICARE.
“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
“United States”: the United States of America.
“Unrestricted Subsidiary”: each of (a) any Subsidiary designated as an Unrestricted Subsidiary by the Borrower by written notice to the Administrative Agent so long as such designation does not violate Section 7.15, (b) any Subsidiary of an Unrestricted Subsidiary and (c) the Wind Down Subsidiaries.
“Wind Down Subsidiaries”: Best Care Medical Supply, Inc., Premier Medical, Inc. and Signature Home Care of Kansas, Inc., which entities shall be deemed third parties for purposes of Section 7.

Section 1.02    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    Any references to “principal” in this Agreement shall also include any interest capitalized and added to the principal of the Loans pursuant to Section 2.08(d). Any references to amounts “due” or “payable” under this Agreement shall also include the Applicable Prepayment Premium on such amounts, if any.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)    The words “including”, “include” and “includes” means including, include and includes in each case without limitation.
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

Section 2.01    Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Term Loan Lender equal to the amount of the Commitment of such Lender; provided that such Loan shall result in aggregate proceeds to the Borrower equal to 99.00% of such Term Loan Lender's Commitment. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with this Section 2.
Section 2.02    Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date will be Eurodollar Loans with an initial Interest Period of one month. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.
Section 2.03    Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.
Section 2.04    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.06(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.
(c)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.04(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(d)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loan of such Lender, substantially in the form of Exhibit F (a “Term Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.
Section 2.05    Optional Prepayments. Subject to this Section 2.05, the Borrower may, upon notice to the Administrative Agent, at any time after the six-month anniversary of the Closing Date voluntarily prepay Loans in whole or in part; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans; and (2) any prepayment of Eurodollar Loans shall be in a principal amount of (x) $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the amount of the Applicable Prepayment Premium due thereon (provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest

Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14) and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's pro rata share of such prepayment. If such notice is given by the Borrower, it shall be irrevocable, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with the Applicable Prepayment Premium and accrued interest to such date on the amount prepaid. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by any additional amounts required pursuant to Section 2.14. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective pro rata shares.
Optional prepayments of Loans made pursuant to this Section 2.05 shall be accompanied by payment of the Applicable Prepayment Premium and all accrued interest on such Loans.
Section 2.06    Mandatory Prepayments.
(a)    If any Capital Stock shall be issued by the Borrower or any of its Restricted Subsidiaries (other than in the case of any Restricted Subsidiary, an issuance to the Borrower or any other Restricted Subsidiary), (i) if the Borrower's Consolidated Senior Leverage ratio is equal to or greater than 1.50 to 1.00 on the date of such issuance, 100% of the Net Cash Proceeds of such issuance shall be applied on the date of such issuance to the prepayment of the Loans, and (ii) if the Borrower's Consolidated Senior Leverage Ratio is less than 1.50 to 1.00 on the date of such issuance, 50% of the Net Cash Proceeds of such issuance shall be applied on the date of such issuance to the prepayment of the Loans.
(b)    If on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, within 180 days of such date of receipt of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds shall be applied at the Borrower's option to any one or more of the following: (i) the prepayment of the Loans, or (ii) to purchase assets or property constituting Collateral. The provisions of this Section 2.06(b) do not constitute a consent to an Asset Sale not otherwise permitted under this Agreement.
(c)    In the event that any Loan Party shall receive Net Cash Proceeds from the issuance, incurrence or placement of Indebtedness of any Loan Party, the Borrower shall on such date, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.
(d)    All prepayments of Loans made pursuant to this Section 2.06 shall be accompanied by payment of the Applicable Prepayment Premium and all accrued interest on such Loans.
(e)    Prior to the date that is 181 days after the Closing Date, each Lender shall have ten days to accept or reject its pro rata share of any mandatory prepayments described in this Section 2.06. In the event any Lender does not accept its pro rata share within such ten day period, the amounts so rejected shall be offered to each non-rejecting

Lender thereunder. Any mandatory prepayments remaining after being reoffered to such non-rejecting Lenders shall be returned by the Administrative Agent to the Borrower and used for general working capital purposes, including voluntary prepayments of the Loans.
Section 2.07     Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Maturity Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.
(b)    The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
Section 2.08    Interest Rates and Payment Dates.
(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin. For avoidance of doubt, it is understood that interest payable on a Eurodollar Loan for any Interest Period shall accrue from and including the first day of such Interest Period to but excluding the last day of such Interest Period.
(b)    Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin.
(c)    Upon the occurrence and during the continuance of an Event of Default described in Section 8(a), at the election of either the Administrative Agent or the Required Lenders, all amounts payable under this Agreement (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00%.
(d)    Accrued interest on each Loan shall be capitalized as of and added to principal of the Loans on each Interest Payment Date; provided that the Borrower may, at its election, pay any such accrued interest in cash on such date; provided, however, that such interest payment is made either entirely in cash or 50% in cash. The Borrower may make such election five Business Days prior to the beginning of the Interest Period and shall deliver to the Administrative Agent at least five Business Days prior to the beginning of the Interest Period, a written notice setting forth the portion of such interest payment to be made in the form of cash. Interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand and capitalized as of and added to the principal of the Loans on each Interest Payment Date.
Section 2.09    Computation of Interest and Fees.
(a)    Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans that are based on Credit Suisse's prime rate). The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate.
Section 2.10    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest

Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
Section 2.11    Pro Rata Treatment and Payments.
(a)    Each payment (including each prepayment) of the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
(b)    The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and second to Eurodollar Loans. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid. Except as otherwise expressly provided in this Agreement:
(i)    Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times received by Administrative Agent from or on behalf of Borrower or any Loan Party of all or any part of the Obligations in accordance to Section 2.11(d)(iii) below, and the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all such payments received at any time or times against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent or the Lenders;
(ii)    so long as no Event of Default exists, subject to Section 2.06, the proceeds of any sale of, or other realization upon, all or any part of the Collateral and all payments and distributions made by any Loan Party with respect to the Obligations, shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Administrative Agent, with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents, or the Collateral; third, to accrued and unpaid interest on the Term Loans; fourth, to the outstanding principal amount of the Term Loans; and fifth, to any other indebtedness or obligations of Borrower or other Loan Party owing to Administrative Agent or any Lender, including fees, costs, indemnities and expenses thereunder; and
(iii)    following the occurrence and during the continuance of an Event of Default, all payments and proceeds of Collateral shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Administrative

Agent, with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents, or the Collateral; third, to accrued and unpaid interest on the Term Loans; fourth, to the outstanding principal amount of the Term Loans; and fifth, to any other indebtedness or obligations of Borrower or other Loan Party owing to Administrative Agent or any Lender, including fees, costs, indemnities and expenses thereunder. Any balance remaining shall be delivered to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 2:00 P.M., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. With respect to $20,000,000 of Loans, if such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand in cash, from the Borrower.

(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder (other than capitalized interest pursuant to Section 2.08(d)), that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
Section 2.12    Requirements of Law.
(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction, provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.13    Taxes.
(a)    All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-

Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 88l(c) of the Code with respect to payments of “portfolio interest”, as defined by the Code, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
Section 2.14    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (but without duplication of any amounts payable as default interest) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.15    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.
Section 2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12, 2.13(a) or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.12, 2.13(a) or 2.15.
SECTION 3. RESERVED
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:
Section 4.01    Financial Condition.
The audited consolidated balance sheets of Borrower and its Subsidiaries as at December 31, 2004, December 31, 2005 and December 31, 2006 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche, LLP, present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of its business or Property other than as permitted by Section 7.05.
Section 4.02    No Change. Except as described in the Borrower's filings with the Securities and Exchange Commission (excluding any disclosure in any “Risk Factor”, “Forward-Looking Statement” or similar section) from December 31, 2006 through the Closing Date, since December 31, 2006 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect. From December 31, 2006 through the Closing Date, there has been no development or event that has had or would reasonably be expected to have a material adverse effect on the prospects of the Borrower and its Subsidiaries, taken as a whole.
Section 4.03    Corporate Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.04    Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings, if any, referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 4.05    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
Section 4.06    No Material Litigation. The Borrower has disclosed to the Administrative Agent and the Lenders that certain litigation, investigations and proceedings exist and are ongoing as more particularly described in the Borrower's filings with the Securities and Exchange Commission (excluding any disclosure in any “Risk Factor”, “Forward-Looking Statement” or similar section) from December 31, 2006 through the Closing Date. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.
Section 4.07    No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could, individually or in the aggregate for all such defaults, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 4.08    Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by Section 7.03.
Section 4.09    Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. To the best knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.
Section 4.10    Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
Section 4.11    Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.
Section 4.12    Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
Section 4.13    ERISA. Neither a Reportable Event (other than a Reportable Event that is waived by regulation) nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower and any Commonly Controlled Entity, no such Multiemployer Plan is in ERISA Reorganization or Insolvent.
Section 4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness of the type it will incur hereunder and under the other Loan Documents.
Section 4.15    Subsidiaries.
(a)    The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.
(b)    There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of any Restricted Subsidiary (other than any Restricted Subsidiary which is a joint venture and for which the Borrower has delivered notice to the Administrative Agent of any outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments with respect to the Capital Stock of such joint venture).

Section 4.16    Use of Proceeds. The proceeds of the Term Loans shall be used to satisfy the indebtedness and other obligations of the Borrower and certain of its Subsidiaries under the Existing Credit Facility, to pay transaction costs, to cash collateralize or otherwise support the Borrower's obligations in respect of its existing letters of credit and for general working capital purposes.
Section 4.17    Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
(b)    Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower's or any of its Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.
(c)    There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
(d)    Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to CERCLA or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
(e)    Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
(f)    Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.
Section 4.18    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Information Certificate or any other document, certificate or statement furnished to the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, the Information Certificate, or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
Section 4.19    Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (which financing statements have been duly completed and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.03).
Section 4.20    Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, after taking into account the use of proceeds on the Closing Date, will be and will continue to be, Solvent.

Section 4.21    Senior Indebtedness. The Obligations constitute “Senior Debt” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Restricted Subsidiary under the Guarantee and Collateral Agreement constitute “Senior Debt” of such Restricted Subsidiary under and as defined in the Senior Subordinated Note Indenture.
Section 4.22    Compounding. Since May 1, 2006, the Borrower and its Subsidiaries have not engaged in compounding of products or other Inventory (other than Supplies or Budesonide) with an aggregate fair market value in excess of $50,000 during any calendar year.
Section 4.23    Location of Material Inventory, Equipment and Other Property. Schedule 4.23 sets forth all locations in the United States where the aggregate value of Inventory, Equipment or other tangible Property owned by the Loan Parties exceeds $250,000.
Section 4.24    Sanctioned Persons. Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
SECTION 5. CONDITIONS PRECEDENT
Section 5.01    Conditions to Extension of Credit on the Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent on or prior to March 30, 2007:
(a)    Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Restricted Subsidiary and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
(b)    Termination of Borrower's Obligations under the Existing Credit Facility. The Agents shall have received reasonably satisfactory evidence that the Borrower's obligations with respect to the Existing Credit Facility have been terminated and released (other than those obligations which expressly survive termination of the Existing Credit Facility) and arrangements satisfactory to the Administrative Agent and the Collateral Agent shall have been made for the termination of all guarantees, Liens and security interests granted in connection therewith.
(c)    Financial Statements. The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for the 2004, 2005 and 2006 fiscal years and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for each subsequent fiscal quarter ended 40 days before the Closing Date.
(d)    Approvals. All governmental and third party approvals (including landlords' and other consents) necessary or reasonably advisable in connection with the continuing operations of the Borrower and its Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(e)    Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, of (i) the Senior Subordinated Note Indenture and (ii) such other documents or instruments as may be reasonably requested by the Administrative Agent, including a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.
(f)    Fees. The Lenders, the Administrative Agent, the Collateral Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. To the extent that any such amounts will be paid with proceeds of Loans made on the Closing Date, such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
(g)    Closing Certificates. The Administrative Agent shall have received certificates of each Loan Party, dated the Closing Date, substantially in the form of Exhibits C-1 and C-2, with appropriate insertions and attachments.
(h)    Legal Opinions. The Administrative Agent and the Collateral Agent shall have received the following executed legal opinions:
(i)    the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and
(ii)    the legal opinion of Greenberg Traurig, LLP, substantially in the form of Exhibit E-2.
Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Collateral Agent may reasonably require.
(i)    Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Collateral Agent) by the pledgor thereof.
(j)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.03), shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.
(k)    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
(l)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (except that any representation or warranty which by its terms is made as of another specific date shall be true and correct in all material respects as of such date).
(m)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(n)    Borrowing Notice. Borrower shall have furnished to Administrative Agent a duly completed Borrowing Notice with respect to such extension of credit.
(o)    Solvency Certificate. The Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, after taking into account the use of proceeds on the Closing Date, are Solvent.
(p)    PATRIOT Act Compliance. The Lenders shall have received at least five business days prior to the Closing Date, all documentation and other information required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(q)    Post-Closing Letter.    The Lenders shall have received a letter, substantially in the form of Exhibit K concerning certain obligations to be fulfilled by the Borrower promptly following the Closing Date.

SECTION 6. AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:
Section6.01    Financial Statements.
Provide the Administrative Agent:
(a)    as soon as available, but in any event within the earlier of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date such financial information would be required to be contained in a filing with the SEC on Form 10-K if the Borrower were required to file such form, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other independent certified public accountants of nationally recognized standing; and
(b)    as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) the date such financial information would be required to be contained in a filing with the SEC on Form 10-Q if the Borrower were required to file such form, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);
(c)    promptly after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC's rules and regulations), the information that would be required to be included in a report on Form 8-K (or any successor or comparable form);
(d)    all such financial statements and reports to be complete and correct in all material respects and such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 6.02    Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clause (g), to the relevant Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;
(c)    as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, consistent with past practices, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
(d)    copies of any amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture;
(e)    within five days after the same are sent, copies of all financial statements and reports that the Borrower sends generally to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;
(f)    promptly, such additional financial and other information as any Lender may from time to time reasonably request; and
(g)    promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
Section 6.03    Collateral Reports. The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent the following:
(a)    upon request by the Collateral Agent, and in no event less frequently than 30 days after the end of each fiscal quarter, (i) a trial balance as of the last day of such fiscal quarter showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion, (ii) a list of locations where any license related to any Government Receivable has been revoked since the date of the prior such report; and (iii) a summary of Inventory, Equipment and other tangible Property of the Loan Parties by location and type as of the last day of such fiscal quarter, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion;
(b)    at the time of delivery of each of the financial statements delivered pursuant to Sections 6.01(a) and (b):
(i)    a reconciliation of the Accounts trial balance and quarter-end Inventory and Equipment reports of the Loan Parties to the general ledger of the Loan Parties, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion,
(ii)    a general description of assets owned by the Loan Parties which have been Disposed during the most recent period covered by the associated financial statements and the aggregate book value thereof, and
(iii)    a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party thereof has filed in the prior fiscal quarter; and
(c)    such other reports, statements and reconciliations with respect to the Collateral of any or all Loan Parties as the Collateral Agent shall from time to time request in its reasonable discretion.

The delivery of each certificate and report or any other information delivered pursuant to this Section 6.03 shall constitute a representation and warranty by the Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.
Section 6.04    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (other than Indebtedness), including all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or to the extent the failure to discharge or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.05    Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply with this clause (a) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) within 30 days after the Closing Date, deliver to the Collateral Agent a loss payee endorsement in form and substance reasonably satisfactory to the Collateral Agent.
Section 6.07    Inspection of Property; Books and Records: Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants; provided that, any meetings or discussions with any such public accountants shall be scheduled through the Borrower and a Responsible Officer of the Borrower shall have the right to be present at any such meeting or during such discussion.

Section 6.08    Notices. Promptly give notice to the Administrative Agent, the Collateral Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries in which the amount involved is $l,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;
(d)    the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof (i) the occurrence of any Reportable Event with respect to any Plan (except for Reportable Events for which notice requirements were waived by regulation), a failure to make any required contribution to a Plan (unless such contribution has been made in full), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Plan; and
(e)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
Section 6.09    Environmental Laws.
(a)    Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all

Governmental Authorities regarding Environmental Laws, in each case, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.10    Additional Collateral, etc.
(a)    With respect to any Property acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.03(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent.
(b)    With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.03(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
(c)    With respect to any new Restricted Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary and any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to Section 6.11(l)), by the Borrower or any of its Restricted Subsidiaries, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement (subject to Liens permitted by Section 7.02) with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
(d)    With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
(e)    Promptly upon the request of the Collateral Agent, Borrower shall establish a cash management system subject to a depositary agreement satisfactory to the Collateral Agent whereby lock boxes, lock box accounts, and concentration accounts are established and maintained under the sole dominion and control of the Collateral Agent, into which all payments on and proceeds of (i) Private Accounts, and (ii) to the extent permitted and in a manner consistent with all applicable laws and regulations, Government Receivables, shall be deposited and from which all collected funds will be transferred.
Section 6.11    Unrestricted Subsidiaries. At the time of delivery of each of the financial statements delivered pursuant to Section 6.01(a) and (b), in the event that either (i) the Consolidated EBITDA of all Unrestricted Subsidiaries for the period of four consecutive fiscal quarters then ending is greater than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period or (ii) the aggregate consolidated assets of all Unrestricted

Subsidiaries as at the last day of the fiscal quarter then ending would constitute more than 5% of the consolidated assets of the Borrower and its Subsidiaries as at the last date of such fiscal quarter, the Borrower shall re-designate sufficient Unrestricted Subsidiaries as Restricted Subsidiaries, and cause such Restricted Subsidiary to comply with Section 6.10(c), in order to be in compliance with each of clauses (i) and (ii) above and such re-designation shall be effective beginning on the date after the date of such designation.
Section 6.12    Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
Section 6.13    Use of Proceeds. The Borrower shall use the proceeds of the Loans as described in Section 4.16.
Section 6.14    Wind Down Subsidiaries. The Borrower shall not permit the Wind Down Subsidiaries to conduct any business or operations, own any assets or incur any liabilities.
SECTION 7. NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
Section 7.01    Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower for any period of four consecutive fiscal quarters beginning with the four fiscal quarter period ending March 31, 2007, to be less than $40,000,000.
Section 7.02    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    Indebtedness of the Borrower to any Restricted Subsidiary that is a Guarantor and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(c)    Guarantee Obligations incurred by the Borrower or any of its Restricted Subsidiaries that are Guarantors of obligations of any Restricted Subsidiary that is a Guarantor otherwise permitted hereunder;
(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof plus premiums, accrued interest and costs of refinancing);
(e)    Indebtedness, including Capital Lease Obligations or purchase money obligations, in any case secured by Liens permitted by Section 7.03(g), in an aggregate principal amount not to exceed $3,000,000 during the term of this Agreement;
(f)    (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $287,000,000 and (ii) Guarantee Obligations of any Restricted Subsidiary that is a Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;
(g)    Hedge Agreements in respect of Indebtedness otherwise permitted hereby, so long as such agreements are not entered into for speculative purposes;
(h)    Indebtedness of the Borrower in respect of the Series A Convertible Preferred Stock of the Borrower;
(i)    Indebtedness consisting of the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on redeemable preferred Capital Stock in the form of additional shares of the same class of Capital Stock;
(j)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;
(k)    Indebtedness consisting of surety and performance bonds and similar obligations arising in the ordinary course of business that are reasonably required to comply either with applicable federal and state laws and regulations or with Contractual Obligations;
(l)    Indebtedness of the Borrower (i) in the amount of $1,600,000 in connection with the acquisition in December, 2006 of certain computer equipment from International Business Machines Corp, (ii) evidenced by a $1,200,000 promissory note, dated June 16, 2005, made by Rotech Healthcare Inc., in favor of Florida Medical Equipment Services LLC, and (iii) consisting of the financing of insurance premiums in the ordinary course of business;

(m)    additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $1,000,000 at any one time outstanding during the term of this Agreement;
(n)    Indebtedness of the Borrower in the form of letters of credit in an aggregate amount that, when taken together with all other Indebtedness constituting letters of credit issued after the date of this Agreement (other than pursuant to clause (o)), does not exceed $7,000,000 in the aggregate during the term of this Agreement; and
(o)    Indebtedness of the Borrower in the form of letters of credit existing on the date of this Agreement and set forth on Schedule 7.02(o) in an aggregate amount that does not exceed $13,000,000 at any time outstanding (determined by reference to the face amount of such letters of credit), as replaced from time to time.
Section 7.03    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in accordance with GAAP;
(b)    carriers', warehousemen's, landlord's (whether statutory or otherwise), mechanics', materialmen's, supplier's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions, covenants, licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(f)    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.02(d), provided that no such Lien is extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (except as permitted by Section 7.02(d));
(g)    Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.02(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased (except in connection with refinancing premiums and related costs);
(h)    Liens created pursuant to the Security Documents;
(i)    any interest or title of a lessor under, and Liens arising from Uniform Commercial Code financing statements relating to, any lease (other than a capital lease or a financing lease) entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
(j)    Liens incurred to secure Indebtedness permitted to be incurred (and so incurred) pursuant to Section 7.02(l)(i) and (iii); provided that such liens do not at any time encumber any property or assets other than the property or assets financed by such Indebtedness;
(k)    judgment Liens not giving rise to an Event of Default;
(1)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)    rights of setoff imposed by law upon deposit of cash in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank and Cash Equivalents in such account;
(n)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(o)    Liens of sellers of goods to the Borrower or any Subsidiary arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price for such goods and related expenses;
(p)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.08;
(q)    Liens in favor of any Loan Party to secure intercompany Indebtedness and Guaranty Obligations permitted under Section 7.08;
(r)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any such Restricted Subsidiary of the Borrower; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Subsidiary;

(s)    Liens on property existing at the time of acquisition of the property by the Borrower or any such Restricted Subsidiary of the Borrower, provided that such Liens were not incurred in connection with or in contemplation of such acquisition;
(t)    Retained Rights; and
(u)    Liens on cash collateral of up to 105% of the face amount of letters of credit constituting Indebtedness permitted to be incurred (and so incurred) pursuant to Sections 7.02(n) and (o) pledged to secure the Borrower's or its Restricted Subsidiaries' obligations under such letters of credit.
Section 7.04    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary;
(b)    any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Restricted Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.05 (other than Section 7.05(a)(iii));
(c)    any Investment expressly permitted by Section 7.08 may be structured as a merger, consolidation or amalgamation into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Subsidiary; and
(d)    any Unrestricted Subsidiary, Wind Down Subsidiary or any Inactive Subsidiary of the Borrower may be dissolved or liquidated.
Section 7.05    Disposition of Property. (a) Dispose of any of its property, whether now owned or hereafter acquired, and, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary's Capital Stock to any Person, except:
(i)    the Disposition of obsolete or worn out property in the ordinary course of business and Dispositions of Equipment required to comply with applicable laws;
(ii)    the Disposition of Inventory or Equipment held for sale or lease in the ordinary course of business consistent with past practices;
(iii)    Dispositions permitted by clause (i) of Section 7.04(b);
(iv)    the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any wholly-owned Restricted Subsidiary;
(v)    Dispositions set forth on Schedule 7.05(a)(v);

(vi)    the sale, leasing or licensing of computer software or other Intellectual Property developed by the Borrower or any of its Subsidiaries related to the health care industry to third parties for fair value in the ordinary course of business consistent with past practices; and
(vii)    the Disposition of other property not otherwise permitted by this Section having a fair market value not to exceed $3,000,000 in the aggregate.
(b)    Section 7.05(a) shall not prohibit any Disposition of any property of the Borrower or any Restricted Subsidiary (including in the case of any Restricted Subsidiary, the issuance or sale of shares of such Restricted Subsidiaries' Capital Stock to any Person); provided, however, that (i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Disposition at least equal to the Fair Market Value of the assets or property Disposed of, (ii) at least 85% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents and (iii) the Disposition is not prohibited by Section 7.04 (other than Section 7.04(b)(ii)).
Section 7.06    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to the Borrower or any wholly-owned Restricted Subsidiary or, in the case of a Subsidiary which is not wholly-owned, to all holders of Capital Stock of such Subsidiary on a pro rata basis, and (b) the Borrower may pay dividends on its Series A Convertible Preferred Stock in an aggregate amount not to exceed $500,000 during any Fiscal Year.
Section 7.07    Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding (a) $15,000,000 during any fiscal quarter ending on or before December 31, 2008 and (b) $16,000,000 during any fiscal quarter ending after December 31, 2008; provided that (i) up to $5,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above. During the period of four fiscal quarters ending on or before December 31, 2007, the Borrower may make or commit to make Capital Expenditures in addition to those set forth in clause (a) above in an aggregate amount of up to $5,000,000, provided that such additional amount shall not be considered for purposes of the proviso to the first sentence of this Section 7.07.

Section 7.08    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    investments in Cash Equivalents;
(c)    Guarantee Obligations permitted by Section 7.02;
(d)    loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding;
(e)    Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such investment, is a wholly owned Restricted Subsidiary that is a Guarantor;
(f)    the Borrower or any Restricted Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Capital Stock (other than directors' qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) no Default or Event of Default shall have occurred and be continuing on the date of any such Investment or after giving effect to such Investment, (ii) such acquisition was not preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by the Borrower or any Subsidiary; (iii) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iv) at the time of such transaction (A) the Borrower would be in compliance with the covenants set forth in Section 7.01 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 6.01(a) or 6.01(b), as the case may be, and 6.02 have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section occurring after such period) as if such transaction had occurred as of the first day of such period; (B) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 7.08(f) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Restricted Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $5,000,000 in any fiscal year; (C) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 6.12 and the Security Documents; provided that (1) up to $1,000,000 of any such amount referred to in (B) above, if not so invested in the fiscal year for which it is permitted, may be carried over for Investments in the next succeeding fiscal year and (2) Investments made pursuant to this paragraph (f) during any fiscal year shall be deemed made, first in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to the immediately preceding clause (1) above;
(g)    Investments consisting of accounts receivable created or made by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(h)    Investments consisting of Capital Stock, obligations, securities or other property received by the Borrower or any Subsidiary in settlement in the ordinary course of business of doubtful accounts receivable;
(i)    Investments made prior to and existing as of the Closing Date described on Schedule 7.8(j);
(j)    any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
(k)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(l)    Investments consisting of Capital Expenditures permitted under Section 7.07 of this Agreement;
(m)    Notwithstanding the limitation of Section 7.08(f), Investments (in addition to those permitted by Section 7.08(f)), involving aggregate consideration (including assumed Indebtedness) of less than $2,000,000 per annum for the direct or indirect (a) acquisition of all or substantially all of the property of any other Person, or of any business or division of any other Person (b) acquisition of in excess of 50% of the equity interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation or any other combination with any other Person; and
(n)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.
Notwithstanding anything in this Section 7.08 to the contrary, the Borrower and its Restricted Subsidiaries shall not make any Investments pursuant to Section 7.08(f) unless and until the Borrower has delivered a Compliance Certificate pursuant to Section 6.02(b) that reflects compliance with each of the covenants set forth in Section 7.01 as of the end of the relevant fiscal period.
Section 7.09    Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture (other than any such amendment, modification, waiver or other change that (i) (x) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend any date for payment of interest thereon or to add a subsidiary guarantor, provided that such subsidiary guarantor shall simultaneously become a Guarantor hereunder and (y) does not involve the payment of a consent fee and (ii) does not involve the consent of any of the holders of the Senior Subordinated Notes); (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Borrower's preferred stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee); or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.
Section 7.10    Transactions with Affiliates. Except as set forth on Schedule 7.10 (and any renewals or replacements thereof on terms and conditions, in each case, taken as a whole, not more disadvantageous to the Borrower or the relevant Restricted Subsidiary) enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary that is Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the Borrower or any of its Subsidiaries than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. With respect to any Person who is an Affiliate pursuant to clause (b) of the definition thereof in Section 1.01, the Borrower may compensate (and adjust such compensation) such Person for his services to the Borrower on such terms as are approved in the ordinary course of business by the Borrower's board of directors or the duly appointed and acting Compensation Committee thereof.
Section 7.11    Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.
Section 7.12    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a)    this Agreement and the other Loan Documents;
(b)    any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);
(c)    in connection with any Lien permitted under Section 7.03 or any document or instrument governing any such Lien, provided that such prohibition or limitation shall only be effective against the assets subject to such Lien;
(d)    pursuant to customary restrictions and conditions contained in any agreement related to the sale of any property permitted under Section 7.05, pending the consummation of such sale, provided that such prohibition or limitation shall only be effective against the assets to be sold;
(e)    customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business, provided that such prohibition or limitation shall only be effective against the property which is the subject of such lease, license or other contract;
(f)    in connection with any Indebtedness outstanding on the date of acquisition of a Subsidiary by the Borrower or any of its Restricted Subsidiaries, so long as such agreement was not entered into in contemplation of such Subsidiary being acquired and solely to the extent such prohibition or limitation relates to the assets of such Subsidiary being acquired; and
(g)    pursuant to any joint venture agreements, limited liability company operating agreements, partnership agreements or stockholders agreements to the extent that the Borrower or any of its Restricted Subsidiary was permitted by the Loan Documents to enter into such agreement and solely to the extent of the assets held in the joint venture or other entity that is the subject of such agreement.
Section 7.13    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of
(i)    any restrictions existing under the Loan Documents;
(ii)    any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary otherwise permitted hereunder;

(iii)    agreements governing Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the date hereof;
(iv)    the Senior Subordinated Note Indenture, the Senior Subordinated Notes and the Guarantee Obligations relating thereto;
(v)    purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) above;
(vi)    Liens securing Indebtedness otherwise permitted to be incurred under Section 7.03 that limit the right of the Borrower or any of its Subsidiaries to dispose of the assets subject to such Liens;
(vii)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, provided that such encumbrance or restriction shall only be effective against the assets or property to be sold; and
(viii)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired.
Section 7.14    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement and businesses that, in the good faith judgment of the board of directors of the Borrower, are reasonably related thereto.
Section 7.15    Designation of Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary on any date if after giving pro forma effect to such designation as if it had occurred on the first day of the period of four fiscal quarters most recently ended prior to such date, (a) the aggregate Consolidated EBITDA of all Unrestricted Subsidiaries of the Borrower for the period of four consecutive fiscal quarters most recently ended prior to such date would constitute more than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period or (b) the aggregate consolidated assets of all Unrestricted Subsidiaries as at the last day of the fiscal quarter most recently ended prior to such date would constitute more than 5% of the consolidated assets of the Borrower and its Subsidiaries as at the last day of such fiscal quarter.

SECTION 8. EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal or premium of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(b)    Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
(c)    (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.05(a) (with respect to the Borrower only), Section 6.08(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
(d)    Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
(e)    The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this subsection (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

(f)    (i) The Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
(h)    One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving for the Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance) of

$2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
(i)    Any of the Loan Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j)    The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k)    Any Change of Control shall occur; or
(l)    The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Restricted Subsidiaries under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party or any Affiliate of any Loan Party shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in subsection (k) or in clause (i) or (ii) of subsection (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) if such event is an Event of Default specified in subsection (c)(i) (solely with respect to a default under Section 7.01) any of the following actions may be taken: (i) the Administrative Agent may by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable or (iii) with the consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may exercise any rights and remedies provided to the Administrative Agent and the Collateral Agent, respectively, under the Loan Documents or at law or in equity, including all remedies provided under the Uniform Commercial Code, and (C) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable or (ii) with the consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may exercise any rights and remedies provided to the Administrative Agent and the Collateral Agent, respectively, under the Loan Documents or at law or in equity, including all remedies provided under the Uniform Commercial Code.

SECTION 9. THE AGENTS
Section 9.01    Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
Section 9.02    Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 9.03    Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
Section 9.04    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The

Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.06 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 9.05    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Collateral Agent and Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 9.06    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 9.07    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
Section 9.08    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
Section 9.09    Successor Agents. The Administrative Agent or the Collateral Agent may resign upon 60 days' notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent shall resign under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's or the former Collateral Agent's, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 60 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If no successor agent has accepted appointment as Collateral Agent by the date that is 60 days following a retiring Collateral Agent's notice of resignation, the retiring Collateral Agent's resignation shall nevertheless thereupon become effective, and the Administrative Agent shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In any event the retiring Collateral Agent shall transfer all its rights as Collateral Agent in respect of the Loan Documents and the Collateral to its successor. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
Section 9.10    Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.
Section 9.11    The Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.
SECTION 10. MISCELLANEOUS
Section 10.01    Amendments and Waivers. (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01.
(b)    The Borrower and the Administrative Agent may amend this Agreement without notice to or consent of any Lender:
(i)to cure any ambiguity, omission, defect or inconsistency;
(ii)to add guarantees and Collateral with respect to the Loans or to secure the Loans;
(iii)to add to the covenants of the Borrower for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower; or
(iv)to make any change that does not adversely affect the rights of any Lender.
Each Lender hereunder (x) consents to the amendment of this Agreement in the manner and for the purposes set forth in this Section 10.01(b), (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to this Agreement pursuant to Section 10.01(b) and (z) authorizes and instructs the Administrative Agent to enter into any amendment to this Agreement pursuant to this Section 10.01(b) on behalf of such Lender. After an amendment under this Section 10.01(b) becomes effective, the Borrower shall provide the

Administrative Agent with, who shall promptly notify the Lenders of, a brief description of such amendment. The failure to give such notice to the Administrative Agent, or any defect therein, shall not impair or affect the validity of an amendment under this Section 10.01(b).
(c)    The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(i)    forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, premium or fee payable hereunder or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;
(ii)    amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Restricted Subsidiaries from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;
(iii)    reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders;
(iv)    amend, modify or waive any provision of Section 9 without the consent of any Agent directly affected thereby; or
(vi)    amend, modify or waive any provision of Section 2.11 without the consent of each Lender directly affected thereby.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.
(d)    If, in connection with any proposed amendment, supplement, modification or waiver to any of the provisions of this Agreement as contemplated by clause (ii) of the proviso to paragraph (c) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, following the date that is 181 days after the Closing Date, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (x) or (y) below, to either (x) replace each such non-consenting Lender or Lenders with one or more replacement Lenders (each a “Replacement Lender”) so long as at the time of such replacement, (i) each such Replacement Lender consents to the proposed amendment, supplement, modification or waiver, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Replacement Lenders as a group shall purchase, at par, all Loans and other amounts owing to such replaced Lenders as a group on or prior to the date of replacement, (iv) the Replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with Section 10.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed a waiver of any rights that the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender, or (y) repay any such non-consenting Lender's Term Loans, provided that, unless such non-consenting Lender's Commitments terminated and Loans repaid pursuant to the preceding clause (x) are immediately replaced in full at such time through the addition of Replacement Lenders or the increase of Commitments and/or outstanding Loans of the remaining Lenders (in each case, which must specifically consent thereto), then in the case of any action pursuant to the preceding clause (x), the Required Lenders (as determined prior to giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event, the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to any clause (other than clause (ii)) of the proviso to subsection (c) above. All prepayments of Loans made pursuant to this Section 10.01(d) shall be accompanied by payment of the Applicable Prepayment Premium and all accrued interest on such Loans.
Section 10.02    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be given by overnight delivery service, by telecopy, by hand or by certified mail, return receipt requested, and shall be effective upon receipt or refusal of such notice and shall be sent addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:                        Rotech Healthcare Inc.
2600 Technology Drive
Suite 300
Orlando, Florida 32804
Attention: Chief Financial Officer
Telecopy: (407) 297-1906
Telephone: (407) 822-4600
With a copy to:
Rotech Healthcare Inc.
2600 Technology Drive
Suite 300
Orlando, Florida 32804
Attention: Chief Legal Officer

The Administrative Agent                Credit Suisse
or Collateral Agent:                    Americas Operations Loans Service
7200 Kit Creek Road - Bldg 11
PO Box 110047
Raleigh/RTP, NC 27709
Attention: Matthew Carter
Telecopy: 212-743-1842
Telephone: 919-994-5751

provided that any notice, request or demand to or upon the any Agent, or any Lender shall not be effective until received.
Section 10.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 10.04    Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
Section 10.05    Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Arranger and the Agents for all their reasonable documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable documented fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Syndtrak, following the presentation of a summary statement, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, the Arranger, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents, controlling persons and members of each of the foregoing (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including reasonable fees, disbursements and other charges of a single counsel and, to the extent reasonably necessary, a single local counsel in each applicable jurisdiction and single specialty counsel) or disbursements of any kind or nature whatsoever arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or its subsidiaries or any of their respective shareholders) that relates to the transactions contemplated hereby or the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties, (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee, (ii) any claim by an Indemnitee against another Indemnitee that (x) did not arise out of any action or inaction on the part of the Borrower or any of its Affiliates and (y) do not involve an Agent or Arranger or any of its affiliates acting in its capacity as Agent or Arranger (or in any similar capacity), or (iii) material breach of this Agreement by an Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, including CERCLA or similar state law that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Chief Financial Officer (Telephone No. (407) 822-4600) (Fax No. (407) 297- 1906), at the address of the Borrower set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
Section 10.06    Successors and Assigns; Participations and Assignments.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
(b)    Any Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.01. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.07(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
(c)    Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or with the consent of the Borrower (which consent (1) shall not be unreasonably withheld or delayed and (2) shall be deemed given in the event the Borrower does not respond to a request for such consent within five business days) and the Administrative Agent (provided (x) that no such consent need be obtained by any Agent and (y) the consent of the Borrower need not be obtained upon the occurrence and during the continuation of a Default or an Event of Default), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. An Assignor shall use commercially reasonable efforts to assure that any Assignee to which it assigns its Commitments and/or Loans that is a Non-U.S. Lender shall be able to deliver the applicable forms and certificates required under Section 2.13(d) claiming full exemption from U.S. federal withholding taxes as of the date of such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.12, 2.13 and 10.05 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
(d)    The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.06(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to any Agent or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund or Control Investment Affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Term Note of the assigning Lender, if such Lender has received a Term Note) a new Term Note to the order of such Assignee in an amount equal to the Term Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Term Loan upon request, a new Term Note to the order of the Assignor in an amount equal to the Term Loan retained by it hereunder. Such new Note or Notes, if any, shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.
(f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that, the Borrower may replace any assignee or pledgee that becomes a Lender pursuant to an assignment or pledge permitted by this Section 10.06(f) in accordance with clause (x) or (y) of Section 10.01(b).
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the

Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.06(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower's consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.
Section 10.07    Adjustments; Setoff.
(a)    Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.08    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
Section 10.09    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.10    Integration. This Agreement, the Fee Letter, the Guarantee Letter and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the Fee Letter, the Guarantee Letter or the other Loan Documents.
Section 10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 10.12    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
Section 10.13    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    (i) no fiduciary, advisory or agency relationship between it and any Arranger, Agent or Lender is intended to be or has been created in respect of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, irrespective of whether such Arranger, Agent or Lender is advising the Borrower on other matters, (ii) such parties, on the one hand, and the Borrower, on the other hand, have an arms' length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of such parties, (iii) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (iv) the Borrower has been advised that such parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower's interests and that such parties have no obligation to disclose such interests and transactions to the Borrower by virtue of any fiduciary, advisory or agency relationship, and (v) the Borrower waives, to the fullest extent permitted by law, any claims it may have against such parties for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that such parties shall have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower, including the Borrower's stockholders, employees or creditors;

(c)    None of the Arranger, Agent or Lenders is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower has consulted with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and such parties shall have no responsibility or liability to the Borrower with respect thereto. Any review by such parties of the transactions contemplated by this Agreement or other matters relating to such transactions will be performed solely for the benefit of such parties and shall not be on behalf of the Borrower or any of its Affiliates; and
(d)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.
Section 10.14    Confidentiality. Each of the Agents and the Lenders agrees to keep confidential in accordance with its customary procedures all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof who have been advised of or understand the confidential nature of the information, (b) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to any actual or prospective Participant or Assignee, (c) to any of its employees, directors, agents, attorneys, accountants, investment advisors and other professional advisors who have been advised of or understand the confidential nature of the information, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding to which it is a party relating to the transactions contemplated by the Loan Documents, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.
Section 10.15    Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Material that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials

“PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
Section 10.16    Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Collateral Agent shall take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.
(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Restricted Subsidiary, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Restricted Subsidiary or any substantial part of its property, or otherwise, all as though such payment had not been made.
Section 10.17    WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 10.18    Repricing of Stock Options. Nothing contained in this Agreement shall limit or restrict the Borrower from exchanging, replacing and/or amending the terms and provisions of any and all options currently outstanding pursuant to the Rotech Healthcare Inc. Common Stock Option Plan in order to effect a repricing of such options.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
ROTECH HEALTHCARE INC.

By:    /s/ Steven P. Alsene_______________________________________
Name:    Steven P. Alsene
Title:     Chief Financial Officer

[Signature Page to Credit Agreement ]

CREDIT SUISSE SECURITIES (USA) LLC, as Sole Lead Arranger and Sole Bookrunner

By:    /s/ SoVonna Day-Goins___________________________________
Name: SoVonna Day-Goins
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent and as a Lender

By:    /s/ SoVonna Day-Goins____________________________________
Name: SoVonna Day-Goins
Title: Managing Director

By:    /s/ Alexis F. Maged_______________________________________
Name: Alexis F. Maged
Title: Managing Director

[Signature Page to Credit Agreement ]

SCHEDULE 1.1A

COMMITMENTS

Credit Suisse	180,000,000.00

Total	$180,000,000.00

Page 1 of Schedule 1.1A to Credit Agreement

Schedule 4.15
Subsidiaries

Subsidiary of Rotech Healthcare Inc.	State of Incorporation
A-1 Medical Equipment, Inc.	Florida
Abba Medical Equipment, Inc.	Florida
Acadia Home Care	Maine
Allied Medical Supply, Inc.	Arizona
Always Medical Equipment, Inc.	Florida
Andy Boyd's InHome Medical Inc., West	West Virginia
Andy Boyd's InHome Medical/InHome Medical Inc.	West Virginia
Anniston Health & Sickroom Supplies, Inc.	Alabama
Berkeley Medical Equipment, Inc.	Florida
Best Care Medical Supply, Inc.*	Michigan
Beta Medical Equipment, Inc.	Florida
Cambria Medical Supply, Inc.	Florida
Camden Medical Supply, Inc.	Florida
Care Medical Supplies, Inc.	Illinois
Centennial Medical Equipment, Inc.	Florida
Charlotte Medical Supply, Inc.	Florida
Collins Rentals, Inc.	Missouri
Community Home Oxygen, Inc.	Montana
Contour Medical Supply, Inc.	Florida
Corley Home Health Care, Inc.	Georgia
CPO 2, Inc.	Pennsylvania
Cynthiana Home Medical Equipment, Inc.	Florida
Daniel Medical Systems, Inc.	Oklahoma
Distinct Home Health Care, Inc.	Florida
Don Paul Respiratory Services, Inc.	Colorado
DuMed, Inc.	Iowa
East Tennessee Infusion & Respiratory, Inc.	Florida
Encore Home Health Care, Inc.	Florida
Epsilon Home Health Care, Inc.	Florida
Excel Medical of Fort Dodge, Inc.	Iowa
Excel Medical of Marshalltown, Inc.	Iowa
First Community Care of Niagara, Inc.	New York

Page 1 of Schedule 4.15 to Credit Agreement

Firstcare, Inc.	Kansas
Fischer Medical Equipment, Inc.	Idaho
Four Rivers Home Health Care, Inc.	Missouri
G&G Medical, Inc.	Colorado
Gate City Medical Equipment, Inc.	Florida
Georgia Medical Resources, Inc.	Georgia
Gladwin Area Home Care, Inc.	Michigan
Hamilton Medical Equipment Service, Inc.	Iowa
Health Care Services of Mississippi, Incorporated	Florida
Holland Medical Services, Inc.	Florida
Home Care Oxygen Service, Inc.	Minnesota
Home Medical Systems, Inc.	South Carolina
IHS Acquisition XXVII, Inc.	Delaware
Integrated Health Services at Jefferson Hospital, Inc.	Delaware
Integrated of Garden Terrace, Inc.	Delaware
Intensive Home Care Services, Inc.	Texas
IOTA Medical Equipment, Inc.	Florida
LAMBDA Medical Equipment, Inc.	Florida
LAMS, Inc.	Texas
Lawrence Medical Equipment, Inc.	Kansas
Liberty Home Health Care, Inc.	Florida
Lovejoy Medical, Inc.	Kentucky
Major Medical Supply, Inc.	Texas
Medco Professional Services, Corp.	Colorado
MedCorp International, Inc.	Arizona
Medic-Aire Medical Equipment, Inc.	Florida
Medical Electro-Therapeutics, Inc.	Florida
Medicare Rental Supply, Inc.	West Virginia
Michigan Medical Supply, Inc.	Michigan
National Medical Equipment Centers, Inc.	Florida
Neumann's Home Medical Equipment, Inc.	Illinois
Nightingale Home Health Care, Inc.	Florida
North Central Washington Respiratory Care Services, Inc.	Washington
Northeast Medical Equipment, Inc.	Florida
Northwest Home Medical, Inc.	Idaho
Omega Medical Equipment, Inc.	Florida

Page 2 of Schedule 4.15 to Credit Agreement

OMICRON Medical Equipment, Inc.	Florida
Oxygen of Oklahoma, Inc.	Oklahoma
Oxygen Plus Medical Equipment, Inc.	Florida
Oxygen PIus, Inc.	Colorado
Oxygen Therapy Associates, Inc.	Texas
Peterson's Home Care, Inc.	California
PHI Medical Equipment, Inc.	Florida
Pioneer Medical Services, Inc.	West Virginia
Preferential Home Health Care, Inc.	Florida
Premier Medical, Inc.*	New Mexico
Principal Medical Equipment, Inc.	Florida
Professional Breathing Associates, Inc.	Michigan
Professional Respiratory Home Healthcare, Inc.	Florida
PSI Health Care, Inc.	South Dakota
Pulmo-Dose, Inc.	Florida
Pulmonary Home Care, Inc.	New Jersey
Quality Home Health Care, Inc.	Florida
R.C.P.S., Inc.	California
RCG Information Services Corporation	Florida
RCI Medical Corp.	New Jersey
Regency Medical Equipment, Inc.	Florida
Resp-A-Care, Inc.	Kentucky
Respiracare Medical-Equipment, Inc.	Florida
Respiratory Medical Equipment of GA., Inc.	Florida
Respitech Home Health Care, Inc.	Wyoming
Responsive Home Health Care, Inc.	Florida
Rhema, Inc.	Texas
Ritt Medical Group, Inc.	Arizona
R N Home C are Medical Equipment Company, Inc.	Florida
Roswell Home Medical, Inc.	Florida
Rotech Employee Benefit Corporation	Florida
Rotech Home Medical Care, Inc.	Florida
Rotech Oxygen and Medical Equipment, Inc.	Florida
Roth Medical, Inc.	Colorado

Page 3 of Schedule 4.15 to Credit Agreement

Rothert's Hospital Equipment, Inc.	Kentucky
Sampson Convalescent Medical Supply, Inc.	North Carolina
Select Home Health Care, Inc.	Florida
SIGMA Medical Equipment, Inc.	Florida
Signature Home Care of Kansas, Inc.*	Kansas
Southeastern Home Health, Inc.	Florida
Stat Medical Equipment, Inc.	Florida
Sun Medical Supply, Inc.	North Carolina
Sunshine Home Health Care, Inc.	Florida
The Kilroy Company	North Carolina
Theta Home Health Care, Inc.	Florida
Tupelo Home Health, Inc.	Florida
Valley Medical Equipment, Inc.	Utah
Value Care, Inc.	Florida
VitalCare Health Services, Inc.	Florida
VitalCare of Pennsylvania, Inc.	Pennsylvania
VitalCare of Texas, Inc.	Texas
White's Medical Rentals, Inc.	South Carolina
Wichita Medical Care, Inc.	Kansas
Zeta Home Health Care, Inc.	Florida

Page 4 of Schedule 4.15 to Credit Agreement

Schedule 4.19

UCC FILING JURISDICTIONS

Debtor Name	UCC Filing Location
Borrower:
Rotech Healthcare Inc.	Delaware, Department of State
Subsidiaries:
A-1 Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Abba Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Acadia Home Care, a Maine corporation	Maine, Secretary of State

Allied Medical Supply, Inc., an Arizona corporation	Arizona, Secretary of State

Always Medical Equipment, Inc., a Florida Corporation	Florida, Secured Transaction Registry

Andy Boyd's InHome Medical, Inc., West, a West Virginia corporation	West Virginia, Secretary of State

Andy Boyd's InHome Medical/InHome Medical Inc., a West Virginia corporation	West Virginia, Secretary of State

Anniston Health & Sickroom Supplies, Inc., an Alabama corporation	Alabama, Secretary of State

Berkeley Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Best Care Medical Supply, Inc., a Michigan corporation	Michigan, Department of State
Beta Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Cambria Medical Supply, Inc., a Florida corporation	Florida, Secured Transaction Registry

Camden Medical Supply, Inc., a Florida corporation	Florida, Secured Transaction Registry

Care Medical Supplies, Inc., an Illinois corporation	Illinois, Secretary of State

Centennial Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Charlotte Medical Supply, Inc., a Florida corporation	Florida, Secured Transaction Registry

Collins Rentals, Inc., a Missouri corporation	Missouri, Secretary of State

Community Home Oxygen, Inc., a Montana corporation	Montana, Secretary of State

Page 1 of Schedule 4.19 to Credit Agreement

Contour Medical Supply, Inc., a Florida corporation	Florida, Secured Transaction Registry

Corley Home Health Care, Inc., a Georgia corporation	Georgia, Central UCC Indexing System

CPO 2, Inc., a Pennsylvania corporation	Pennsylvania Department of State

Cynthiana Home Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Daniel Medical Systems, Inc., an Oklahoma corporation	Oklahoma, County Clerk's Office

Distinct Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Don Paul Respiratory Services, Inc., a Colorado corporation	Colorado, Secretary of State

DuMed, Inc., an Iowa corporation	Iowa, Secretary of State

East Tennessee Infusion & Respiratory, Inc., a Florida corporation	Florida, Secured Transaction Registry

Encore Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Epsilon Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Excel Medical of Fort Dodge, Inc., an Iowa corporation	Iowa, Secretary of State

Excel Medical of Marshalltown, Inc., an Iowa corporation	Iowa, Secretary of State

First Community Care of Niagara, Inc., a New York corporation	New York, Department of State

Firstcare, Inc., a Kansas corporation	Kansas, Secretary of State

Fischer Medical Equipment, Inc., an Idaho corporation	Idaho, Secretary of State

Four Rivers Home Health Care, Inc., a Missouri corporation	Missouri, Secretary of State

G&G Medical, Inc., a Colorado corporation	Colorado, Secretary of State

Gate City Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Georgia Medical Resources, Inc., a Georgia corporation	Georgia, Central UCC Indexing System

Gladwin Area Home Care, Inc., a Michigan corporation	Michigan, Department of State

Page 2 of Schedule 4.19 to Credit Agreement

Hamilton Medical Equipment Service, Inc., an Iowa corporation	Iowa, Secretary of State

Health Care Services of Mississippi, Incorporated, a Florida corporation	Florida, Secured Transaction Registry

Holland Medical Services, Inc., a Florida corporation	Florida, Secured Transaction Registry

Home Care Oxygen Service, Inc., a Minnesota corporation	Minnesota, Secretary of State

Home Medical Systems, Inc., a South Carolina corporation	South Carolina, Secretary of State

IHS Acquisition XXVII, Inc., a Delaware corporation	Delaware, Department of State

Integrated Health Services at Jefferson Hospital, Inc., a Delaware corporation	Delaware, Department of State

Integrated of Garden Terrace, Inc., a Delaware corporation	Delaware, Department of State

Intensive Home Care Services, Inc., a Texas corporation	Texas, Secretary of State

IOTA Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

LAMBDA Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

LAMS, Inc., a Texas corporation	Texas, Secretary of State

Lawrence Medical Equipment, Inc., a Kansas corporation	Kansas, Secretary of State

Liberty Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Lovejoy Medical, Inc., a Kentucky corporation	Kentucky, Secretary of State

Major Medical Supply, Inc., a Texas corporation	Texas, Secretary of State

Medco Professional Services, Corp., a Colorado corporation	Colorado, Secretary of State

MedCorp International, Inc., an Arizona corporation	Arizona, Secretary of State

Medic-Aire Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Medical Electro-Therapeutics, Inc., a Florida corporation	Florida, Secured Transaction Registry

Medicare Rental Supply, Inc., a West Virginia corporation	West Virginia, Secretary of State

Page 3 of Schedule 4.19 to Credit Agreement

Michigan Medical Supply, Inc., a Michigan corporation	Michigan, Department of State

National Medical Equipment Centers, Inc., a Florida corporation	Florida, Secured Transaction Registry

Neumann's Home Medical Equipment, Inc., an Illinois corporation	Illinois, Secretary of State

Nightingale Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

North Central Washington Respiratory Care Services, Inc., a Washington corporation	Washington, Department of Licensing

Northeast Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Northwest Home Medical, Inc., an Idaho corporation	Idaho, Secretary of State

Omega Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

OMICRON Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Oxygen of Oklahoma, Inc., an Oklahoma corporation	Oklahoma, Secretary of State

Oxygen Plus Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Oxygen Plus, Inc., a Colorado corporation	Colorado, Secretary of State

Oxygen Therapy Associates, Inc., a Texas corporation	Texas, Secretary of State

Premier Medical, Inc., a New Mexico corporation	New Mexico, Secretary of State
Peterson's Home Care, Inc., a California corporation	California, Secretary of State

PHI Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Pioneer Medical Services, Inc., a West Virginia corporation	West Virginia, Secretary of State

Preferential Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Principal Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Professional Breathing Associates, Inc., a Michigan corporation	Michigan, Department of State

Page 4 of Schedule 4.19 to Credit Agreement

Professional Respiratory Home Healthcare, Inc., a Florida corporation	Florida, Secured Transaction Registry

PSI Health Care, Inc., a South Dakota corporation	South Dakota, Secretary of State

Pulmo-Dose, Inc., a Florida corporation	Florida, Secured Transaction Registry

Pulmonary Home Care, Inc., a New Jersey corporation	New Jersey, Department of Revenue

Quality Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

R.C.P.S., Inc., a California corporation	California, Secretary of State

RCG Information Services Corporation, a Florida corporation	Florida, Secured Transaction Registry

RCI Medical Corp., a New Jersey corporation	New Jersey, Department of Revenue

Regency Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Resp-A-Care, Inc., a Kentucky corporation	Kentucky, Secretary of State

Respiracare Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Respiratory Medical Equipment of GA., Inc., a Florida corporation	Florida, Secured Transaction Registry

Respitech Home Health Care, Inc., a Wyoming corporation	Wyoming, Secretary of State

Responsive Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Rhema, Inc., a Texas corporation	Texas, Secretary o f State

Ritt Medical Group, Inc., an Arizona corporation	Arizona, Secretary of State

R N Home Care Medical Equipment Company, Inc., a Florida corporation	Florida, Secured Transaction Registry

Roswell Home Medical, Inc., a Florida corporation	Florida, Secured Transaction Registry

Rotech Employee Benefits Corporation, a Florida corporation	Florida, Secured Transaction Registry

Rotech Home Medical Care, Inc., a Florida corporation	Delaware, Department of State

Rotech Oxygen and Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Page 5 of Schedule 4.19 to Credit Agreement

Roth Medical, Inc., a Colorado corporation	Colorado, Secretary of State

Rothert's Hospital Equipment, Inc., a Kentucky corporation	Kentucky, Secretary of State

Sampson Convalescent Medical Supply, Inc., a North Carolina corporation	North Carolina, Secretary of State

Select Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

SIGMA Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Signature Home Care of Kansas, Inc., a Kansas corporation	Kansas, Secretary of State
Southeastern Home Health, Inc., a Florida corporation	Florida, Secured Transaction Registry

Stat Medical Equipment, Inc., a Florida corporation	Florida, Secured Transaction Registry

Sun Medical Supply, Inc., a North Carolina corporation	North Carolina, Secretary of State

Sunshine Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

The Kilroy Company, a North Carolina corporation	North Carolina, Secretary of State

Theta Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Tupelo Home Health, Inc., a Florida corporation	Florida, Secured Transaction Registry

Valley Medical Equipment, Inc., an Utah corporation	Utah, Division of Corporations and Commercial Code

Value Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

VitalCare Health Services, Inc., a Florida corporation	Florida, Secured Transaction Registry

VitalCare of Pennsylvania, Inc., a Pennsylvania corporation	Pennsylvania, Department of State

VitalCare of Texas, Inc., a Texas corporation	Texas, Secretary of State

White's Medical Rentals, Inc., a South Carolina corporation	South Carolina, Secretary of State

Wichita Medical Care, Inc., a Kansas corporation	Kansas, Secretary of State

Zeta Home Health Care, Inc., a Florida corporation	Florida, Secured Transaction Registry

Page 6 of Schedule 4.19 to Credit Agreement

Schedule 4.23

LOCATIONS OF INVENTORY AND EQUIPMENT

	Name	Address
1	ROSWELL HOME MEDICAL, INC.	4201 YALE BLVD. N.E. SUITE D P.O. BOX 14973, ALBUQUERQUE, NM 87107
2	PULMO-DOSE, INC.	104 MAX HURT DRIVE , MURRAY, KY 42071
3	ROTECH OXYGEN AND MEDICAL EQUIPMENT	9770 16TH STREET NORTH , SAINT PETERSBURG, FL 33716
4	VALLEY MEDICAL EQUIPMENT, INC.	6973 SOUTH 300 WEST , MIDVALE, UT 84047
5	HOME CARE OXYGEN SERVICE, INC.	810 EAST 4TH STREET , DULUTH, MN 55805
6	CONTOUR MEDICAL SUPPLY, INC.	1810 COUNTY LINE ROAD STE. 408, HUNTINGDON VALLEY, PA 19006
7	INTENSIVE HOME CARE SERVICES, INC.	12025 ROJAS STREET SUITE C & D, EL PASO, TX 79936
8	HOLLAND MEDICAL SERVICES, INC.	104 MAX HURT DRIVE , MURRAY, KY 42071
9	PROFESSIONAL RESPIRATORY HOME HEALT	5210 NORTH LAMAR , AUSTIN, TX 78751
10	HOME MEDICAL SYSTEMS, INC.	1446 E. GASTON ST. SUITE 202, LINCOLNTON, NC 28092
11	CARE MEDICAL SUPPLIES, INC.	333 WEST HINTZ ROAD , WHEELING, IL 60090
12	ROTH MEDICAL, INC.	7045 S FULTON STREET SUITE 200, CENTENNIAL, CO 80112
13	HOLLAND MEDICAL SERVICES, INC.	3907 W. ERNESTINE DRIVE , MARION, IL 62959
14	ROTHERT'S HOSPITAL EQUIPMENT, INC.	1850 AUGUSTINE AVE SUITES A & B, COVINGTON, KY 41014
15	RHEMA, INC.	2845 W. AIRPORT FREEWAY #120 , IRVING, TX 75062
16	ROSWELL HOME MEDICAL, INC.	1549 6TH STREET SUITE C, SANTA FE, NM 87505
17	ROTECH OXYGEN AND MEDICAL EQUIPMENT	8300 US HWY 19 SUITE A, PORT RICHEY, FL 34668
18	NORTHEAST MEDICAL EQUIPMENT, INC.	532 ALPHA DRIVE , PITTSBURGH, PA 15238
19	RESPONSIVE HOME HEALTH CARE, INC.	826 COOKSON AVENUE, S.E. , NEW PHILADELPHIA, OH 44663
20	CAMDEN MEDICAL SUPPLY, INC.	1120 S LEWIS AVE , TULSA, OK 74104
21	CARE MEDICAL SUPPLIES, INC.	4201 ILBERRY ROAD , MT. VERNON, IL 62864
22	ROTECH OXYGEN AND MEDICAL EQUIPMENT	5315 GREAT OAK DR. , LAKELAND, FL 33815
23	HOLLAND MEDICAL SERVICES, INC.	1914 BROADWAY , PADUCAH, KY 42001
24	FIRST COMMUNITY CARE OF NIAGARA INC	15 D SCOTLAND BLVD , BRIDGEWATER, MA 2324
25	CENTENNIAL MEDICAL EQUIPMENT, INC.	10150 SW NUMBUS AVENUE SUITE E6 & E7, PORTLAND, OR 97223
26	LOVEJOY MEDICAL, INC.	132 VENTURE COURT SUITE 12 AND 13, LEXINGTON, KY 40511
27	ANNISTON HEALTH & SICKROOM SUPPLIES	5502 MCCLELLAN BLVD. , ANNISTON, AL 36206
28	A-1 MEDICAL EQUIPMENT, INC.	938 MAIN STREET , HAMILTON, OH 45013
29	ROTH MEDICAL, INC.	729-C FORTINO BLVD. , PUEBLO, CO 81008
30	NIGHTINGALE HOME HEALTH CARE, INC.	11913 STARCREST , SAN ANTONIO, TX 78247
31	G&G MEDICAL, INC.	799 B TECH CENTER DRIVE SUITE 1, DURANGO, CO 81301
32	CAMBRIA MEDICAL SUPPLY, INC.	1081 GREENTREE ROAD , PITTSBURGH, PA 15220
33	PSI HEALTH CARE, INC.	8656 F. STREET , OMAHA, NE 68127

Page 1 of Schedule 4.23 to Credit Agreement

34	VITALCARE HEALTH SERVICES, INC.	1360 GREG STREET SUITE 103-104, SPARKS, NV 89431
35	RITT MEDICAL GROUP, INC.	18434 N. 99TH AVENUE #3 , SUN CITY, AZ 85373
36	RESP-A-CARE, INC.	956 COMMERCIAL DRIVE , RICHMOND, KY 40475
37	ALLIED MEDICAL SUPPLY, INC.	611 WEST DESMOND STREET , WINSLOW, AZ 86047
38	PREFERENTIAL HOME HEALTH CARE, INC.	705 INDEPENDENCE AVENUE , KENNETT, MO 63857
39	PSI HEALTH CARE, INC.	9555 JAMES AVENUE SOUTH SUITE 253, BLOOMINGTON, MN 55431
40	REGENCY MEDICAL EQUIPMENT, INC.	1340 E. 20TH STREET P.O. BOX 26130, 85726, TUCSON, AZ 85719
41	REGENCY MEDICAL EQIPMENT, INC.	2430 WEST MISSION LANE SUITES 5-7, PHOENIX, AZ 85021
42	VALLEY MEDICAL EQUIPMENT, INC.	731 NORTH MCCORMICK WAY #1 , LAYTON, UT 84041
43	ENCORE HOME HEALTH CARE, INC.	1006 LINN STREET , SIKESTON, MO 63801
44	R.C.P.S. INC.	7364 CONVOY COURT , SAN DIEGO, CA 92111
45	TUPELO HOME HEALTH, INC.	611 GARFIELD STREET , TUPELO, MS 38801
46	DANIEL MEDICAL SYSTEMS, INC.	400 HUDIBURG CIRCLE SUITE C, OKLAHOMA CITY, OK 73108
47	RHEMA, INC.	2550 BECKLEYMEADE AVENUE SUITE 105, DALLAS, TX 75237
48	LOVEJOY MEDICAL, INC.	106 DIAGNOSTIC DRIVE SUITE B, FRANKFORT, KY 40601
49	NORTHWEST HOME MEDICAL, INC.	2329 WHEATON WAY , BREMERTON, WA 98310
50	RHEMA, INC.	9665 CAMP BOWIE WEST , FORT WORTH, TX 76116
51	NORTHEAST MEDICAL EQUIPMENT, INC.	625 DAY HILL ROAD , WINDSOR, CT 6095
52	CENTENNIAL MEDICAL EQUIPMENT, INC.	4284 W. 7TH AVE. UNIT D, EUGENE, OR 97402
53	PROFESSIONAL RESPIRATORY HOME HEALT	2801 OAKMONT DRIVE SUITE 1400, ROUND ROCK, TX 78664
54	PRINCIPAL MEDICAL EQUIPMENT, INC.	3125-3127 WEST POST ROAD , LAS VEGAS, NV 89118
55	CARE MEDICAL SUPPLIES, INC.	219 SOUTH ILLINOIS STREET , BELLEVILLE, IL 62220
56	DISTINCT HOME HEALTH CARE, INC.	1328 HERITAGE BLVD. , LONGVIEW, TX 75605
57	SELECT HOME HEALTH CARE, INC.	59 HAYWOOD OFFICEPARK BLDG D. SUITE 109, WAYNESVILLE, NC 28785
58	RESPONSIVE HOME HEALTH CARE, INC.	8858 LOUISIANA STREET , MERRILLVILLE, IN 46410
59	REGENCY MEDICAL EQUIPMENT, INC.	6901 E 1ST STREET SUITE A, PRESCOTT VALLEY, AZ 86314
60	RHEMA, INC.	1201 N. PLANO ROAD , RICHARDSON, TX 75081
61	G&G MEDICAL, INC.	815 WEST BROADWAY SUITE B, FARMINGTON, NM 87401
62	OXYGEN THERAPY ASSOCIATES, INC.	4102 BUFFALO GAP ROAD SUITE J, ABILENE, TX 79605
63	RESPONSIVE HOME HEALTH CARE, INC.	6573 E. LIVINGSTON AVE. , REYNOLDSBURG, OH 43068
64	MEDICAL-ELECTRO THERAPEUTICS, INC.	6214 HWY 58 , HARRISON, TN 37341
65	HOME MEDICAL SYSTEMS, INC.	224 ROLLING HILLS ROAD SUITE 6A, MOORESVILLE, NC 28117
66	PSI HEALTH CARE, INC.	20 S.W. 2ND STREET SUITE 139, ROCHESTER, MN 55902
67	HOME MEDICAL SYSTEMS, INC.	4214-D DOMINO AVE. SUITE D, N. CHARLESTON, SC 29405
68	ROSWELL HOME MEDICAL, INC.	2596 N. SILVER STREET , SILVER CITY, NM 88061
69	SIGMA MEDICAL EQUIPMENT, INC.	748 LIBERTY STREET , FRANKLIN, PA 16323

Page 2 of Schedule 4.23 to Credit Agreement

70	RESPONSIVE HOME HEATLH CARE, INC.	1056 S DIXON RD , KOKOMO, IN 46902
71	LOVEJOY MEDICAL, INC.	1707 CUMBERLAND FALLS HWY , CORBIN, KY 40701
72	G&G MEDICAL, INC.	622 WEST GUNNISON AVENUE , GRAND JUNCTION, CO 81501
73	ROTECH OXYGEN AND MEDICAL EQUIPMENT	10901D ROOSEVELT SUITE 600, ST. PETERSBURG, FL 33716
74	PROFESSIONAL RESPIRATORY HOME HEALT	2209 N PADRE ISLAND DRIVE SUITE D, CORPUS CHRISTI, TX 78408
75	HOME MEDICAL SYSTEMS, INC.	301 10TH STREET N.W. SUITE D-104, CONOVER, NC 28613
76	DUMED, INC.	3250 JFK CIRCLE SUITE 4, DUBUQUE, IA 52002
77	SAMPSON CONVALESCENT MEDICAL SUPPLY	357 NORTH BLVD , CLINTON, NC 28328
78	OXYGEN PLUS MEDICAL EQUIPMENT, INC.	5828 ASHLEYANNE CIRCLE SUITE 500, WICHITA FALLS, TX 76310
79	HOME MEDICAL SYSTEMS, INC.	1228 COLONIAL COMMONS SUITE 205, LANCASTER, SC 29720
80	CPO2, INC.	2880 POTTSVILLE MINERSVILLE HWY SUITE 100, MINERSVILLE, PA 17954
81	HOME MEDICAL SYSTEMS, INC.	600 E. CHATHAM STREET SUITE D, CARY, NC 27511
82	ACADIA HOME CARE	21 WHITE PINE RD SUITE 7, HERMON, ME 4401
83	NATIONAL MEDICAL EQUIPMENT CTRS INC	3448 HAVENDALE BLVD , WINTER HAVEN, FL 33881
84	RHEMA, INC.	1108 DALLAS DRIVE SUITE 333, DENTON, TX 76205
85	HOLLAND MEDICAL SERVICES, INC.	905 ARCADIA CIRCLE , MURRAY, KY 42071
86	CP02, INC	150 E. CHESTNUT ST. P.O. BOX 266, MIFFLINBURG, PA 17844
87	ROSWELL HOME MEDICAL, INC.	107 SOUTH UNION , ROSWELL, NM 88203
88	RESP-A-CARE, INC.	6919-A ENTERPRISE DRIVE , LOUISVILLE, KY 40214
89	ROTH MEDICAL, INC.	4715 TOWN CENTER DR. SUITE A & B, COLORADO SPRINGS, CO 80916
90	HOME MEDICAL SYSEMS, INC.	127 GATEWAY BLVD , ROCKY MOUNT, NC 27804
91	HOME CARE OXYGEN SERVICE, INC.	7938 COLLEGE ROAD SUITE 100, BAXTER, MN 56425
92	PULMO DOSE, INC.	120 MAX HURT DRIVE P.O. BOX 1600, MURRAY, KY 42071
93	ROTECH OXYGEN AND MEDICAL EQUIP INC	2886-C JEFFERSON STREET , MARIANNA, FL 32446
94	INTEGRATED OF GARDEN TERRACE, INC.	11022 FOREST PLACE , SANTA FE SPRINGS, CA 90670
95	RHEMA, INC.	314 S. MORGAN , GRANBURY, TX 76048
96	SELECT HOME HEALTH CARE, INC.	613 HIGHLANDS ROAD SUITE #2, FRANKLIN, NC 28734
97	RESPIRATORY MEDICAL EQUIPMENT OF GA	631 NORTH COBB STREET , MILLEDGEVILLE, GA 31061
98	OXYGEN THERAPY ASSOCIATES, INC.	6102 45TH STREET - SUITE D , LUBBOCK, TX 79407
99	PROFESSIONAL RESPIRATORY HOME HEALT	1218 HIGHWAY 123 , SAN MARCOS, TX 78666
100	VALUE CARE, INC.	1804 N. BALTIMORE P.O. BOX 747, KIRKSVILLE, MO 63501
101	VALLEY MEDICAL EQUIPMENT, INC.	395 S. VERNAL AVENUE , VERNAL, UT 84078
102	CENTENNIAL MEDICAL EQUIPMENT, INC.	4138-4140 148TH AVE NE , REDMOND, WA 98052
103	IHS ACQUISITION XXVII, INC.	420 WEST MORRIS BLVD. SUITE 230, MORRISTOWN, TN 37813
104	RESPONSIVE HOME HEALTH CARE, INC.	1093 UPPER VALLEY PIKE , SPRINGFIELD, OH 45504
105	WHITE'S MEDICAL RENTALS, INC.	1891 SAINT MATHEWS ROAD , ORANGEBURG, SC 29118

Page 3 of Schedule 4.23 to Credit Agreement

106	RESP-A-CARE, INC.	79 N. GARDNER ST , SCOTTSBURG, IN 47170
107	ROTECH OXYGEN AND MEDICAL EQUIP INC	3640 WEST CYPRESS STREET , TAMPA, FL 33607
108	BETA MEDICAL EQUIPMENT, INC.	453 CUMBERLAND STREET , CHATTANOOGA, TN 37404
109	LOVEJOY MEDICAL, INC.	142 BAIRD AVENUE SUITE 104, PIKEVILLE, KY 41501
110	R.C.P.S. INC	1240 PALMYRITA AVE SUITE E-K, RIVERSIDE, CA 92507
111	PRINCIPAL MEDICAL EQUIPMENT, INC.	707 CANYON ROAD SUITE 103B, BOULDER CITY, NV 89005
112	RHEMA, INC.	401 NORTH RIDGEWAY , CLEBURNE, TX 76033
113	HEALTH CARE SERVICES OF MISSISSIPPI	934 BROADWAY DRIVE SUITE 20, HATTIESBURG, MS 39401
114	SELECT HOME HEALTH CARE, INC.	4472 EAST US 64 , MURPHY, NC 28906
115	RESP-A-CARE, INC	1609 NORTH DIXIE HIGHWAY SUITE I, ELIZABETHTOWN, KY 42701
116	MEDICAL ELECTRO-THERAPEUTIC, INC.	1520 MEMORIAL BLD. SUITE 106, MURFREESBORO, TN 37129
117	RHEMA, INC.	15031 WOODHAM DRIVE SUITE 360, HOUSTON, TX 77073
118	CENTENNIAL MEDICAL EQUIPMENT, INC	3181 CLEVELAND AVE. SUITE F, SANTA ROSA, CA 95403
119	CENTENNIAL MEDICAL EQUIPMENT, INC.	888 NORTH FAIR OAKS AVE , PASADENA, CA 91103
120	CAMBRIA MEDICAL SUPPLY, INC.	214 PITTSBURGH STREET SUITE A, UNIONTOWN, PA 15401
121	RESPONSIVE HOME HEALTH CARE, INC.	901 WEST MORTON AVE. STE 16 , JACKSONVILLE, IL 62650
122	RHEMA, INC.	2700 MOCKINGBIRD LANE SUITE 104, GREENVILLE, TX 75402
123	NORTHEAST MEDICAL EQUIPMENT, INC.	210 JOHN GLENN DRIVE SUITE 10, AMHERST, NY 14228
124	SELECT HOME HEALTH CARE, INC.	391 JACKSON PLAZA , SYLVA, NC 28779
125	ANDY BOYD'S INHOME MEDICAL,INC,WEST	15 26TH STREET SUITE 1, HUNTINGTON, WV 25703
126	IOTA MEDICAL EQUIPMENT, INC.	5503 WEST 9TH , AMARILLO, TX 79106
127	HOME MEDICAL SYSTEMS INC	720 OLD CLEMSON RD SUITE C, COLUMBIA, SC 29229
128	CENTENNIAL MEDICAL EQUIPMENT, INC.	9400 LURLINE AVE. UNIT D, CHATSWORTH, CA 91311
129	ABBA MEDICAL EQUIPMENT, INC.	8300 CENTRAL PARK DRIVE SUITE E, WACO, TX 76712

Page 4 of Schedule 4.23 to Credit Agreement

Schedule 7.2(d)
Existing Indebtedness

1.	Indebtedness related to liens listed on 7.3(f).

2.	Capital leases between Borrower and IBM Credit LLC., as amended, for computer equipment and software in the amount of $1,552,525.32 as of February 28, 2007.

3.
Judgment was entered for approximately $282,000 in connection with the Heng vs. Rotech Medical Corporation and PSI Healthcare Inc. matter, index number 20050311. Rotech plans to appeal this judgment based on its claim that the matter was discharged in its Bankruptcy proceeding.

4.	Priority Tax Claim - All priority tax claims concerning various County, State and Federal jurisdictions (as reflected on the financial statement balances).

5.	Indebtedness related to Surety Bonds in favor of Florida Medicaid Contract Management.

Page 1 of Schedule 7.2(d) to Credit Agreement

Schedule 7.2(o)

Letters of Credit

1.	$8,765,486 Irrevocable Standby Letter of Credit No. 586069 issued to beneficiary Pacific Employers Insurance Company by Wells Fargo Bank, N.A.

2.
$833,000 Irrevocable Standby Letter of Credit No. 589633 issued to beneficiary Hartford Fire Insurance Company by Wells Fargo Bank, N.A. (to secure surety bonds Hartford issues for Borrower to governmental agencies).

3.	$2,300,000 Irrevocable Standby Letter of Credit No. 589632 issued to beneficiary GE Fleet Services by Wells Fargo Bank, N.A.

Page 1 of Schedule 7.2(o) to Credit Agreement

Schedule 7.3(f)
Existing Liens

No.	Debtor Name	Secured Party Name	Collateral (Collateral descriptions below are summarized. For complete description of collateral, see Financing Statement)	Debtor's Jurisdiction of Organization	UCC Filing Date
1	Northeast Medical Equipment, Inc.	Cummings Properties, LLC	Office equipment, furniture, inventory and other property located at all premises leased by Secured Party to Debtor	Florida	1/11/2002
3	Rhema, Inc.	Teachers Insurance and Annuity Association	All Assets/Personal Property related to use of premises at 2729 West Airport Freeway, Irving, Texas 75062	Texas	12/16/2005
4	Rotech Healthcare Inc. Add'l Debtor: Roth Medical, Inc.	AMS Financial	Warehouse Related Equipment/Assets	Delaware Colorado	9/7/2004
5	VitalCare of America, Inc.[1]	Citibank, N.A.
All assets/personal property related to Integrated Health Services, Inc., as well as all cash, proceeds, rent, issues, profits, additions, parts, appurtenances, accessions, replacements and substitutions of or for the foregoing collateral
				Texas	1/29/1998
6	VitalCare of America, Inc.	Citibank, N.A.	UCC filed to continue the effectiveness of financing statement filed in Maryland on 1/29/98	Texas	12/20/2002

1 Terminated by UCC Financing Statement dated 8/20/02; but appears to have been incorrectly continued by UCC
Financing Statement, dated 12/20/02. Borrower plans to dissolve this entity on a post-closing basis, as indicated on Schedule 4.15. No Loan Party, other than VitalCare of America, Inc., has any obligation with respect to indebtedness related to this lien.

Page 1 of Schedule 7.3(f) to Credit Agreement

·    Judgment was entered for approximately $282,000 in connection with the Heng vs. Rotech Medical Corporation and PSI Healthcare Inc. matter, index number 20050311. Rotech plans to appeal this judgment based on its claim that the matter was discharged in its Bankruptcy proceeding.

Page 2 of Schedule 7.3(f) to Credit Agreement

Schedule 7.8(j)
Existing Investments
None.

Page 1 of Schedule 7.8(j) to Credit Agreement

Schedule 7.10
Affiliate Transactions

1.	First Amended and Restated Employment Agreement, dated January 31, 2005, by and between Rotech Healthcare Inc. and Philip L. Carter.

2.	First Amended and Restated Employment Agreement, dated January 31, 2005, by and between Rotech Healthcare Inc. and Michael R. Dobbs.

3.	Letter Agreement with Steven P. Alsene with Respect to Rights upon Termination of Employment dated November 8, 2006.

4.
Except for directors who are also executive employees, each member of the Board of Directors (the “Board”) receives fees in the ordinary course including, an annual retainer fee, an attendance fee per board meeting and a participation fee per telephonic board meeting; in addition, the chairmen of the various Board committees receive additional annual fees, and each of the committee members receives additional attendance fees, all in the ordinary course. The amounts of such fees are reviewed and revised from time to time in the ordinary course based upon the recommendation of the Borrower's compensation committee.

5.
Effective as of August 1, 2004, the Borrower established the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan. The Borrower's non-employee directors receive restricted stock awards in accordance with the terms of the plan.

6.
From time to time, stock options are granted to the Borrower's directors and officers (including, options granted under the Rotech Healthcare Inc. Common Stock Option Plan), as approved by the Borrower's compensation committee. The terms of such options may be subject to amendment, including, repricing.

7.	The Borrower's Compensation Committee adopted the Rotech Healthcare Inc. Performance Bonus Plan.

8.	Rotech Healthcare Inc. Senior Management Incentive Plan (2005-2007).

9.	Rotech Healthcare Inc. Employees Plan

10.
Amended and Restated Registration Rights Agreement concerning the registration of shares of common stock, dated June 21, 2002, between Rotech Healthcare Inc., Oaktree Capital Management, LLC and General Electric Corporation.

11.
Borrower enters into indemnification agreements with its officers and directors in the ordinary course, and which are entered into substantially in form filed with the Securities and Exchange Commission.

EXHIBIT A

GUARANTEE AND COLLATERAL AGREEMENT

made by

ROTECH HEALTHCARE INC.,

and certain of its Subsidiaries

in favor of

CREDIT SUISSE
as Administrative Agent and Collateral Agent,

Dated as of March 30, 2007

EXHIBIT A
TABLE OF CONTENTS

4.12 Deposit Accounts; Securities Accounts; Commodity Accounts;

i

EXHIBIT A

ii

EXHIBIT A

Schedules
Schedule 1     Notice Addresses of Guarantors
Schedule 2     Description of Pledged Securities
Schedule 3     Filings and Other Actions Required to Perfect Security Interest
Schedule 3.1     Commercial Tort Claims
Schedule 4     Jurisdiction of Organization and Identification Number
Schedule 4.9     Locations of Inventory and Equipment
Schedule 4.10     Deposit Accounts
Schedule 4.11     Letters of Credit
Schedule 5     Intellectual Property

Annexes
Annex I     Assumption Agreement
Annex II     Acknowledgment and Consent
Annex III     Copyright Security Agreement
Annex IV     Patent Security Agreement
Annex V     Trademark Security Agreement
Annex VI     Deposit Account Control Agreement
Annex VII     Acknowledgment of Pledge

iii

EXHIBIT A

GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 30, 2007, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of March 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROTECH HEALTHCARE INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Credit Suisse Securities (USA) LLC, as sole lead arranger and bookrunner (in such capacity, the “Arranger”), the Collateral Agent and the Administrative Agent.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Lenders;
NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent and the Administrative Agent, for the ratable benefit of the Lenders, as follows:
SECTION 1. DEFINED TERMS
1.1 Definitions. (i) Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in either of the Credit Agreement or in the New York UCC is used in this Agreement with the same meaning; provided that, if the definition given to such term in the Credit Agreement conflicts with the definition given to such term in the New York UCC, the Credit Agreement definition shall control to the extent legally allowable; and if any definition given to such term in Chapter 9 of the New York UCC conflicts with the definition given to such term in any other chapter of the New York UCC, the Chapter 9 definition shall prevail. The following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Intermediary, Control, Documents, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Payment Intangibles, Securities Accounts, Securities Intermediary, Security Entitlement, and Supporting Obligations.

EXHIBIT A: 2

(a) The following terms shall have the following meanings:
“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Bailee Letter”: a bailee letter, substantially in the form of Exhibit J to the Credit Agreement, executed by a bailee holding Inventory or Equipment owned by any Grantor, delivered by such Grantor to the Collateral Agent.
“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, the Collateral Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, or the other Loan Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
“Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, but only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto, and (ii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement).
“Collateral”: as defined in Section 3.
“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.
“Copyrights”: (i) All copyrights (whether arising under statutory or common law, registered or unregistered), works protectable by copyright, copyright registrations, Copyright Licenses, and copyright applications of any Grantor, including, without limitation, all of any Grantor’s right, title, and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including, without limitation, the copyrights set forth on Schedule 5; (ii) all renewals, extensions, and modifications thereof; (iii) all income, licenses, royalties, damages, profits, and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present, or future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by any Grantor.
“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee

EXHIBIT A: 3

(including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
“Deposit Account”: any and all deposit accounts (as defined in Chapter 9 of the New York UCC), bank accounts, investment accounts, or Securities Accounts, now owned or hereafter acquired or opened by any Grantor, including, without limitation, any such accounts set forth on Schedule 4.10, and any account which is a replacement or substitute for any of such accounts, together with all monies, instruments, certificates, checks, drafts, wire transfer receipts, and other property deposited therein and all balances therein.
“Excluded Assets”: (i) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”) or any Retained Rights, in each case, to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset or Retained Right, as the case may be, (a) is prohibited by any contract, agreement, instrument or indenture governing such Intangible Asset or Retained Right, as applicable, provided that such Intangible Asset or Retained Right shall cease to be an Excluded Asset immediately at such time as the condition causing such prohibition shall be remedied, (b) would terminate such contract, agreement, instrument or indenture or give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (c) is permitted only with the consent of another party, if such consent has not been obtained; provided that any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets; and provided that, to the extent severable, any portion of such contract, agreement, instrument or indenture that does not result in any of the consequences specified in (a), (b) or (c) of this paragraph shall not be an Excluded Asset; and (ii) the asset described in Schedule 7.05(a)(v) of the Credit Agreement, or any Receivable or any money from its sale.
“Foreign Subsidiary”: any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.
“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: the collective reference to each Grantor other than the Borrower.
“Hedge Agreements”: as to any Person, all interest rate swaps, currency exchange agreements, commodity swaps, caps or collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign

EXHIBIT A: 4

laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses and trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.
“Investment Property” means all (i) “investment property”, as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”), now owned or hereafter acquired by any Grantor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by any Grantor: (a) any security, whether certificated or uncertificated; (b) any Security Entitlement; (c) any Securities Account; (d) any commodity contract; and (e) any Commodity Account and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.
“Issuers”: the collective reference to each issuer of any Investment Property.
“Landlord Agreement”: a landlord agreement, substantially in the form of Exhibit I to the Credit Agreement, executed by a landlord of a location leased by any Person at which Inventory or Equipment of any Grantor is held or stored, delivered by such Grantor to the Collateral Agent.
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
“Other Collateral”: means any personal and fixture property of any Grantor not included within the defined terms Accounts, Chattel Paper, Collateral Accounts, Documents, Equipment, General Intangibles, Goods, Financial Assets, Intellectual Property, Instruments, Letter-of-Credit Rights, Commercial Tort Claims, Inventory, Investment Property, Vehicles, and Deposit Accounts, it being intended that the Collateral include all property of any Grantor other than real estate.
“Patents”: (i) All patents, patent applications, Patent Licenses, and patentable inventions of any Grantor, including, without limitation, registrations, recordings, and applications thereof in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including, without limitation, those set forth on Schedule 5, and all of the inventions and improvements described and claimed therein; (ii) all continuations, divisions, renewals, extensions, modifications, substitutions, reexaminations, continuations-in-part, or reissues of any of the foregoing; (iii) all income, royalties, profits, damages, awards, and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by any Grantor.
“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

EXHIBIT A: 5

“Pledged Equity”: means, collectively, the Pledged Stock, the Pledged Partnership Interests, and the Pledged LLC Interests.
“Pledged LLC Interests”: means all of any Grantor’s right, title and interest as a member of any limited liability company and all of such Grantor’s right, title and interest in, to and under any LLC Agreement to which it is a party, including those set forth on Schedule 2.
“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor, all other promissory notes issued to or held by any Grantor, and all rights, titles, interests, and liens any Grantor may have, be, or become entitled to under all present and future loan agreements, security agreements, pledge agreements, deeds of trust, mortgages, guarantees, or other documents assuring or securing payment of or otherwise evidencing the Pledged Notes (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
“Pledged Partnership Interests”: shall mean all right, title and interest of any Grantor in any partnership or joint venture and all right, title and interest of any Grantor in, to and under any partnership or joint venture agreements to which it is a party, including those set forth on Schedule 2.
“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Equity.
“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Subsidiary that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than sixty-five percent (65%) of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.
“Proceeds” means any and all “proceeds”, as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Receivable”: any right to payment for goods, merchandise or inventory sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
“Securities Act”: the Securities Act of 1933, as amended.
“Trademarks”: (i) all trademarks, Trademark Licenses, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other business identifiers, all registrations, recordings, and applications thereof, including, without limitation, registrations, recordings, and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including, without limitation, those set forth on Schedule 5; (ii) all reissues, extensions, and renewals thereof; (iii) all income, royalties, damages, and payments now or hereafter relating to or payable under any of the foregoing, including, without limitation, damages or payments for

EXHIBIT A: 6

past or future infringements of any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; (v) all rights corresponding to any of the foregoing throughout the world; and (vi) all goodwill associated with and symbolized by any of the foregoing, in each case, whether now owned or hereafter acquired by any Grantor.
“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.
“Vehicles”: means all vehicles covered by a certificate of title law of any state.
1.3 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2. GUARANTEE
2.1 Guarantee. (a) Each Guarantor hereby unconditionally and irrevocably guarantees jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety, to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Collateral Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)).
(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to, fraudulent conveyance, fraudulent transfer, or the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(d) The guarantee contained in this Section shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.
(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or

EXHIBIT A: 7

any other Person or received or collected by the Administrative Agent, the Collateral Agent, or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full.
2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent, and the Lenders by the Borrower on account of the Borrower Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Credit Agreement shall prescribe.
2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent, the Collateral Agent, or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the

EXHIBIT A: 8

guarantee contained in this Section or any property subject thereto.
2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent, or any Lender upon the guarantee contained in this Section or acceptance of the guarantee contained in this Section; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent, and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default, nonpayment, acceptance, or other notice to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section shall be construed as a continuing, absolute, unconditional, and irrevocable guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefore or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent, or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof demand shall include the commencement and continuance of any legal proceedings.
2.6 Reinstatement. The guarantee contained in this Section shall continue to be effective, or be reinstated, as the case may be, if, at any time, payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Payment Office of the Administrative Agent specified in the Credit Agreement.
2.8 Subordination. Each Guarantor hereby subordinates and makes inferior to the

EXHIBIT A: 9

Obligations any and all indebtedness now or at any time hereafter owed by the Borrower to such Guarantor. Each Guarantor agrees that after the occurrence of any Default or Event of Default under the Credit Agreement, it will not permit the Borrower to repay such indebtedness or any part thereof and it will not accept payment from the Borrower of such indebtedness or any part thereof without the prior written consent of the Required Lenders as defined in the Credit Agreement. If any Guarantor receives any such payment without the prior required written consent, the amount so paid shall be held in trust for the benefit of the Lenders, shall be segregated from the other funds of such Guarantor, and shall forthwith be paid over to the Administrative Agent to be held by the Administrative Agent as collateral for, or then or at any time thereafter applied in whole or in part by the Administrative Agent against, all or any portions of the Obligations, whether matured or unmatured, in such order as the Administrative Agent shall elect.
SECTION 3. GRANT OF SECURITY INTEREST
Each Grantor hereby collaterally assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Administrative Agent, the Collateral Agent and the Lenders, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
(a) all Accounts;
(b) all Chattel Paper;
(c) all Commercial Tort Claims, including those listed on Schedule 3.1;
(d) all Deposit Accounts;
(e) all Documents;
(f) all Equipment;
(g) all General Intangibles, including all Payment Intangibles;
(h) all Instruments;
(i) all Intellectual Property;
(j) all Inventory;
(k) all Investment Property;
(l) all Letter-of-Credit Rights;
(m) All Goods;
(n) Collateral Accounts;
(o) Vehicles;

EXHIBIT A: 10

(p) all property of any Grantor held by the Administrative Agent, the Collateral Agent, or Lender, including all property of every description, in the possession or custody of or in transit to Administrative Agent, the Collateral Agent, or Lender for any purpose, including safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power;
(q) all Other Collateral;
(r) all books and records pertaining to the Collateral; and
(s) to the extent not otherwise included, (i) all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; (ii) all present and future distributions, income, increases, profits, combinations, reclassifications, improvements, and products of, accessions, attachments, and other additions to, tools, parts, and equipment used in connection with, and substitutes and replacements for, all or part of the Collateral described above; and (iii) all present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds, and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against the manufacturer of, or claims against any other Person with respect to, all or any part of the Collateral heretofore described in this clause or otherwise;
provided that the Collateral shall not include the Excluded Assets.
Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract, agreement, instrument or indenture to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the unenforceability of any right of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such contract, agreement, instrument or indenture.
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that:
4.1 Representations in Credit Agreement. In the case of each Guarantor, the

EXHIBIT A: 11
representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent, the Collateral Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
4.2 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent, the Collateral Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, Lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.
4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3, (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and, if and to the extent applicable, duly executed form) will constitute valid and continuing perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Lenders, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.
4.4 Power and Authority. Each Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Loan Documents), however arising, of all persons whomsoever.
4.5 Third Party Approval. No consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained by such Grantor and are in full force and effect).
4.6 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s exact legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 4. Such Grantor has furnished to the Collateral Agent a charter, certificate of incorporation or other organizational document certified by the corporate secretary of such Grantor and a long-form good standing certificate as of a date which is recent to the date hereof.
4.7 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

EXHIBIT A: 12
4.8 Investment Property. (a) The Pledged Stock, Pledged LLC Interests, and Pledged Partnership Interests pledged by such Grantor hereunder are set forth on Schedule 2 and constitute (i) all the issued and outstanding shares of all classes of the Capital Stock or other equity interest of each Issuer owned by such Grantor or, (ii) in the case of Foreign Subsidiary Voting Stock, if less, sixty-five percent (65%) of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.
(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable and are not subject to any restrictions other than restrictions imposed by applicable securities and corporate laws. Each Grantor has delivered to the Collateral Agent (i) all stock certificates, or other instruments representing or evidencing the Pledged Equity together with corresponding assignment or transfer powers duly executed in blank by the relevant Grantor, and such powers have been duly and validly executed and are binding and enforceable against each such Grantor in accordance with their terms or (ii) to the extent such Pledged Equity is uncertificated and held by a Securities Intermediary in a Securities Account, an executed control agreement in the form of Annex VI hereto with appropriate insertions or in form and substance satisfactory to the Collateral Agent with respect to such Pledged Stock.
(c) Each partnership, joint venture, and limited liability company issuing the Pledged Partnership Interests and Pledged LLC Interests is duly organized, currently existing, and in good standing under all applicable laws; there have been no amendments, modifications, or supplements to any agreement or certificate creating any partnership, joint venture, or limited liability company or any material contract relating to the partnerships, joint ventures, or limited liability companies, of which Collateral Agent has not been advised in writing; no default or breach or potential default or breach has occurred and is continuing under any partnership, joint venture, or limited liability company agreement and no approval or consent of the partners, joint venturers, or members, as the case may be, of any partnership, joint venture, or limited liability company is required as a condition to the validity and enforceability of the security interest created hereby or the consummation of the transactions contemplated hereby which has not been duly obtained by the relevant Grantor. All capital contributions required to be made by the terms of the partnership, joint venture, and limited liability company agreements for each partnership, joint venture, and limited liability company have been made.
(d) Each partnership, joint venture, or limited liability company agreement governing any Pledged Partnership Interests or Pledged LLC Interests provides that (or any amendment or supplement thereof or other agreement having a similar effect provides that), upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall be entitled to exercise all of the rights of the Grantor granting the security interest therein, and that a transferee or assignee of a partnership, joint venture, or limited liability company interest, as the case may be, of such partnership, joint venture, or limited liability company, as the case may be, shall become a partner, joint venturer, or member, as the case may be, of such partnership, joint venture, or limited liability company, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Grantor, such Grantor ceases to be a partner, joint venturer, or member, as the case may be.
(e) Each of the Pledged Notes are set forth on Schedule 2 and (i) constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (ii) have been delivered to the Collateral Agent together with corresponding endorsements duly executed by the relevant Grantor in favor of Collateral Agent, and such endorsements have been duly and validly executed and are binding and enforceable against the relevant Grantor in accordance with their terms. Each of the Pledged Notes and the

EXHIBIT A: 13

documents evidencing the Pledged Notes are in full force and effect; there have been no renewals or extensions of, or amendments, modifications, or supplements to, any thereof about which the Collateral Agent has not been advised in writing; and no “default” or “potential default” has occurred and is continuing under any such Pledged Note or documents evidencing the Pledged Note. Grantor has good title to the Pledged Notes, and such Pledged Notes are free from any claim for credit, deduction, or allowance and free from any defense, condition, dispute, setoff, or counterclaim, and there is no extension or indulgence with respect thereto.
(f) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted by the Credit Agreement. No Person other than the Collateral Agent has Control over any Investment Property of such Grantor.
4.9 Receivables. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent to the extent required by Section 5.2. All Collateral that is Accounts, contract rights, Chattel Paper, Instruments, Payment Intangibles, or General Intangibles is free from any claim for credit, deduction, or allowance of an obligor and free from any defense, condition, dispute, setoff, or counterclaim, and there is no extension or indulgence with respect thereto.
4.10 Intellectual Property.
(a) Schedule 5 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.
(b) On the date hereof, such Grantor owns, or is licensed to use, all Intellectual Property described on Schedule 5 necessary for the conduct of its business as currently conducted.
(c) No material claim has been asserted and is pending by any Person challenging or questioning such Grantor’s use of any Intellectual Property or the validity or effectiveness of any of such Grantor’s Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does such Grantor know of any basis for any such claim.
(d) To the best knowledge of such Grantor, the use of such Intellectual Property by such Grantor does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.
(e) Grantors have performed and will continue to perform all acts and have paid and will continue to pay all required fees and Taxes to maintain each and every item of the Intellectual Property in full force and effect throughout the world, as applicable.
4.11Inventory and Equipment. On the date hereof, Schedule 4.9 sets forth all locations in the United States where the aggregate value of Inventory and Equipment of the Grantors exceeds $250,000.
4.12 Deposit Accounts; Securities Accounts; Commodity Accounts; Commercial Tort Claims. The only Deposit Accounts, Collateral Accounts, Securities Accounts or Commodity Accounts maintained by any Grantor on the Closing Date are those listed on Schedule 4.10, which sets forth such information separately for each Grantor. On the Closing Date, no Grantor holds any Commercial Tort Claims having a face value individually or in the aggregate in excess of $500,000 except as specified on

EXHIBIT A: 14
Schedule 3.1.
4.13 Letter-of-Credit Rights. Such Grantor is not a beneficiary or assignee under any letter of credit as of the Closing Date other than the letters of credit described on Schedule 4.11. Each letter of credit listed on Schedule 4.11 constitutes a Supporting Obligation for another item of the Collateral.
The foregoing representations and warranties will be true and correct in all respects with respect to any additional Collateral or additional specific descriptions of certain Collateral delivered to the Collateral Agent in the future by any Grantor. The failure of any of these representations or warranties or any description of Collateral therein to be accurate or complete shall not impair the security interest in any such Collateral.
SECTION 5. COVENANTS
Each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full:
5.1 Covenants in Credit Agreement. Each Grantor shall comply with, perform, and be bound by all covenants and agreements in the Credit Agreement that are applicable to it, its assets, or its operations, each of which is hereby ratified and confirmed (INCLUDING, WITHOUT LIMITATION, THE INDEMNIFICATION AND RELATED PROVISIONS IN SECTION 10.05 OF THE CREDIT AGREEMENT).
5.2 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent and accompanied by undated stock powers duly executed in blank or other undated instruments of transfer satisfactory to the Collateral Agent and duly executed in blank and by such other instruments and documents as the Collateral Agent may reasonably request, to be held as Collateral pursuant to this Agreement; provided that the Grantors shall not be obligated to deliver to the Collateral Agent any Instruments or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments and Chattel Paper held by all Grantors at such time does not exceed $100,000.
5.3 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as is customary for similarly situated businesses and (ii) insuring such Grantor, the Administrative Agent, the Collateral Agent and the Lenders against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent.
(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (10 days in the case of nonpayment of premiums) after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as insured party or additional loss payee and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.
5.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at

EXHIBIT A: 15
or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor or to the extent that the failure to discharge or satisfy such obligations could not, in the aggregate, reasonably be expected to result in a material adverse effect on the Collateral.
5.5 Maintenance of Perfected Security Interest; Further Documentation and Information. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest (except as provided in Section 4.3) having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.
(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, and any other relevant Collateral, delivering a deposit account control agreement substantially in the form attached hereto as Annex VI or such other form as may be reasonably satisfactory to Collateral Agent, and taking any other actions necessary to enable the Collateral Agent to obtain Control with respect thereto, except for Deposit Accounts into which Government Receivables are deposited by payors to the extent applicable law and regulations prohibit the Collateral Agent from obtaining Control over such Deposit Accounts.
(d) Maintain, at the place where each Grantor is entitled to receive notices under the Loan Documents, a current record of where all its Collateral is located, permit representatives of Collateral Agent at any time during normal business hours to inspect and make abstracts from such records, and furnish to the Collateral Agent, at such intervals as the Collateral Agent may reasonably request, such documents, lists, descriptions, certificates, and other information as may be reasonably necessary or proper to keep the Collateral Agent informed with respect to the identity, location, status, condition, and value of the Collateral. In addition, from time to time at the request of the Collateral Agent deliver to the Collateral Agent such information regarding each such Grantor as the Collateral Agent may reasonably request.
5.6 Changes in Locations, Name, etc. Such Grantor will not, except upon 10 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:
(i) change its jurisdiction of organization from that referred to in Section 4.3; or

EXHIBIT A: 16
(ii) change its name.
5.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Investment Property of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Lenders, hold the same in trust for the Administrative Agent, the Collateral Agent and the Lenders and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power or other undated instruments of transfer reasonably satisfactory to the Collateral Agent, covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations, provided that in no event shall more than sixty five percent 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be pledged as collateral security hereunder. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Collateral Agent or deliver to the Collateral Agent as Collateral any proceeds of any liquidation or dissolution of any Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution, if treated as a Disposition of the relevant Issuer, would be permitted by the Credit Agreement and (ii) the proceeds thereof are applied toward prepayment of Loans to the extent required by the Credit Agreement.
(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, unless such securities are delivered to the Collateral Agent, concurrently with the issuance thereof, to be held by the Collateral Agent as Collateral (except in the case of any Issuer which is a joint venture, provided that (x) the percentage of such joint venture owned by such Grantor remains the same after giving effect to such issuance and (y) any such securities are delivered to the Collateral Agent, currently with the issuance thereof, to be held by the Collateral Agent as Collateral), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or permitted by the Credit Agreement or (iv) except as otherwise permitted under the Credit Agreement, enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

EXHIBIT A: 17

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it.
(d) Each Issuer that is a partnership, joint venture, or a limited liability company (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest without the prior written consent of the Collateral Agent (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Collateral Agent without further consent by such Grantor, and (v) shall deliver to the Collateral Agent a fully-executed Acknowledgment of Pledge, substantially in the form of Annex VII for each Pledged Partnership Interest and Pledged LLC Interest.
5.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof, except where such grant, compromise, release, credit, discount, settlement, allowance, amendment, supplement or modification in the aggregate could not be reasonably expected to have a material adverse effect on the value of the Receivables.
(b) Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.
5.9 Intellectual Property. To the extent the failure to do so would be reasonably likely to result in a material adverse effect on the value of the Collateral:
(a) such Grantor (either itself or through licensees) will (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way;
(b) such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public;
(c) such Grantor (either itself or through licensees) (i) will employ each Copyright and

EXHIBIT A: 18

(ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any portion of the Copyrights may fall into the public domain;
(d) such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property to infringe the intellectual property rights of any other Person;
(e) such Grantor will notify the Collateral Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same;
(f) whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Unless otherwise agreed to by the Collateral Agent, such Grantor will execute and deliver to the Collateral Agent for filing in (i) the United States Copyright Office a short-form copyright security agreement substantially in the form attached hereto as Annex III, (ii) the United States Patent and Trademark Office a short-form patent security agreement substantially in the form attached hereto as Annex IV and (iii) the United States Patent and Trademark Office a short-form trademark security agreement substantially in the form attached hereto as Annex V (in each case with such changes as may be agreed to by the Collateral Agent). Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all additional agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(g) such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application relating to any Intellectual Property (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; and
(h) in the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
5.10 Notices. (a) Except as may be otherwise expressly permitted under the terms of the Credit Agreement, each relevant Grantor shall promptly notify the Collateral Agent of (i) any change in any fact or circumstances represented or warranted by such Grantor with respect to any of the Collateral or Obligations, (ii) any claim, action, or proceeding affecting title to all or any of the Collateral or the

EXHIBIT A: 19

security interest created hereunder and, at the request of the Collateral Agent, appear in and defend, at the Grantors’ expense, any such action or proceeding, (iii) any material change in the nature of the Collateral, (iv) any material damage to or loss of Collateral, and (v) the occurrence of any other event or condition (including, without limitation, matters as to Lien priority) that could have a material adverse effect on the Collateral (taken as a whole) or the security interest created hereunder; and (b) give Collateral Agent thirty (30) days written notice before any proposed (i) relocation of its principal place of business or chief executive office, (ii) relocation of the place where its books and records concerning its accounts are kept, and (iii) relocation of any Collateral (other than delivery of Inventory or Equipment in the ordinary course of business to third parties or as permitted by the Credit Agreement) to a location not described on the attached Schedule 4.9. Prior to making any of the changes contemplated in clause (ii) preceding, such Grantor shall execute and deliver all such additional documents and, subject to the terms of Section 5.16, perform all additional acts as the Collateral Agent, in its sole discretion, may reasonably request in order to continue or maintain the existence and priority of the security interests in all of the Collateral.
5.11 Certificates of Title. Upon the request of the Collateral Agent, if certificates of title are issued or outstanding with respect to any of the vehicles or other Collateral which are not subject to a Lien permitted under Section 7.03 of the Credit Agreement, cause the security interest of the Collateral Agent to be properly noted thereon.
5.12 Impairment of Collateral. Not use any of the Collateral, or permit the same to be used, for any unlawful purpose, in any manner that is reasonably likely to adversely impair the value or usefulness of the Collateral, or in any manner inconsistent with the provisions or requirements of any policy of insurance thereon nor affix or install any accessories, equipment, or device on the Collateral or on any component thereof if such addition will impair the original intended function or use of the Collateral or such component.
5.13 Pledged Notes. Without the prior written consent of the Collateral Agent not materially modify, or permit the material modification of, any Pledged Note or release any collateral with respect to any Pledged Note unless specifically required by the terms thereof.
5.14 Schedules. Promptly update all schedules hereto if any information therein shall become inaccurate or incomplete in any material respect. Notwithstanding any other provision herein, any Grantor’s failure to describe any Collateral required to be listed on any schedule hereto shall not impair the security interest in the Collateral
5.15 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim other than or in addition to those set forth on Schedule 3.1 relating to any of the Collateral and having a face value individually or in the aggregate in excess of $500,000 (each such Commercial Tort Claim, an “Additional Commercial Tort Claim”), such Grantor shall promptly notify the Collateral Agent in a writing authenticated by such Grantor of the brief details of such Additional Commercial Tort Claim. Such Grantor shall grant to the Collateral Agent in such writing a security interest in such Additional Commercial Tort Claim and in the Proceeds thereof, all in accordance with and subject to the terms of this Agreement and such writing shall be in form and substance reasonably satisfactory to the Collateral Agent. Each Grantor hereby agrees to execute and deliver any additional documents or instruments, including any financing statements or amendments to any then existing financing statements, that the Collateral Agent reasonably deems necessary to create, perfect and protect the Collateral Agent’s Lien on and security interest in such Additional Commercial Tort Claim.
5.16 Landlord Lien Waivers and Warehouseman Letters. Upon the request of the Collateral Agent with respect to locations where the aggregate value of Inventory, Equipment or other tangible personal property of the Grantors on hand exceeds $250,000, Grantors shall use their

EXHIBIT A: 20

commercially reasonable efforts to deliver to Collateral Agent: (i) Landlord Waivers for leased locations, (ii) acknowledged Bailee Letters for locations where Inventory or Equipment is stored with a bailee, and (iii) mortgagee waivers for locations subject to a mortgage in favor of a lender other than the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent.
5.17 Encumbrances. No Grantor shall create, permit, or suffer to exist, and shall defend the Collateral against, any lien or other encumbrance on the Collateral, and shall defend such Grantor’s rights in the Collateral and the Collateral Agent’s security interest in, the Collateral against the claims and demands of all Persons except those holding or claiming Liens permitted under Section 7.03 of the Credit Agreement. Such Grantor shall do nothing to impair the rights of the Collateral Agent in the Collateral.
5.18 Fixtures. No Grantor shall permit any material portion of the Collateral to be or become a fixture.
5.19 Warehouse Receipts Non-Negotiable. If any warehouse receipt or receipt in the nature of a warehouse receipt is issued in respect of any of the Collateral, each Grantor agrees that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is use in Section 7-104 of the New York UCC) unless such warehouse receipt or receipt in the nature thereof is delivered to the Collateral Agent.
5.20 Limitations on Dispositions of Collateral. Such Grantor shall not sell, transfer, lease or otherwise dispose of the Collateral, or attempt, offer or contract to do so except as expressly permitted pursuant to the Credit Agreement.
5.21 Letter of Credit Rights. If any Grantor is at any time a beneficiary of a letter of credit that has a face amount individually or in the aggregate in excess of $100,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Administrative Agent in a writing authenticated by such Grantor. Such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.
SECTION 6. REMEDIAL PROVISIONS
6.1 Certain Matters Relating to Receivables. (a) The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s direction and control after the occurrence and during the continuance of an Event of Default, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the

EXHIBIT A: 21

Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Lenders, segregated from other funds of such Grantor; provided however that insofar as the foregoing applies to Government Receivables, such actions shall be required only to the extent permitted by law and in a manner consistent with applicable law and regulations. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c) At the Collateral Agent’s reasonable request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables (except for any such original documents of which it is necessary or advisable for such Grantor to maintain possession in compliance with any Requirement of Law, in which case, a copy of such document shall be delivered), including, without limitation, all original orders, invoices and shipping receipts.
(d) Upon the request of the Collateral Agent, Grantors shall establish a cash management system subject to one or more depositary and other agreements satisfactory to the Collateral Agent whereby lock boxes, lock box accounts, concentration accounts and such other accounts as may be required by the Collateral Agent are established under the sole dominion and control of the Collateral Agent, into which all Receivables shall be paid and from which all collected funds will be transferred; provided however that insofar as the foregoing applies to Government Receivables, such actions shall be required only to the extent permitted by law and in a manner consistent with applicable law and regulations.
6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.
(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Collateral Agent; provided however that insofar as the foregoing applies to Government Receivables, such actions shall be required only to the extent permitted by law and in a manner consistent with applicable law and regulations.
(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Lender of any payment relating thereto, nor shall the Collateral Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been

EXHIBIT A: 22

assigned to it or to which it may be entitled at any time or times.
6.3 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes and to exercise all voting and corporate rights with respect to the Pledged Securities; provided however that no vote shall be cast or corporate right exercised or other action taken which could reasonably be expected to impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent, to the extent such dividend or payment to the relevant Grantor is prohibited under this Agreement or the Credit Agreement.
6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, at the written request of the Collateral Agent and the Administrative Agent, all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Collateral Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required); provided however that insofar as the foregoing applies to Government Receivables, such actions shall be required only to the extent permitted by law and in a manner consistent with applicable law and regulations. All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds

EXHIBIT A: 23

while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.
6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:
First, to pay incurred and unpaid fees and expenses of the Collateral Agent and the Administrative Agent under the Loan Documents;
Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;
Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and
Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
6.6 NY UCC and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith enter upon the premises of any Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on Collateral Agent’s claim or action and may collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the

EXHIBIT A: 24

Collateral or the rights of the Collateral Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
6.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Equity pursuant to Section 6.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Equity, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof (to the extent the Issuer thereof is a Subsidiary of the Grantor) to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

EXHIBIT A: 25

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Lender to collect such deficiency.
6.9 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, Grantors will be credited only with payments actually made by the purchaser, received by the Collateral Agent, and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantors shall be credited with the proceeds of the sale.
6.10Intellectual Property. For purposes of enabling the Collateral Agent to exercise its rights and remedies under this Agreement and enabling the Collateral Agent and its successors and assigns to enjoy the full benefits of the Collateral, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license, or sublicense any of the Intellectual Property. Each Grantor shall provide the Collateral Agent with reasonable access to all media in which any of the Intellectual Property may be recorded or stored and all computer programs used for the completion or printout thereof. This license shall also inure to the benefit of all successors, assigns, and transferees of the Collateral Agent. Upon the occurrence of a Default, the Collateral Agent may require that each Grantor assign all of its right, title, and interest in and to the Intellectual Property or any part thereof to the Collateral Agent or such other Person as the Collateral Agent may designate pursuant to documents satisfactory to the Collateral Agent. If no Default or Potential Default exists, each Grantor shall have the exclusive, non-transferable right and license to use its Intellectual Property in the ordinary course of business and the exclusive right to grant to other Persons licenses and sublicenses with respect to the Intellectual Property for full and fair consideration.
SECTION 7. THE COLLATERAL AGENT
7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

EXHIBIT A: 26

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not be entitled to exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.
(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Term Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the

EXHIBIT A: 27

custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Administrative Agent, the Collateral Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Collateral Agent and the Lenders hereunder are solely to protect the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any Lender to exercise any such powers. The Administrative Agent, the Collateral Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
7.3 Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets now or hereafter owned by Debtor and all proceeds thereof” or similar collateral description in any such financing statements.
7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8. MISCELLANEOUS
8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the

EXHIBIT A: 28

Collateral Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay, or reimburse each Lender and the Collateral Agent for, all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Collateral Agent.
(b) Except to the extent otherwise provided in the Credit Agreement, each Guarantor agrees to pay, and to save the Administrative Agent, the Collateral Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c) Each Guarantor agrees to pay, and to save the Administrative Agent, the Collateral Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.
(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
8.5 Subrogation. If any Obligation is given in renewal or extension or applied toward the payment of indebtedness secured by any Lien, the Collateral Agent shall be, and is hereby, subrogated to all of the rights, titles, interests, and Liens securing the indebtedness so renewed, extended, or paid.
8.6 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the Lenders and their permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.
8.7 Setoff. Each Grantor hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each Lender at any time and from time to time, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent, the Collateral Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent, the Collateral Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent, the Collateral Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent, the Collateral Agent or such Lender may elect, whether or not the Administrative Agent, the Collateral Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims

EXHIBIT A: 29

may be contingent or unmatured. The Administrative Agent, the Collateral Agent and each Lender shall notify such Grantor promptly of any such setoff and the application made by the Administrative Agent, the Collateral Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent, the Collateral Agent or such Lender may have.
8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.10 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.11 Integration. This Agreement, the Fee Letter, the Guarantee Letter and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Fee Letter, the Guarantee Letter or the other Loan Documents.
8.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.13 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

EXHIBIT A: 30

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
8.14Acknowledgments. Each Grantor hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b) neither the Administrative Agent, the Collateral Agent nor any Lender in their respective capacities as such has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Collateral Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.
8.15 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
8.16 Releases. (a) At such time as the Loans and the other Obligations shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and a summary of the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
(c) Upon certification by any Grantor to the Collateral Agent that the maker of any Pledged Note has satisfied such maker’s obligations under such Pledged Note in full, the Collateral Agent

EXHIBIT A: 31

shall promptly return such Pledged Note to the address specified by such Grantor for return.
8.17 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND EACH LENDER, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
8.18 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
[Signatures begin on the Following Page]

EXHIBIT A

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.
ROTECH HEALTHCARE, INC.
By: _______________________________
Name:
Title:

A-1 Medical Equipment, Inc.
Abba Medical Equipment, Inc.
Acadia Home Care,
Allied Medical Supply, Inc.
Always Medical Equipment, Inc.
American Medical Rental, Inc.
Andy Boyd’s InHome Medical, Inc.
Andy Boyd’s InHome Medical/InHome Medical Inc.
Anniston Health & Sickroom Supplies, Inc.
Baumann Pharmaceutical Services, Inc.
Berkeley Medical Equipment, Inc.
Best Care Medical Supply, Inc.
Beta Medical Equipment, Inc.
Cambria Medical Supply, Inc.
Camden Medical Supply, Inc.
Canyon State Medical Supply, Inc.
Care Medical Supplies, Inc.
Centennial Medical Equipment, Inc.
Charlotte Medical Supply, Inc.
Collins Rentals, Inc.
Community Home Oxygen, Inc.
Contour Medical Supply, Inc.
Corley Home Health Care, Inc.
CPO 2, Inc.
Cynthiana Home Medical Equipment, Inc.
Daniel Medical Systems, Inc.
Distinct Home Health Care, Inc.
Don Paul Respiratory Services, Inc.
DuMed, Inc.
East Tennessee Infusion & Respiratory, Inc.
Encore Home Health Care, Inc.
Epsilon Home Health Care, Inc.
Excel Medical of Ames, Inc.
Excel Medical of Fort Dodge, Inc.
Excel Medical of Marshalltown, Inc.
First Community Care of Niagara, Inc.
Firstcare, Inc.

[SIGNATURE PAGE TO
GUARANTEE AND COLLATERAL AGREEMENT]

EXHIBIT A: 2

Fischer Medical Equipment, Inc.
Four Rivers Home Health Care, Inc.
G&G Medical, Inc.
Gate City Medical Equipment, Inc.
Georgia Medical Resources, Inc.
Gladwin Area Home Care, Inc.
Hamilton Medical Equipment Service, Inc.
Health at Home, Inc.
Health Care Services of Mississippi, Incorporated,
Health-Med Inc.
Holland Medical Services, Inc.
Home Care Oxygen Service, Inc.
Home Health Services Company
Home Medical Systems, Inc.
IHS Acquisition XXVII, Inc.
Infusion Services, Inc.
Integrated Health Services at Jefferson Hospital, Inc.
Integrated of Garden Terrace, Inc.
Intensive Home Care Services, Inc.
IOTA Medical Equipment, Inc.
LAMBDA Medical Equipment, Inc.
LAMS, Inc.
Lawrence Medical Equipment, Inc.
Liberty Home Health Care, Inc.
Lovejoy Medical, Inc.
Major Medical Supply, Inc.
Medco Professional Services, Corp.
MedCorp International, Inc.
Medic-Aire Medical Equipment, Inc.
Medical Electro-Therapeutics, Inc.
Medicare Rental Supply, Inc.
Michigan Medical Supply, Inc.
National Medical Equipment Centers, Inc.
Neumann’s Home Medical Equipment, Inc.
Nightingale Home Health Care, Inc.
North Central Washington Respiratory Care Services,
Inc.
Northeast Medical Equipment, Inc.
Northwest Home Medical, Inc.
Omega Medical Equipment, Inc.
OMICRON Medical Equipment, Inc.
Oxygen of Oklahoma, Inc.
Oxygen Plus Medical Equipment, Inc.
Oxygen Plus, Inc.
Oxygen Therapy Associates, Inc.
Peterson’s Home Care, Inc.
PHI Medical Equipment, Inc.
Pioneer Medical Services, Inc.
Preferential Home Health Care, Inc.
Premier Medical, Inc.
Principal Medical Equipment, Inc.

EXHIBIT A: 2

Professional Breathing Associates, Inc.
Professional Respiratory Home Healthcare, Inc.
PSI Health Care, Inc.
Pulmo-Dose, Inc.
Pulmonary Home Care, Inc.
Quality Home Health Care, Inc.
R.C.P.S., Inc.
RCG Information Services Corporation
RCI Medical Corp.
Regency Medical Equipment, Inc.
Resp-A-Care, Inc.
Respiracare Medical Equipment, Inc.
Respiratory Medical Equipment of GA., Inc.
Respitech Home Health Care, Inc.
Responsive Home Health Care, Inc.
Rhema, Inc.
Ritt Medical Group, Inc.
R N Home Care Medical Equipment Company, Inc.
Roswell Home Medical, Inc.
Rotech Employee Benefits Corporation,
Rotech Home Medical Care, Inc.
Rotech Oxygen and Medical Equipment, Inc.
Roth Medical, Inc.
Rothert’s Hospital Equipment, Inc.
Sampson Convalescent Medical Supply, Inc.
Select Home Health Care, Inc.
SIGMA Medical Equipment, Inc.
Signature Home Care of Kansas, Inc.
Signature Home Care of New Jersey, Inc.
Southeastern Home Health, Inc.
Southern IV Therapy, Inc.
Stat Medical Equipment, Inc.
Sun Medical Supply, Inc.
Sunshine Home Health Care, Inc.
The Kilroy Company
The Towne Pharmacy, Inc.
Theta Home Health Care, Inc.
Tupelo Home Health, Inc.
UPSILON Medical Equipment, Inc.
Valley Medical Equipment, Inc.
Value Care, Inc.
VitalCare Health Services, Inc.
VitalCare of America, Inc.
VitalCare of Pennsylvania, Inc.
VitalCare of Texas, Inc.
Vitech Medical, Inc.
White’s Medical Rentals, Inc.
Wichita Medical Care, Inc.
Wofford Pharmaceutical Services, Inc.
Zeta Home Health Care, Inc.

EXHIBIT A: 2

By: _______________________________
Name:
Title:

EXHIBIT A

Acknowledged and agreed:
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent

By:__________________________
Name:
Title:

By:__________________________
Name:
Title:

[SIGNATURE PAGE TO
GUARANTEE AND COLLATERAL AGREEMENT]

EXHIBIT A

Schedule 1
NOTICE ADDRESSES OF GUARANTORS

Page 1 to Schedule 1 to
Guarantee and Collateral Agreement

EXHIBIT A

Schedule 2
DESCRIPTION OF PLEDGED SECURITIES

Pledged Stock:

Issuer                 Class of Stock         Stock Certificate No.     No. of Shares

Pledged LLC Interests:

Issuer                 Class of Stock         Stock Certificate No.     No. of Shares

Pledged Partnership Interests:

Issuer                 Class of Stock         Stock Certificate No.     No. of Shares

Page 1 to Schedule 2 to
Guarantee and Collateral Agreement

EXHIBIT A

Issuer                 Class of Stock         Stock Certificate No.     No. of Shares

Pledged Notes:

Issuer                         Payee             Principal Amount

Page 2 to Schedule 2 to
Guarantee and Collateral Agreement

EXHIBIT A

Schedule 3

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTEREST

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Equity

[List actions to be taken with respect to Pledged Equity]

Other Actions

[Describe other actions to be taken]

Page 1 to Schedule 3 to
Guaranty and Collateral Agreement

EXHIBIT A

Schedule 3.1

COMMERCIAL TORT CLAIMS

Page 1 to Schedule 3.1 to
Guaranty and Collateral Agreement

EXHIBIT A

Schedule 4

JURISDICTION OF ORGANIZATION AND IDENTIFICATION NUMBER

Grantor’s Legal Name                 Jurisdiction of                     Identification
Organization                     Number

Page 1 to Schedule 4 to
Guaranty and Collateral Agreement

EXHIBIT A

Schedule 4.9

LOCATIONS OF INVENTORY AND EQUIPMENT

Page 1 to Schedule 4.9 to
Guaranty and Collateral Agreement

EXHIBIT A

Schedule 4.10

DEPOSIT ACCOUNTS

Page 1 to Schedule 4.10 to
Guaranty and Collateral Agreement

EXHIBIT A

Schedule 4.11

LETTERS OF CREDIT

Page 1 to Schedule 4.11 to
Guaranty and Collateral Agreement

EXHIBIT A

Schedule 5

INTELLECTUAL PROPERTY

I.     Copyrights and Copyright Licenses:

II.     Patents and Patent Licenses:

III.     Trademarks and Trademark Licenses:

Page 1 to Schedule 5 to
Guaranty and Collateral Agreement

EXHIBIT A

Annex I
to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 200__, made by ______________________________, a ______________ corporation (the “Additional Grantor”), in favor of CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H :
WHEREAS, Rotech Healthcare Inc. (the “Borrower”), the Lenders, the Collateral Agent and the Administrative Agent have entered into a Credit Agreement, dated as of March 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of March 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent and the Collateral Agent for the benefit of the Lenders;
WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption
Agreement in order to become a party to the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

Page 1 of Annex I to Guarantee and
Collateral Agreement

EXHIBIT A

[ADDITIONAL GRANTOR]

By: ___________________________________________
Name:
Title:

Page 2 of Annex I to Guarantee and
Collateral Agreement

EXHIBIT A

Annex I-A
to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 3.1

Supplement to Schedule 4

Supplement to Schedule 4.9

Supplement to Schedule 4.10

Supplement to Schedule 4.11

Supplement to Schedule 5

Page 1 of Annex I-A to Guarantee and
Collateral Agreement

EXHIBIT A

Annex II
to
Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of March 30, 2007 (the “Agreement”), made by the Grantors parties thereto for the benefit of CREDIT SUISSE, as Administrative Agent and as Collateral Agent. The undersigned agrees for the benefit of the Administrative Agent, the Collateral Agent and the Lenders as follows:
1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
2. The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.
3. The terms of Sections 5.7, 6.3(a) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it, or prohibited, pursuant to Section 5.7, 6.3(a) or 6.7 of the Agreement.

[NAME OF ISSUER]

By: ____________________________________
Name:
Title:

Address for Notices:

________________________________________
________________________________________
________________________________________
Fax: ____________________________________

Page 1 of Annex II to Guarantee and
Collateral Agreement

EXHIBIT A

Annex III to
Guarantee and Collateral Agreement

[FORM OF]

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT, dated as of _____, ____, by ROTECH HEALTHCARE INC., a Delaware corporation (the “Borrower”), and each of the other entities listed on the signature pages hereof or which becomes a party hereto pursuant to Section 5.09 of the Guarantee and Collateral Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent, for the Lenders (as defined in the Credit Agreement referred to below) (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of March 30, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, CREDIT SUISSE SECURITIES (USA) LLC, as Sole Lead Arranger and Sole Book-Runner, CREDIT SUISSE, as Administrative Agent and Collateral Agent and the several banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; and
WHEREAS, the Grantors other than the Borrower party to the Guarantee and Collateral Agreement have guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement dated of even date herewith by the Grantors in favor of the Collateral Agent for the ratable benefit of the Lenders (as it may be amended, restated, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and
WHEREAS, all the Grantors are party to the Guarantee and Collateral Agreement pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Sole Lead Arranger, the Collateral Agent and Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent as follows:
Section 1 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Credit Agreement or the Guarantee and Collateral Agreement.
Section 2 Grant of Security Interest in Copyright Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent for the benefit of the Lenders, and grants to the Collateral Agent for the benefit of the Lenders a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Copyright Collateral”):

Page 1 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

(a) (a) all of its Copyrights and Copyright Licenses to which it is a party, including those referred to on Schedule I hereto (as such Schedule may be amended from time to time by the addition of Copyrights and Copyright licenses, subsequently created or acquired, by execution of a supplement in substantially the same form of Schedule I attached hereto);
(b) all renewals of the foregoing; and
(b) (c) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future infringement of any Copyright or Copyright licensed under any Copyright License.
Section 3 Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
Very truly yours,

[GRANTORS]

By: __________________________
Name:
Title:

Accepted and Agreed:
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Collateral Agent

By: _____________________________________
Name:
Title:

By: _____________________________________
Name:
Title:

Page 2 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

Acknowledgement of Grantor

STATE OF ____________________________)
)         ss.

COUNTY OF__________________________ )

On this day of ___________________, ____ before me personally appeared _______________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ______________, who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

_____________________________
Notary Public

Page 3 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

Schedule I
to
Copyright Security Agreement
Copyright Registrations

A.     REGISTERED COPYRIGHTS

Copyright Reg. No. Date

B.    COPYRIGHT APPLICATIONS

C.    COPYRIGHT LICENSES

Name of Agreement, Parties, Date of Agreement

Page 4 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

Annex IV to

Guarantee and Collateral Agreement

[FORM OF]

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of ___, 2007 by ROTECH HEALTHCARE INC., a Delaware corporation (the “Borrower”), and each of the other entities listed on the signature pages hereof or which becomes a party hereto pursuant to Section 5.09 of the Guarantee and Collateral Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent, for the Lenders (as defined in the Credit Agreement referred to below) (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of March 30, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, CREDIT SUISSE SECURITIES (USA) LLC, as Sole Lead Arranger and Sole Book-Runner, CREDIT SUISSE, as Administrative Agent and Collateral Agent and the several banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; and
WHEREAS, the Grantors other than the Borrower party to the Guarantee and Collateral Agreement have guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement dated of even date herewith by the Grantors in favor of the Collateral Agent for the ratable benefit of the Lenders (as it may be amended, restated, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and
WHEREAS, all the Grantors are party to the Guarantee and Collateral Agreement pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Sole Lead Arranger, the Administrative Agent and Collateral Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent as follows:
Section 1 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Credit Agreement or the Guarantee and Collateral Agreement.
Section 2 Grant of Security Interest in Patent Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent for the benefit of the Lenders, and grants to the Collateral Agent for the benefit of the Lenders a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Patent Collateral”):

Page 5 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

all of its Patents and Patent Licenses to which it is a party, including those referred to on Schedule I hereto (as such Schedule may be amended from time to time by the addition of Patents and Patent Licenses, subsequently created or acquired, by execution of a supplement in substantially the same form of Schedule I attached hereto);
(c) (b) all reissues, continuations or extensions of the foregoing; and
(c) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any Patent License.
Section 3 Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
Very truly yours,

[GRANTORS]

By: __________________________
Name:
Title:

Accepted and Agreed:
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Collateral Agent

By: ____________________________________
Name:
Title:

By: ____________________________________
Name:
Title:

Page 6 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

ACKNOWLEDGEMENT OF GRANTOR

STATE OF ____________________________)

)     ss.

COUNTY OF _________________________)

On this day of ___________________, ____ before me personally appeared _______________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ______________, who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

_____________________________
Notary Public

Page 7 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A
Schedule I
to
Patent Security Agreement
Patent Registrations

A.    REGISTERED PATENTS

Patent Reg. No. Date

B.    PATENT APPLICATIONS

C.    PATENT LICENSES

Name of Agreement, Parties, Date of Agreement

Page 8 of Annex IV to Guarantee and
Collateral Agreement

EXHIBIT A

Annex V to
Guarantee and Collateral Agreement

[FORM OF]

TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT, dated as of ________ __, ____ by ROTECH HEALTHCARE INC., a Delaware corporation (the “Borrower”), and each of the other entities listed on the signature pages hereof or which becomes a party hereto pursuant to Section 5.09 of the Guarantee and Collateral Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent, for the Lenders (as defined in the Credit Agreement referred to below) (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of March 30, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, CREDIT SUISSE SECURITIES (USA) LLC, as Sole Lead Arranger and Sole Book-Runner, CREDIT SUISSE, as Administrative Agent and Collateral Agent and the several banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; and
WHEREAS, the Grantors other than the Borrower party to the Guarantee and Collateral Agreement have guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement dated of even date herewith by the Grantors in favor of the Collateral Agent for the ratable benefit of the Lenders (as it may be amended, restated, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and
WHEREAS, all the Grantors are party to the Guarantee and Collateral Agreement pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;
NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Sole Lead Arranger, the Collateral Agent and Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent as follows:
Section 1 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Credit Agreement or the Guarantee and Collateral Security Agreement.
Section 2 Grant of Security Interest in Trademark Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent for the benefit of the Lenders, and grants to the Collateral Agent for the benefit of the Lenders a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Trademark Collateral”):

Page 1 of Annex V to Guarantee and
Collateral Agreement

EXHIBIT A

(a) all of its Trademarks and Trademark Licenses to which it is a party, including those referred to on Schedule I hereto (as such Schedule may be amended from time to time by the addition of Trademarks and Trademark Licenses, subsequently created or acquired, by execution of a supplement in substantially the same form of Schedule I attached hereto);
(b) all renewals of the foregoing;
(c) all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark License; and
(d) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.
Section 3 Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.
Very truly yours,

[GRANTORS]

By: __________________________
Name:
Title:

Accepted and Agreed:
CREDIT SUISSE,
as Collateral Agent

By: ___________________________________
Name:
Title:

Page 2 of Annex VI to Guarantee and
Collateral Agreement

EXHIBIT A

ACKNOWLEDGEMENT OF GRANTOR

STATE OF_____________________________ )

)     ss.

COUNTY OF__________________________ )

On this day of ___________________, ____ before me personally appeared _______________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of ______________, who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

________________________________
Notary Public

Page 3 of Annex VI to Guarantee and
Collateral Agreement

EXHIBIT A

Schedule I
to
Trademark Security Agreement
Trademark Registrations

A.    REGISTERED TRADEMARKS

MarkReg. No. Date

B.    TRADEMARK APPLICATIONS

C.    TRADEMARK LICENSES

Name of Agreement, Parties, Date of Agreement

Page 4 of Annex VI to Guarantee and
Collateral Agreement

EXHIBIT A

Annex VI to
Guaranty and Collateral Agreement

DEPOSIT ACCOUNT CONTROL AGREEMENT

____________, 2007

______________________________

Ladies and Gentlemen:

This letter is to notify you (the “Depository Bank”) that, pursuant to that certain Guarantee and Collateral Agreement dated as of March 30, 2007 (as amended, modified, supplemented, or restated from time to time, the “Security Agreement”),______________________, a company organized under the laws of (the “Pledgor”), has granted to ______________________ (“Pledgee”) a first priority security interest in and lien upon, (a) Account No.__________(the “Account”) maintained by Pledgor with you, (b) any extensions or renewals of the Account if the Account is one which may be extended or renewed, and (c) all of Pledgor’s right, title, and interest (whether now existing or hereafter created or arising) in and to the Account, all sums from time to time on deposit therein, credited thereto, or payable thereon, all instruments, documents, certificates, and other writings evidencing the Account, and any and all proceeds of any thereof (the items described in Clauses (a), (b) and (c) being herein collectively called the “Collateral”).

In connection therewith, the parties hereto agree (which agreement by Pledgor will be construed as instructions to the Depository Bank):

1.    The Depository Bank is instructed to register the pledge on its books and hold the Collateral in a pledged status account.

2.    The Depository Bank is instructed to deliver to Pledgee copies of monthly statements on the account(s) identified below:

3.    The Account will be styled:
“_________________________________”

4.    All dividends, interest, gains, and other profits on the Collateral will be reported in the name and tax identification number of Pledgor.

5.    This letter agreement gives Pledgee “control” of the Account and the Collateral. The Depository
Bank agrees to comply with any order or instruction from Pledgee as to the withdrawal or disposition of any funds from time to time credited to the Account, or as to any other matters relating to the Collateral, without the further consent of Pledgor. The Depository Bank shall be fully entitled to rely upon such instructions from Pledgee even if such instructions are contrary to any instructions or demands that Pledgor may give to the Depository Bank.

6.    Pledgee agrees to indemnify and hold the Depository Bank, its officers and employees, harmless from and against any and all claims, causes of action, liabilities, lawsuits, demands, and/or damages, including, without limitation any and all costs, including court costs and reasonable

Page 5 of Annex VI to Guarantee and
Collateral Agreement

EXHIBIT A

attorneys’ fees, that may arise or result from the Depository Bank complying with the instructions and orders of Pledgee given in connection with Pledgee’s exercise of its control over and secured rights in the Account and the Collateral except to the extent that such claims, causes of action, liabilities, lawsuits, demands, and/or damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Depository Bank.

7.    Pledgor agrees to indemnify and hold the Depository Bank, its officers and employees, harmless from and against any and all claims, causes of action, liabilities, lawsuits, demands, and/or damages, including, without limitation, any and all costs, including court costs and reasonable attorneys’ fees, that may arise or result from the Depository Bank entering into and performing its obligations under this letter agreement except to the extent that such claims, causes of action, liabilities, lawsuits, demands, and/or damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Depository Bank.

8.    The Depository Bank represents that it has not received notice regarding any lien, encumbrance, or other claim to the Account or the Collateral from any person other than pursuant to this letter agreement and has not entered into another agreement with any other party to act on such party’s instructions with respect to the Account. The Depository Bank further agrees not to enter into any such agreement with any other party.

9.    The Depository Bank subordinates to the security interest of Pledgee any right of recoupment or setoff, or to assert any security interest or other lien, that it may at any time have against or in any of the Collateral on account of any credit or other obligations owed to the Depository Bank by
Pledgor or any other person. The Depository Bank may, however, from time to time debit the
Account for any of its customary charges in maintaining the Account or for reimbursement for the reversal of any provisional credits granted by the Depository Bank to the Account, to the extent, in each case, that Pledgor has not separately paid or reimbursed Depository Bank therefor.

10.    To the extent a conflict exists between the terms of this letter agreement and any account agreement between Pledgor and the Depository Bank, the terms of this letter agreement will control.

11.    The terms of this letter agreement will in no way be modified except by a writing signed by all parties hereto.

12.     Each of the parties executing this letter agreement represents that he has the proper authority to execute this letter agreement.

[Remainder of page intentionally blank. Signature page follows.]

Page 6 of Annex VI to Guarantee and
Collateral Agreement

EXHIBIT A

IN WITNESS WHEREOF, Pledgor and Pledgee have agreed to the terms of this letter agreement as of the date first indicated above.
Pledgor:

[NAME OF ENTITY]

By:    ________________________________________
Name:__________________________________
Title: ___________________________________

Pledgee:

[NAME OF ENTITY]

By:    _________________________________________
Name:____________________________________
Title:_____________________________________

Acknowledged and Agreed on ____________, 200_:

Depository Bank:

[NAME OF ENTITY]

By:    ________________________________________
Name:___________________________________
Title:____________________________________

Page 7 of Annex VI to Guarantee and
Collateral Agreement

EXHIBIT A

Annex VII to
Guaranty and Collateral Agreement

ACKNOWLEDGMENT OF PLEDGE

PARTNERSHIP: _______________                 INTEREST OWNER:______________________

BY THIS ACKNOWLEDGMENT OF PLEDGE, dated as of ______________________ , 20__, __________ (the “Partnership”) hereby acknowledges the pledge in favor of ________________________ (“Pledgee”), in its capacity as Collateral Agent for the Lenders under that certain Guarantee and Collateral Agreement dated as of __, 2007 (as amended, modified, supplemented, or restated from time to time, the “Security Agreement”), against, and a security interest in favor of Pledgee in, all of ‘s (the “Interest Owner”) rights in connection with any partnership interest in the Partnership now and hereafter owned by the Interest Owner (“Partnership Interest”).
A. Pledge Records. The Partnership has identified Pledgee’s interest in all of the Interest Owner’s right, title, and interest in and to all of the Interest Owner’s Partnership Interest as subject to a pledge and security interest in favor of Pledgee in the Partnership records.
B. Partnership Distributions, Accounts, and Correspondence. The Partnership hereby acknowledges that (i) all proceeds, distributions, and other amounts payable to the Interest Owner, including, without limitation, upon the termination, liquidation, and dissolution of the Partnership shall be paid and remitted to the Pledgee upon demand, (ii) all funds in deposit accounts shall be held for the benefit of Pledgee, and (iii) all future correspondence, accountings of distributions, and tax returns of the Partnership shall be provided to the Pledgee. The Partnership acknowledges and accepts such direction and hereby agrees that it shall, upon the written demand by the Collateral Agent, pay directly to the Administrative Agent (as such term is defined in the Security Agreement) or the Collateral Agent at such address any and all distributions, income, and cash flow arising from the Partnership Interests whether payable in cash, property or otherwise, subject to and in accordance with the terms and conditions of the Partnership. The Pledgee may from time to time notify the Partnership of any change of address to which such amounts are to be paid.
Remainder of Page Intentionally Blank.
Signature Page to Follow.

Page 1 of Annex VII to Guarantee and
Collateral Agreement

EXHIBIT A

EXECUTED as of the date first stated in this Acknowledgment of Pledge.

___________________________________________________

By:    ____________________________________________
Name:_______________________________________
Title:________________________________________

[PARTNERSHIP]

By:    ____________________________________________,
as General Partner

By:    ____________________________________________
Name:_______________________________________
Title:________________________________________
8

Page 2 of Annex VII to Guarantee and
Collateral Agreement

EXHIBIT B

[FORM OF]
COMPLIANCE CERTIFICATE

Financial Statement Date: [●]

To:    The Administrative Agent and the Lenders
parties to the Credit Agreement described below

Reference is made to the Credit Agreement dated as of March 30, 2007 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner. Capitalized terms used and not defined herein have the meanings set forth in the Credit Agreement. This certificate is being delivered pursuant to Section 6.02(b) of the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected [title of Responsible Officer] of the Borrower.
2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
3. To the best of my knowledge, during the accounting period covered by the attached financial statements, each Loan Party has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is party to be observed, performed or satisfied by it.
4. [Except as set forth below, the] [The]examinations described in paragraph 2 did not disclose, and I have no knowledge of [(i)] the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [and (ii) the disclosure set forth below specifies the details of any such condition or event and any corrective action taken or proposed to be taken with respect thereto].
4. Borrower to set forth the computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with covenants contained in Sections 7.01 and 7.07.

2

5. Attached hereto are the financial statements required to be delivered pursuant to Section 6.01[(a)][(b)]. The attached financial statements are complete and correct, in all material respects, and have been prepared in reasonable detail and in accordance with the GAAP.
6. Attached hereto as Annex I is, to the extent not previously disclosed to the Administrative Agent, a true and complete list of any country or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the most recent list delivered pursuant to Section 6.02(b) of the Credit Agreement.
[7. Attached hereto are the UCC financing statement[s] or other applicable filing[s] as required to be delivered pursuant to paragraph 6 above.]
The description below sets forth the exceptions, if any, to paragraph 4 by listing in detail, the nature of the condition or event, the period during which it has existed and the corrective action which the Borrower has taken, is taking, or propose to take with respect to each such condition or event:
______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
The foregoing certifications, together with the information set forth [in the annex attached hereto, the financing statements and] the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this __ day of , 20__.
ROTECH HEALTHCARE INC.,

by
___________________________________
Name:
Title:

EXHIBIT C-1

[FORM OF]
SECRETARY’S CERTIFICATE

March 30, 2007

Reference is made to the Credit Agreement dated as of March 30, 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), each of the lenders from time to time party thereto (the “Lenders”), Credit Suisse, as administrative agent and as collateral agent for the Lenders and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner. Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.
Pursuant to Section 5.01(g) of the Credit Agreement, the undersigned, in [his][her] capacity as Secretary of [•] (“[•]”), does hereby certify in the name of and on behalf of [•] as follows:
1. Attached hereto as Annex I is a true and complete copy of the Bylaws of [•] as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in paragraph 2 below.
2. Attached hereto as Annex II are true and complete copies of resolutions duly adopted by action of the [Board of Directors] of [•] authorizing the execution, delivery and performance of the Loan Documents to which [•] is a party and any other document delivered by [•] in connection with the Credit Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date hereof.
3. Attached hereto as Annex III is a copy of the [certificate] of incorporation, including all amendments thereto, of [•] as in effect on the Closing Date, certified as of recent date by the Secretary of State of [STATE OF INCORPORATION].
4. Attached hereto as Annex IV is a true and correct copy of a certificate of good standing of [•] as of a recent date, issued by the Secretary of State of [STATE OF INCORPORATION].
5. The named individuals set out in Annex V hereto are duly appointed and qualified officers of [•] and each holds the office set forth opposite such officer’s name. The signature set forth opposite such officer’s name on Annex V is such officer’s genuine signature. Each person who, as an officer of [•], signed any of the Loan Documents (or any other document or agreement delivered in connection with the Credit Agreements) was, at the time or the respective times of such execution and delivery of such documents, duly elected, qualified and acting as such director or officer, and the signature of each such officer appearing on any such documents is such officer’s genuine signature.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this Secretary’s Certificate on the date first written above.

_______________________________
[Name]
Secretary

I, [NAME], [TITLE] of [•], do hereby certify that [NAME OF SECRETARY] is the duly elected, qualified and acting [Secretary] of [•], and that the signature of [NAME OF SECRETARY] set forth above is [his][her] true and genuine signature.
IN WITNESS WHEREOF, I have hereunto signed my name this [ ] day of March, 2007.

_______________________________
[Name]
[Title]

ANNEX V

INCUMBENCY CERTIFICATE

Name                         Office                Signature

[ ]                         [ ]
_______________________
[ ]                         [ ]
_______________________
[ ]                         [ ]
_______________________
[ ]                         [ ]
_______________________
[ ]                         [ ]
_______________________
[ ]                         [ ]
_______________________

EXHIBIT C-2

[FORMOF]
OFFICER’S CERTIFICATE

March 30, 2007

Reference is made to the Credit Agreement dated as of March 30, 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Rotech Healthcare Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Credit Suisse, as administrative agent and as collateral agent for the Lenders and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner. Capitalized terms used and not defined herein have the meanings set forth in the Credit Agreement. This certificate is being delivered pursuant to Section 5.01(g) of the Credit Agreement.
The undersigned, [title of Responsible Officer] of [ ], hereby certifies that, with respect to [ ] and those matters within its control, as follows:
(a) All representations and warranties contained in the Loan Document to which it is a party are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.
(b) At the time of and immediately after the making of the Loans, no Default or Event of Default has occurred or is continuing.

[Remainder of this page left intentionally blank]

2

IN WITNESS WHEREOF, the undersigned has duly executed this Officer’s Certificate on the date first written above.

[ ],

by

_______________________________________
Name:
Title:

EXHIBIT D

[FORM OF]
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of March 30, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.06(c) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below (the “Effective Date”) and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.06(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement; provided that the obligations of the Assignor under Section 10.14 of the Credit Agreement shall survive the execution of this Assignment and Acceptance and the assignment of interests effected hereby.
2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.13(d) of the Credit Agreement, duly completed and executed by such Assignee and (ii) to the extent required by the Administrative Agent under Section 10.06(e) of the Credit Agreement, a processing and recordation fee of $3,500.
3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

2

Date of Assignment: ____________________________________________________________

Legal Name of Assignor (“Assignor”): ______________________________________________

Legal Name of Assignee (“Assignee”): ______________________________________________

Effective Date of Assignment (“Effective Date”): _____________________________________

Principal Amount Assigned[1]	Percentage Assigned of Commitment/Loan[1] (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders thereunder)
$	%

[Remainder of page intentionally left blank]

_______________________________
1     Amount of Commitments and/or Loans assigned is governed by Section 10.06(c) of the
Credit Agreement.

The terms set forth above are
hereby agreed to:                     Accepted:

CREDIT SUISSE, CAYMAN
ISLANDS BRANCH, as
Administrative Agent

_________________, as Assignor                by:___________________________
Name:
Title:

by:___________________________                by:___________________________
Name:                                Name:
Title:                                Title:

_________________, as Assignee                [ROTECH HEALTHCARE INC.]1

by:___________________________                by:___________________________
Name:                                Name:
Title:                                Title:

______________________________
1 To the extent such consents are required under Section 10.06(c) of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in

3

accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

Exhibit E-1
FORM OF LEGAL OPINION OF KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

200 East Randolph Drive
Chicago, Illinois 60601

312-861-2000                    Facsimile:
312 861-2200
www.kirkland.com

March 30,2007

Credit Suisse Securities (USA) LLC,
as Sole Lead Arranger and Sole Bookrunner,
Credit Suisse,
as Administrative Agent and Collateral Agent, and
Each of the Lenders party to
the Credit Agreement described below

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to: (i) Rotech
Healthcare Inc., a Delaware corporation ("Borrower"), and (ii) each of the Subsidiaries listed on the Schedule of Guarantors attached hereto as Schedule E (collectively, the "Guarantors" and each a "Guarantor"), in response to the requirement in Section 5.01fh)(i) of the Credit
Agreement, dated as of even date herewith (the "Credit Agreement"), among Borrower, Credit
Suisse Securities (USA) LLC, as Sole Lead Arranger and Sole Bookrunner (the "Arranger").
Credit Suisse, as Administrative Agent (in such capacity, the "Administrative Agent") and
Collateral Agent (in such capacity, the "Collateral Agent"), and the Lenders listed on the signature pages thereto. Borrower and the Guarantors are collectively referred to herein as the
"Credit Parties" and each as a "Credit Party".

Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Credit Agreement. The Arranger, the Collateral Agent, the Administrative
Agent and the Lenders are sometimes referred to herein as "you". The term "Credit Documents"
whenever it is used in this letter means the Credit Agreement and each of the following additional agreements, hi each case hi the form executed by the parties thereto on the date hereof:

(i)     the Guarantee and Collateral Agreement (the "Collateral Agreement"), dated the date hereof, by and among the Collateral Agent, the Borrower and the Guarantors;

London             Los Angeles         New York             San Francisco         Washington, D.C.

KIRKLAND & ELLIS LLP
March 30,2007

(ii)     the Trademark Security Agreement (the "Trademark Security Agreement") dated the date hereof, by and among the Collateral Agent, the Borrower and the
Guarantors;

(iii)     the Patent Security Agreement (the "Patent Security Agreement") dated the date hereof, by and among the Collateral Agent, the Borrower and the Guarantors;

(iv)     the Copyright Security Agreement (the "Copyright Security Agreement" and,
together with the Trademark Security Agreement and the Patent Security
Agreement, collectively, the "Intellectual Property Security Agreements") dated the date hereof, by and among the Collateral Agent, the Borrower and the
Guarantors.

References herein to the "Financing Statements" mean the Form UCC-1 financing statements delivered on this date by Borrower and each Guarantor (other than the Florida Credit Parties), as debtors, in favor of the Collateral Agent for the benefit of the Lenders, in each case, as attached hereto as Annex I. The term "Organization Documents" whenever it is used hi this letter means the certificate of incorporation and the bylaws of the relevant entity, in each case, as amended through the date hereof. Each of the terms "South Carolina UCC," "New Mexico UCC," 'Texas
UCC," "Colorado UCC," "Delaware UCC," "Kentucky UCC," "South Dakota UCC," ''Michigan
UCC," "Pennsylvania UCC," "Montana UCC," "Iowa UCC," "Illinois UCC," "Utah UCC,"
"Idaho UCC," "West Virginia UCC," "Minnesota UCC," "Kansas UCC," "Arizona UCC,"
"Maine UCC," "Alabama UCC," "North Carolina UCC," "Oklahoma UCC," "Wyoming UCC,"
"California UCC," "New York UCC," "Washington UCC," "Missouri UCC," "Georgia UCC,"
"New Jersey UCC" whenever it is used herein means the Uniform Commercial Code as presently in effect in the State of South Carolina, State of New Mexico, State of Texas, State of
Colorado, State of Delaware, State of Kentucky, State of South Dakota State of Michigan, State
of Pennsylvania, State of Montana, State of Iowa, State of Illinois, State of Utah, State of Idaho,
State of West Virginia, State of Minnesota, State of Kansas, State of Arizona, State of Maine,
State of Alabama, State of North Carolina, State of Oklahoma, State of Wyoming, State of
California, State of New York, State of Washington, State of Missouri, State of Georgia, State of
New Jersey, respectively. References herein to the "South Carolina Credit Parties," the "New
Mexico Credit Parties", the "Texas Credit Parties," the "Colorado Credit Parties," the "Delaware
Credit Parties," the "Kentucky Credit Parties," the "South Dakota Credit Parties," the "Michigan
Credit Parties," the "Pennsylvania Credit Parties," the "Montana Credit Parties," the "Iowa
Credit Parties," the "Illinois Credit Parties," the "Utah Credit Parties," the "Idaho Credit Parties,"
the "West Virginia Credit Parties," the "Minnesota Credit Parties," the "Kansas Credit Parties,"
the "Arizona Credit Parties," the "Maine Credit Parties," the "Alabama Credit Parties" the
"North Carolina Credit Parties," the "Oklahoma Credit Parties," the "Wyoming Credit Parties,"
the "California Credit Parties," the "New York Credit Parties," the "Washington Credit Parties,"
the "Missouri Credit Parties," the "Georgia Credit Parties," the "Florida Credit Parties" and the
"New Jersey Credit Parties" mean collectively each of the Credit Parties set forth on Schedule G

KIRKLAND & ELLIS LLP

March 30, 2007

that is organized under the laws of the State of South Carolina, State of New Mexico, State of
Texas, State of Colorado, State of Delaware, State of Kentucky, State of South Dakota State of
Michigan, State of Pennsylvania, State of Montana, State of Iowa, State of Illinois, State of Utah,
State of Idaho, State of West Virginia, State of Minnesota, State of Kansas, State of Arizona,
State of Maine, State of Alabama, State of North Carolina, State of Oklahoma, State of
Wyoming, State of California, State of New York, State of Washington, State of Missouri, State
of Georgia, State of Florida and State of New Jersey, respectively.

Subject to the assumptions, qualifications, exclusions and other limitations that are identified in this letter and in the schedules attached to this letter, we advise you, and, with respect to each legal issue addressed in this letter, it is our opinion, that:

1.    (i) Each of the South Carolina Credit Parties is a corporation existing and in good standing under the South Carolina Business Corporation Act, as in effect on the date hereof (the "SCBCA"); (ii) each of the Texas Credit Parties is a corporation existing and in good standing under the Texas Business Corporation Act, as in effect on the date hereof (the "TBCA"); (iii) each of the Colorado Credit Parties is an entity in existence under the Colorado Business Corporation Act, as in effect on the date hereof (the
"CBCA"); (iv) each of the Delaware Credit Parties is a corporation validly existing and in good standing under the General Corporation Law of the State of Delaware as in effect on the date hereof (the "DGCL"); (v) each of the Kentucky Credit Parties is an entity in existence under the Kentucky Business Corporation Act, as in effect on the date hereof
(the "KBCA"); (vi) each of the South Dakota Credit Parties is an entity in existence under the South Dakota Business Corporation Act, as in effect on the date hereof (the
"SDBCA"); (vii) each of the Michigan Credit Parties is an entity in existence under the
Business Corporation Act, as in effect on the date hereof (the "MBCA"); (viii) each of the Pennsylvania Credit Parties is an entity in existence under the Pennsylvania Business
Corporation Law of 1988, as in effect on the date hereof (the "PBCL"); (ix) each of the
Montana Credit Parties is an entity in existence under the Montana Business Corporation
Act, as in effect on the date hereof (the "MontBCA"); (x) each of the Iowa Credit Parties is an entity in existence under the Iowa Business Corporation Act, as in effect on the date hereof (the "IBCA"); (xi) each of the Illinois Credit Parties is an entity in existence under the Business Corporation Act of 1983, as in effect on the date hereof (the "IIBCA"); (xii)
each of the Utah Credit Parties is an entity in existence under the Utah Revised Business
Corporation Act, as in effect on the date hereof (the "URBCA"); (xiii) each of the Idaho
Credit Parties is an entity in existence under the Idaho Business Corporation Act, as in effect on the date hereof (the "IdBCA"); (xiv) each of the West Virginia Credit Parties is an entity hi existence under the West Virginia Business Corporation Act, as in effect on the date hereof (the "WVBCA"); (xv) each of the Minnesota Credit Parties is an entity in existence under the Minnesota Business Corporation Act, as in effect on the date hereof
(the "MinBCA"); (xvi) each of the Kansas Credit Parties is an entity in existence under

KIRKLAND & ELLIS LLP

March 30,2007

the Kansas General Corporation Code, as in effect on the date hereof (the "KGCC");
(xvii) each of the Arizona Credit Parties is an entity in existence under the Arizona
Business Corporation Act, as in effect on the date hereof (the "ABCA"); (xvii) each of the Maine Credit Parties is an entity in existence under the Maine Business Corporation
Act, as in effect on the date hereof (the "MaBCA"); (xviii) each of the Alabama Credit
Parties is an entity in existence under the Alabama Business Corporation Act, as in effect on the date hereof (the "ALBCA"); (xix) each of the North Carolina Credit Parties is an entity in existence under the North Carolina Business Corporation Act, as in effect on the date hereof (the "NCBCA"); (xx) each of the Oklahoma Credit Parties is an entity in existence under the Oklahoma General Corporation Act, as in effect on the date hereof
(the "OGCA"); (xxi) each of the Wyoming Credit Parties is an entity in existence under the Wyoming Business Corporation Act, as in effect on the date hereof (the "WBCA");
(xxii) each of the California Credit Parties is an entity in existence under the General
Corporation Law, as in effect on the date hereof (the "CGCL"); (xxiii) each of the New
York Credit Parties is a subsisting entity under the Business Corporation Law, as in effect on the date hereof (the "NYBCL"); (xxiv) each of the Washington Credit Parties is an entity in existence under the Washington Business Corporation Act, as in effect on the date hereof (the "WaBCA"); (xxv) each of the Missouri Credit Parties is an entity in existence under The General and Business Corporation Law of Missouri, as in effect on the date hereof (the "MGBCL"); (xxvi) each of the Georgia Credit Parties is an entity in existence under the Georgia Business Corporation Code, as in effect on the date hereof
(the "GBCC"); (xxvii) each of the New Jersey Credit Parties is an entity in existence under the New Jersey Business Corporation Act, as in effect on the date hereof (the
"NJBCA") and (xxviii) each of the New Mexico Credit Parties is an entity in existence under the New Mexico Business Corporation Act, as in effect on the date hereof (the
"NMBCA").

2.    Each of the Credit Parties (other than the Florida Credit Parties) has the corporate power to enter into and perform its respective obligations under the Credit Documents to which it is a party.

3.    Each of the boards of directors of each Credit Party (other than the Florida Credit Parties)
has adopted by requisite vote or action, in accordance with the applicable provisions of its Organization Documents granting such authority to the board of directors, the resolutions necessary to authorize such Credit Party's execution and delivery of, and the performance of.such Credit Party's obligations under, the Credit Documents to which it is a party, or in the case of the Financing Statements on which it is named as debtor, the delivery of such Financing Statements.

4.    Each Credit Party (other than the Florida Credit Parties) has duly executed and delivered the Credit Documents to which it is a party.

KIRKLAND & ELLIS LLP
March 30,2007

5.    Each of the Credit Documents executed by each Credit Party is a legal, valid and binding obligation of each such Credit Party that is a party thereto, and is enforceable against such Credit Party in accordance with its terms.

6.    The execution and delivery by each Credit Party of the Credit Documents to which it is a party, and the consummation by it of the lending transactions contemplated by each
Credit Document to which it is a party to occur on the date hereof in accordance with the terms thereof and the performance of its obligations under each such Credit Document, will not (a) except for the Florida Credit Parties with respect to their respective
Organizational Documents, violate any existing provisions of the Organization
Documents of such Credit Party, (b) based on existing facts of which we are aware, constitute a violation by such Credit Party of any applicable provision of existing Laws of the State of New York or United States federal statutory law or governmental regulation covered by this letter, (c) violate any existing order, writ, injunction, judgment, determination, award or decree of any court or governmental instrumentality applicable to such Credit Party of which we are aware or (d) violate the terms or provisions of the
Senior Subordinated Note Indenture (provided that in each case we express no opinion as to compliance with any financial covenant or test or the effect of any cross-default provision in any such agreement). The term "Laws" means laws not excluded from the coverage of this opinion.

7.    To our knowledge, no Credit Party is presently required to obtain any consent, approval, authorization or order of any State of New York or United States federal court or governmental agency in order to obtain the right to execute and deliver any of the Credit
Documents to which it is a party or to take any of the actions taken by it in connection with the consummation of the lending transactions contemplated by such Credit
Documents to occur on the date hereof in accordance with the terms thereof, except for:
(a) those obtained or made on or prior to the Closing Date, (b) any actions or filings necessary to perfect the liens and security interests granted under the Collateral
Agreement, (c). actions or filings required in connection with ordinary course conduct by such Credit Party of its respective businesses and ownership or operation by such Credit
Parties of its assets and (d) any actions or filings that may be required by any banking, insurance or other regulatory statute to which you may be subject (as to which matters we express no opinion).

8.    With respect to each Credit Party, the Collateral Agreement creates a valid security interest in favor of the Administrative Agent for the benefit of the Lenders in such Credit
Party's collateral therein described with respect to which such Credit Party has rights or has the power to transfer rights (the "Collateral") and which constitutes property in which a security interest can be granted under Article 9 of the New York UCC. Such Collateral is referred to herein as the "Code Collateral."

KIRKLAND & ELLIS LLP
March 30,2007

9.    (a) Under the New York UCC, the perfection of the Administrative Agent's security interest in the Code Collateral (i) will, as a general matter and except as otherwise provided in Sections 9-301 through 9-307 of the New York UCC, be governed by the local law of the jurisdiction in which the applicable grantor is located (which in the case of (A) a registered organization (as defined in the New York UCC) such as a corporation or a limited liability company that is organized under the laws of a State (as defined in the New York UCC) is the State under whose laws such registered organization is organized, or (B) an organization that is not a registered organization, at its place of business if it has only one place of business or at its chief executive office if it has more than one place of business), (ii) will, in the case of a possessory security interest, generally be governed by the local law of the jurisdiction in which the collateral is located, (iii) that constitutes certificated securities will be governed by the local law of the jurisdiction in which the security certificates are located (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located) as specified in Section 9-305(a)(l) of the New York UCC, (iv) that constitutes uncertificated securities will be governed by the local law of the issuer's jurisdiction as specified hi Section 8-110(d) of the New York UCC pursuant to Section 9-
305(a)(2) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located), (v) that constitutes a security entitlement or a securities account will be governed by the local law of the securities intermediary's jurisdiction as specified in Section 8-110(e) of the New
York UCC pursuant to Section 9-305(a)(3) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located), (vi) that constitutes goods covered by a certificate of title will be governed by the local law of the jurisdiction under whose certificate of title the goods are covered as specified in Section 9-303 of the New York UCC, (vii) that constitutes deposit accounts will be governed by the local law of the depositary bank's jurisdiction as specified hi Section 9-304 of the New York UCC, (viii) that constitutes letter-of-credit rights will generally be governed by the local law of the issuer's or nominated person's jurisdiction as specified in Section 9-306 of the New York UCC, and (ix) that constitutes other categories will be governed by the laws of the jurisdiction or jurisdictions specified in Sections 9-301 through 9-307 of the New York UCC.

(b) Under the principles described in the preceding subparagraph (a)(i) and, with respect to perfection by filing, in the preceding subparagraphs (a)(iii), (a)(iv), and (a)(v)
of this paragraph 9, except as otherwise set forth in subparagraph (c), the perfection of the Administrative Agent's security interest in certain of the Code Collateral except any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest's obtaining priority over the rights of a lien creditor with respect to the property preempt Section 9-310(a) of the New York UCC (the "Filing Code
Collateral") is governed by the laws of the jurisdiction of organization of the relevant

KIRKLAND & ELLIS LLP
March 30, 2007

Credit Parties, to wit: (i) with respect to each of the South Carolina Credit Parties, the
State of South Carolina; (ii) with respect to each of the Texas Credit Parties, the State of
Texas; (iii) with respect to each of the Colorado Credit Parties, the State of Colorado; (iv)
with respect to the Delaware Credit Parties, the State of Delaware; (v) with respect to each of the Kentucky Credit Parties, the State of Kentucky; (vi) with respect to each of the South Dakota Credit Parties, the State of South Dakota; (vii) with respect to each of the Michigan Credit Parties, the State of Michigan; (viii) with respect to each of the
Pennsylvania Credit Parties, the State of Pennsylvania; (ix) with respect to each of the
Montana Credit Parties, the State of Montana; (x) with respect to each of the Iowa Credit
Parties, the State of Iowa; (xi) with respect to each of the Illinois Credit Parties, the State of Illinois; (xi) with respect to each of the Utah Credit Parties, the State of Utah; (xii)
with respect to each of the Idaho Credit Parties, the State of Idaho; (xiii) with respect to each of the West Virginia Credit Parties, the State of West Virginia; (xiv) with respect to each of the Minnesota Credit Parties, the State of Minnesota; (xv) with respect to each of the Kansas Credit Parties, the State of Kansas; (xvi) with respect to each of the Arizona
Credit Parties, the State of Arizona; (xvii) with respect to each of the Maine Credit
Parties, the State of Maine; (xviii) with respect to each of the Alabama Credit Parties, the
State of Alabama; (xix) with respect to each of the North Carolina Credit Parties, the
State of North Carolina; (xx) with respect to each of the Oklahoma Credit Parties, the
State of Oklahoma; (xxi) with respect to each of the Wyoming Credit Parties, the State of
Wyoming; (xxii) with respect to each of the California Credit Parties, the State of
California; (xxiii) with respect to each of the New York Credit Parties, the State of New
York; (xxiv) with respect to each of the Washington Credit Parties, the State of
Washington; (xxv) with respect to each of the Missouri Credit Parties, the State of
Missouri; (xxvi) with respect to each of the Georgia Credit Parties, the State of Georgia;
(xxvii) with respect to each of the New Jersey Credit Parties, the State of New Jersey and
(xxviii) with respect to each of the New Mexico Credit Parties, the State of New Mexico.
When the Financing Statements naming the applicable Credit Party as debtor are duly filed in the filing offices set forth with respect to each Credit Party (other than the Florida
Credit Parties) on the Schedule F -Schedule of Filing Offices, the Collateral Agent's
security interest under the Collateral Agreement in the Filing Code Collateral of such
Credit Party will be perfected to the extent such security interests can be perfected by the filing of Uniform Commercial Code financing statements in such filing offices with respect to each such jurisdiction. Such Financing Statements are in proper form for filing in such filing offices.

10.    Assuming (in addition to all other assumptions upon which this letter is based) that the
Administrative Agent has taken possession of and is retaining in the State of New York the certificates representing the securities (within the meaning of Article 8 of the UCC), that are certificated and pledged by the Credit Parties pursuant to the Collateral
Agreement, as applicable, as identified on the Schedule of Pledged Securities attached

KIRKLAND & ELLIS LLP
March 30, 2007

hereto as Schedule H (the "Pledged Securities"), duly endorsed to the Administrative
Agent or in blank, the security interest in favor of the Administrative Agent in such
Pledged Securities is perfected under the New York UCC, and assuming further (in addition to all other assumptions upon which this letter is based) that the Administrative
Agent has taken possession of such Pledged Securities and such accompanying endorsements without notice (actual or constructive), at or prior to the time of delivery of such Pledged Securities and endorsements to the Administrative Agent, of any adverse claim within the meaning of Section 8-102(a)(l) of the New York UCC, the
Administrative Agent has acquired its security interest in such Pledged Securities free of any such adverse claims.

11.    Upon the due filing and recordation of the Intellectual Property Security Agreements, as
applicable, in the United States Patent and Trademark Office or the Copyright Office, and
the payment of all filing and recordation fees associated therewith, and the filing of the
Financing Statements in the filing offices set forth in the Schedule of Filing Offices, the security interest created thereunder in, as applicable, the United States registered Patents and Trademarks (but excluding any "intent to use applications") or the Copyrights owned by such Credit Parties, in each case, as set forth in the schedules of the applicable
Intellectual Property Security Agreement as so registered, will be perfected to the extent a security interest in such Collateral can be perfected by such filing and recordation.

12.    None of the Credit Parties is required to register as an "investment company" under the
Investment Company Act of 1940, as amended.

13.    Assuming application of the proceeds of the Loans as contemplated by the Credit
Agreement, the borrowings under the Credit Agreement will not, in and of themselves, result in a violation of Regulation U or X of the Board of Governors of the Federal
Reserve System.

14.     To our actual knowledge (based solely upon inquiries of officers of the Credit Parties and the certificate delivered to us by officers of the Credit Parties) (i) there are no actions, suits or proceedings pending or threatened against any Credit Party with respect to any of the Credit Documents and (ii) there does not exist any judgment, order or injunction prohibiting the consummation of the transactions contemplated by the Credit Documents.

In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information (but not legal conclusions)
represented to be true hi the Credit Agreement and the other Credit Documents; (iii) factual information (but not legal conclusions) provided to us in a support certificate executed by one or more of the Credit Parties; and (iv) factual information (but not legal conclusions) we have obtained from such other sources as we have deemed reasonable. We have assumed without

KIRKLAND & ELLIS LLP
March 30,2007

investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain factual information about which this letter advises you, we confirm that we do not have any actual knowledge that has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied to us in connection with the preparation of this letter is wrong. Whenever this letter provides advice about (or based upon) our knowledge of any particular information or about any information- which has or has not come to our attention such advice is based entirely on the actual knowledge at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis LLP at that time who spent time representing the Company in connection with the transactions contemplated by the Credit Agreement after consultation with other lawyers in our firm who spent time representing the Company on other matters (herein called "our
Designated Transaction Lawyers").

Except as set forth in the following sentences of this paragraph, our opinion on every legal issue addressed in this letter (collectively, "our opinions") is based exclusively on such internal law of the State of New York, the General Corporation Law of the State of Delaware,
State of Illinois or such federal law of the United States, which, in each case, is in our experience normally applicable to general business entities not engaged in regulated business activities and to transactions of the type contemplated between the Credit Parties, on the one hand, and you, on the other hand, in the Credit Documents, but without our having made any special investigation as to any other laws. We express no opinion or advice as to any law (a) to which the Credit
Parties may be subject as a result of your legal or regulatory status, your sale or transfer of any
Loans or other obligations or interests therein or your (as opposed to any other lender's)
involvement in the transactions contemplated by the Credit Documents, (b) identified on
Schedule C, or (c) which might be violated by any misrepresentation or omission or a fraudulent act. Our opinions in paragraph 9(b) are based on the South Carolina UCC, Texas UCC,
Colorado UCC, Delaware UCC, Kentucky UCC, South Dakota UCC, Michigan UCC,
Pennsylvania UCC, Montana UCC, Iowa UCC, Illinois UCC, Utah UCC, Idaho UCC, West
Virginia UCC, Minnesota UCC, Kansas UCC, Arizona UCC, Maine UCC, Alabama UCC, North
Carolina UCC, Oklahoma UCC, Wyoming UCC, California UCC, New York UCC, Washington
UCC, Missouri UCC, Georgia UCC, New Jersey UCC and New Mexico UCC. We advise you that we are not South Carolina, Texas, Colorado, Delaware, Kentucky, South Dakota, Michigan,
Pennsylvania, Montana, Iowa, Utah, Idaho, West Virginia, Minnesota, Kansas, Arizona, Maine,
Alabama, North Carolina, Oklahoma, Wyoming, California, Washington, Missouri, Georgia,
New Jersey and New Mexico attorneys, and do not practice the law of such states. The opinions in paragraph 9, to the extent based on South Carolina UCC, Texas UCC, Colorado UCC,
Delaware UCC, Kentucky UCC, South Dakota UCC, Michigan UCC, Pennsylvania UCC,

KIRKLAND & ELLIS LLP
March 30,2007

Montana UCC, Iowa UCC, Illinois UCC, Utah UCC, Idaho UCC, West Virginia UCC,
Minnesota UCC, Kansas UCC, Arizona UCC, Maine UCC, Alabama UCC, North Carolina
UCC, Oklahoma UCC, Wyoming UCC, California UCC, New York UCC, Washington UCC,
Missouri UCC, Georgia UCC, New Jersey UCC and New Mexico UCC are based solely upon the review by one of our Designated Transaction Lawyers of the provisions of the Uniform
Commercial Code in effect in the State of South Carolina, State of Texas, State of Colorado,
State of Delaware, State of Kentucky, State of South Dakota State of Michigan, State of
Pennsylvania, State of Montana, State of Iowa, State of Illinois, State of Utah, State of Idaho,
State of West Virginia, State of Minnesota, State of Kansas, State of Arizona, State of Maine,
State of Alabama, State of North Carolina, State of Oklahoma, State of Wyoming, State of
California, State of New York, State of Washington, State of Missouri, State of Georgia, State of
New Jersey and State of New Mexico, respectively, as set forth in the Commerce Clearing
House, Inc. Secured Transactions Guide, as supplemented through March 21, 2007, without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof. For purposes of each opinion in paragraph 1, as to existence and good standing, we have relied exclusively upon certificates issued by a governmental authority in each relevant jurisdiction and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates. With respect to our opinions in paragraphs 2 through 4, such opinions are based on the SCBCA, TBCA, CBCA, DGCL, KBCA, SDBCA, MBCA, PBCL,
MontBCA, IBCA, URBCA, IdBCA, WVBCA, MinBCA, KGCC, ABCA, MaBCA, ALBCA,
NCBCA, OGCA, WBCA, CGCL, WaBCA, MGBCL, GBCC, NJBCA and NMBCA, and with your permission, we have rendered such opinions based exclusively on our review of the statutory provisions of such statutes as published by Aspen Law & Business, as supplemented through March 15, 2007, without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof.

We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue that is identified in the attached Schedule C or any provision in the Credit
Agreement or any of the other Credit Documents of any type identified in Schedule D,
Provisions in the Credit Documents that are not excluded by Schedule D or any other part of this letter or its attachments are called the "Relevant Agreement Terms."

Except to the extent set forth in the preceding paragraph, each of our opinions on each legal issue addressed in this letter represents our opinion as to how the issue addressed in such opinion would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future. It is possible that some Relevant Agreement Terms may not prove

KIRKLAND & ELLIS LLP
March 30,2007

enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms of a remedial nature contained in the Credit Documents.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at such time, by reason of any change subsequent to such time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

You may rely upon this letter only for the purposes served by the provisions in the Credit
Agreement cited in the initial paragraph of this letter in response to which it has been delivered.
Without our written consent: (i) no person other than you may rely on this letter for any purpose;
(ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication that might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter or any portion hereof may not be furnished to anyone for purposes of encouraging or in a manner that might encourage such reliance; provided, however, that financial institutions that subsequently become Lenders under the Credit Agreement in accordance with the assignment provisions thereof may rely on this letter as of the date hereof as if this letter were addressed to them.

Sincerely,

KIRKLAND & ELLIS LLP

Schedule A
General Qualifications

The opinions in the letter to which this Schedule is attached ("our letter") are subject to the qualifications as set forth in this Schedule A.

1.    Bankruptcy and Insolvency Exception. Each of our opinions of our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws. This exception includes:

(a)     the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-
petition    security agreements applicable to property acquired after a petition is filed;

(b)     all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

(c)     state fraudulent transfer and conveyance laws; and

(d)     judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2.    Equitable Principles Limitation. Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

(a)     governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(b)     affording equitable defenses (e.g., waiver, laches, and estoppel) against a party seeking enforcement;

(c)     requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(d)     requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

(e)     requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

A-l

(i)     requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

(g)     affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

3.     Other Common Qualifications. Each of our opinions of our letter is subject to the effect of rules of law that:

(a)     limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

(b)     provide that forum selection (and not choice of law) clauses in contracts are not necessarily binding on the court(s) in the forum selected (except to the extent provided in Section 5-1402 of the New York General Obligations Law);

(c)     limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)     provide a time limitation after which a remedy may not be enforced;

(e)     limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(f)     relate to the sale or disposition of collateral by a secured creditor or the requirements of a commercially reasonable sale;

(g)    limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy, or for strict product liability or litigation against another party determined adversely to such party or for liabilities arising under the securities laws, or which limit the enforceability of provisions requiring indemnification of a party with respect to litigation between such party and another party from whom indemnification is sought which is determined adversely to the party seeking indemnification;

(h)     may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(i)     govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

(j)     may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(k)     may render guarantees or similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Credit Documents (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the beneficiary and the Credit Parties that is substantially and materially different from that presently contemplated by the Credit Documents, (ii) release a primary obligor, or
(iii) impair a guarantor's recourse against the primary obligor; and

(1)    render unenforceable requirements in the Credit Documents that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.

4.     Referenced Provision Qualification. Each opinion regarding the validity, binding effect, or enforceability of a provision (the "First Provision") in any of the Credit Documents
requiring any party to perform its obligations under, or to cause any other person to perform its obligations under, any other provision (the "Second Provision") of any Credit
Document, or stating that any action will be taken as provided in or in accordance with any such Second Provision, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect, and enforceability of such
Second Provision.

5.     Collateral Qualifications. The opinions and advice contained in our letter are subject to the following advice (terms used herein that are defined in the New York UCC or any other applicable UCC having the meanings for purposes hereof are used herein in accordance with the meanings given to them therein):

(a)     rights of debtors and obligors and duties of secured parties referred to in Sections
1-102(3) and 9-602 of the New York UCC (and the corresponding sections of any other applicable Uniform Commercial Code) may not be waived, released, varied, or disclaimed by agreement, and our opinions regarding any such waivers, releases, variations, and disclaimers are limited accordingly,

(b)     our opinions regarding the creation and perfection of security interests are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-3IS of any applicable Uniform Commercial Code; (ii) the limitations in favor of buyers, licensees and lessees imposed by Sections 9-320, 9-321, and 9-323 of any applicable Uniform Commercial Code; (iii) the limitations with respect to documents, instruments and securities imposed by Section 9-331 and 8-303 of any applicable Uniform Commercial Code; (iv) other rights of persons in possession of money, instruments and proceeds constituting certificated or uncertificated securities; and (v) Section 547 of the Bankruptcy Code with respect to preferential transfers and Section 552 of the Bankruptcy Code with respect to any Collateral acquired by any Credit Party subsequent to the commencement of a case against or by such Credit Party under the Bankruptcy Code;

(c)     Article 9 of each applicable Uniform Commercial Code requires the filing of continuation statements within specified periods in order to maintain the effectiveness of the filings referred to in our letter;

(d)    additional filings or actions may be necessary if any Credit Party changes its name, identity or corporate or organization structure, any of its places of business, its chief executive office or the jurisdiction in which it is organized; or hi or in which any Collateral referred to hi opinion paragraph 10 is located;

(e)     we express no opinion regarding the perfection of any lien or security interest in any property (whether real, personal or mixed, and whether such perfection be accomplished or purport to be accomplished by filing, by possession, by control or otherwise) except as specifically set forth in our letter or regarding the continued perfection of any possessory security interest in any Collateral (or other security interest the perfection of which depends upon the location of such
Collateral) upon or following the removal of such Collateral to another jurisdiction; we express no opinion regarding the perfection of any security interest in deposit accounts, money or letter-of-credit rights or regarding the perfection of any possessory security interest in the Collateral hi possession of a person other than the secured party; we express no opinion with respect to the perfection by filing of any security interest with respect to the Collateral as to which the filing of a Financing Statement has not been authorized by the debtor either in an authenticated record or pursuant to Section 9-509(b) or (c) of the New
York UCC; and except as expressly set forth in opinion paragraph 10 (regarding certain security interests being acquired free of adverse claims), we express no opinion regarding the priority of any lien or security interest;

(f)     the assignment of or creation of a security interest hi any contract, lease, license, permit, healthcare insurance receivable or other general intangible or account, chattel paper or promissory note may require the approval of the issuer thereof or the other parties thereto, except to the extent that restrictions on the creation, attachment, perfection or enforcement of a security interest therein are unenforceable under Sections 9-406 and 9-408 of the New York UCC;

(g)     we express no opinion with respect to any self-help remedies with respect to the
Collateral to the extent they vary from those available under the New York UCC or other applicable Uniform Commercial Code or with respect to any remedies otherwise inconsistent with the New York UCC (to the extent that the New York
UCC is applicable thereto) or other applicable law (including, without limitation, any other applicable Uniform Commercial Code);

(h)     a substantial body of case law treats guarantors as "debtors" under the New York
UCC, thereby according guarantors rights and remedies of debtors established by the New York UCC:

(i)     we express no opinion with respect to (1) the creation, perfection or enforceability of agricultural liens or (2) the creation, perfection or enforceability of security interests in: (i) property in which it is illegal or violative of governmental rules or regulations to grant a security interest (such as, for example, governmental permits and licenses); (ii) subject to Section 9-406 and 9-408 of the applicable
UCC, general intangibles that terminate or become terminable if a security interest is granted therein; (iii) subject to Section 9-406 and 9-408 of the applicable UCC, property subject to negative pledge clauses of which you have actual or constructive knowledge; (iv) vehicles, ships, vessels, barges, boats, railroad cars, locomotives and other rolling stock, aircraft, aircraft engines, propellers and related parts, and other property for which a state or federal statute or treaty (including without limitation any applicable Uniform Commercial Code)
provides for registration or certification of title or specifies a place of filing different from that specified in Section 9-501 of any applicable Uniform
Commercial Code (except to the extent of our opinion set forth in opinion paragraph 11 hereof); (v) commercial tort claims; (vi) crops, farm products, equipment used in fanning operations and accounts or general intangibles arising from or relating to the sale of farm products by a farmer; (vii) timber to be cut;
(viii) fixtures; (ix) "as-extracted collateral" (including, without limitation, oil, gas or other minerals, and accounts arising out of the sale at the wellhead or minehead of oil, gas or other minerals); (x) consumer goods; (xi) property identified to a contract with, or in the possession of, the United States of America or any state, county, city, municipality, or other governmental body or agency; (xii) goods for which a negotiable document of title has been issued; and (xv) (except to the extent of our opinion set forth in opinion paragraph 11 hereof) copyrights, patents, trademarks, other literary property rights, service marks, know-how, processes, trade secrets, undocumented computer software, unrecorded and unwritten data and information, and rights and licenses thereunder;

(j)     we note that your remedies under the Collateral Agreement with regard to the sale or after the sale of (i) any securities subject to any security interest are subject to compliance with state and federal securities law or (ii) any interest in a limited liability company or partnership interest is subject to compliance with applicable law;

(k)     we express no opinion with respect to the enforceability of any security interest in any accounts, chattel paper, documents, instruments or general intangibles with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof;

(1) w    e express no opinion with respect to the enforceability of any provision of any
Credit Document that purports to authorize you to purchase at a private sale the

Collateral, which is not subject to widely distributed standard price quotations or sold on a recognized market;

(m)     we express no opinion regarding any Credit Party's rights in or title to, or power to transfer any of its rights in or title to its properties, including, without limitation, any of the Collateral;

(n)     we express no opinion regarding the characterization of a transaction as one involving the creation of a lien on real property, the characterization of a contract as one in a form sufficient to create a lien or a security interest in real property, the creation, perfection, priority or enforcement of a lien on real property or matters involving ownership or title to any real property;

(o)    we note that the perfection of any security interest may be terminated as to the
Collateral otherwise disposed of by any Credit Party if such disposition is authorized in the Credit Documents or otherwise by the Administrative Agent, or by any Lender;

(p)     we express no opinion regarding the enforceability of any pre-default waiver of notification of disposition of the Collateral, mandatory disposition of the
Collateral or redemption rights;

(q)     we express no opinion regarding the enforceability of any provisions asserting that the Collateral is owned by or is property of a secured party prior to such secured party's foreclosure of such Collateral in accordance with the applicable
Uniform Commercial Code or, in the case of cash Collateral, the application of such cash Collateral in payment of the secured obligations;

(r)     we note that our opinions as to the validity, binding effect or enforceability of any
Credit Document do not constitute opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest purported to be granted thereunder; opinions as to the creation, perfection, effect of perfection or priority of any lien or security interest are given to the extent provided, if at all, only in opinion paragraphs 8, 9, 10 and 11 and are subject to the assumptions, qualifications and limitations applicable to such opinions set forth in this letter and the accompanying attachments;

(s)     we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or would violate applicable laws concerning real estate or mixed collateral foreclosures or elections of remedies;

(t)     we express no opinion regarding the creation, attachment, perfection, effect of perfection or enforceability of any security interest created in Collateral described in the Collateral Agreement and the Intellectual Property Security Agreements as

"any property or assets whatsoever", "all other tangible and intangible personal property", "all assets", "all personal property" or words of similar import.

6.     Lender's Regulatory Qualification. We express no opinion with respect to, and all our opinions are subject to, the effect of the compliance or noncompliance of each of you with any state or federal laws or regulations applicable to you because of your legal or regulatory status or the nature of your business or requiring you to qualify to conduct business in any jurisdiction.

7.     Usury Qualification. We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and, without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of federal preemption or otherwise) that may be applicable to the transactions contemplated by the Credit Documents.

Schedule B
Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1.     Each of the Credit Parties (i) has the requisite title and rights to any property involved in the transactions effected under the Credit Documents (herein called the "Transactions")
including without limiting the generality of the foregoing, each item of Collateral existing on the date hereof and (ii) will have the requisite title and rights to each item of Collateral arising after the date hereof;

2.     You are existing and in good standing in your jurisdiction of organization;

3.     You have the corporate power or, if you are not a corporation, other requisite power
(including, without limitation, under the laws of your jurisdiction of organization) to execute, deliver and to perform your obligations under each of the Credit Documents, and each of the Credit Documents to which you are a party has been duly authorized by all necessary action on your part and, to the extent you are a party, has been duly executed and duly delivered by you;

4.     The Credit Documents to which you are a party constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions, and other limitations similar to those applicable to our letter);

5.     You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Credit Documents enforceable against you;

6.     You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Credit Documents against the Credit Parties;

7.     Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

8.     Each Public Authority Document is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.
The term ("Public Authority Documents") means a certificate issued by any secretary of state of any other government official, office or agency concerning a person's property or status, such as a certificate of corporate or partnership existence or good standing, a certificate concerning tax status, a certificate concerning Uniform Commercial Code filings or a certificate concerning title registration or ownership.

9.     There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

10.     The conduct of the parties to the Credit Documents has complied with any requirement of good faith, fair dealing, and conscionability;

B-l

11.     You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transactions;

12.     There are no agreements or understandings among the parties, written or oral (other than the Credit Documents), and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit
Agreement or any of the other Credit Documents;

13.     The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue;

14.     All parties to the Transactions will act in accordance with, and will refrain from taking any actions that are forbidden by, the terms and conditions of the Credit Documents;

15.     All agreements other than the Credit Documents (if any) with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written;

16.     None of the Credit Parties will in the future take any discretionary action (including a decision not to act) permitted under the Credit Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which such entity may be subject;

17.     The Credit Parties will in the future obtain all permits and governmental approvals required, and will in the future take all actions required, relevant to the consummation of the Transactions or performance of the Credit Documents;

18.     The representations made by each Credit Party in the Credit Documents to which it is a party with respect to its jurisdiction or organization, chief executive office and location of equipment and inventory are and will remain true and correct.

19.     Each natural person who is executing any Credit Document on behalf of any Credit Party has sufficient legal capacity to enter into such Credit Document, and we have no actual knowledge of any such incapacity,

20.     No Lender is subject to Regulation T of the Board of Governors of the Federal Reserve
System; and no proceeds of the Loans will be used for any purpose which would violate or be inconsistent with terms of the Credit Agreement;

21.     All information required to be disclosed in connection with any consent or approval by the Credit Parties' respective board of directors, board of managers, or manager, as applicable, or their stockholders (or equivalent governing or ownership group) and all other information required to be disclosed in connection with any issue relevant to our opinions or any matter relevant to any legal issue covered by our opinions has been fully and fairly disclosed to all persons to whom it is required to be disclosed and no such disclosure contained any relevant error or omission;

B-2

22.     Each person who has taken any action relevant to any of our opinions in the capacity of director, management committee member, or officer was duly elected to that director, management committee member, or officer position and held that position when such action was taken (except that this assumption is limited to those of the preceding items with respect to the adoption of which we did not have involvement and we note that we were involved in the drafting of the resolutions approving the execution and delivery of the Credit Documents);

23.     Each of the Credit Parties' Organization Documents, all amendments to each such
Organization Document, all resolutions adopted establishing classes or series of stock or other equity interests under such Organization Documents have been adopted in accordance with all applicable legal requirements (except that this assumption is limited to those of the preceding items with respect to the adoption of which we did not have involvement);

24.     The transactions contemplated by the Credit Documents are directly or indirectly related to the business interests of each Credit Party party thereto and the transactions were fair and reasonable to each such entity at the time each such transaction was authorized by such Credit Party, and the transactions were necessary or convenient to the conduct, promotion, or attainment of the business of the Credit Parties;

25.     Collateral Assumptions. The opinions and advice contained in our letter are subject to the following assumptions:

(a)     each of the Credit Parties that grants or purports to grant any lien or security interest in any property or the Collateral (i) has the requisite title and rights to any property involved in the Transactions, including, without limiting the generality of the foregoing, each item of the Collateral existing on the date hereof and (ii)
will have the requisite title and rights to each item of the Collateral arising after the date, hereof;

(b)     value (as defined in Section 1-201(44) of the New York UCC) has been given by you to the Credit Parties for the security interests and other rights in and assignments of the Collateral described in or contemplated by the Credit
Documents;

(c)     the descriptions of the Collateral in the Credit Documents and the Financing
Statements reasonably describe the property intended to be described as the
Collateral; and

(d)     all information regarding the secured party on the Financing Statements is accurate and complete in all respects.

B-3

Schedule C
Excluded Law and Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.     Except with respect to the Investment Company Act of 1940, as amended, to the extent of our opinion in opinion paragraph 12, federal securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange
Commission), state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

2.     Pension and employee benefit laws and regulations (e.g., ERISA);

3.     Federal and state antitrust and unfair competition laws and regulations;

4.     Other than as set forth in opinion paragraphs 9 and 11, Federal and state laws and regulations concerning filing and notice requirements (such as the Hart-Scott-Rodino
Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended)
other than requirements applicable to charter-related documents such as a certificate of merger;

5.     Compliance with fiduciary duty requirements;

6.     The statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;

7.     Fraudulent transfer and fraudulent conveyance laws;

8.     Federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety and labor laws and regulations;

9.     To the extent not otherwise specified in this Schedule C, applicable zoning and building laws, ordinances, code, rules or regulations (e.g., OSHA);

10.     Other than to the extent of our opinions in opinion paragraph 11, federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations;

11.     Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

12.     Other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

C-l

13.     Any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers
Act);

14.     the Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 and the United and Strengthening America by Providing
Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together, the "Anti-Terrorism Order") as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism
Order, the foreign assets control regulations of the United States Treasury Department, and to the extent the following relate to any Anti-Terrorism Law such anti-terrorism law or regulation (including without limitation the Executive order of September 23, 2001
Blocking Property and Prohibiting Transactions and Persons Who Commit and Threaten
to Commit or Support Terrorism) or the Anti-Terrorism Order: the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by any of the Credit Parties including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials;

15.     The Federal Power Act, as amended, and the regulations implementing the Federal Power
Act, all rules and regulations promulgated under any of the foregoing statutes, the rules, regulations and policies of the Federal Energy Regulatory Commission and any other federal or any state or local regulatory authority, and all other federal state and local laws, orders, regulations, licensing requirements and policies regulating, public utilities, electric utilities or energy facilities or services (and including without limitation any requirement under any such federal, state or local law or regulation that any Credit Party obtain any consent, approval, authorization or order in order to enter into the Credit
Documents and perform the transactions contemplated thereby or the effect of any failure to obtain any such consent, approval, authorization or order);

16.     The Fair Packaging and Labeling Act, as amended, the Food, Drug and Cosmetic Act, as amended, the Food Security Act of 1985, as amended, the Perishable Agricultural
Commodities Act, as amended, the Food, Agriculture, Conservation and Trade Act of
1990, as amended, the Nutritional Labeling and Education Act, as amended, all rules, policies and regulations promulgated under any of the foregoing statutes, and all other federal, state and local laws, orders, regulations, licensing requirements and policies relating to the ownership, operation, processing, production, distribution, purchase or provisions of, or otherwise regulating, food or farm products or animals.

17.     Federal, state and local liquor licensing laws and regulations;

18.     Title to any property;

19.     Except as specifically provided in opinion paragraph 13, the Federal Reserve Board margin regulations; and

C-2

20.     The effect of any law, regulation or order which becomes effective after the date hereof.

We have not undertaken any research for purposes of determining whether any of the
Credit Parties or any of the Transactions that may occur in connection with the Credit Agreement or any of the other Credit Documents is subject to any law or other governmental requirement other than to those laws and requirements that in our experience would generally be recognized as applicable to the general business corporations which are engaged in transactions of the type contemplated by the Credit Documents and which are not engaged in regulated business activities in the absence of research by lawyers in the State of New York, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction
Lawyers had actual knowledge of its applicability at the time our letter is or was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any
Schedule to our letter.

C-3

Schedule D
Excluded Provisions

None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Credit
Documents:

1.     Covenants not to compete, including without limitation covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees.

2.     Indemnification for negligence, bad faith, willful misconduct or wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws;

3.     Provisions mandating contribution towards judgments or settlements among various parties;

4.     Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits to the extent they cannot be waived under applicable law;

5.     Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, and increased interest rates upon default;

6.     Time-is-of-the-essence clauses;

7.     Provisions that provide a time limitation after which a remedy may not be enforced;

8.     Confession of judgment clauses;

9.     Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts;

10.     Provisions that, attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings;

11.     Provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others;

12.     Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties;

D-l

13.     Provisions that purport to award attorneys' fees solely to one party;

14.     Arbitration agreements;

15.     Provisions purporting to create a trust or constructive trust without compliance with applicable trust law;

16.     Provisions relating to the application of insurance proceeds and condemnation awards;

17.     Provisions that provide for the appointment of a receiver or the taking of possession by the Administrative Agent;

18.     Provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like;

19.     Confidentiality agreements;

20.     Provisions, if any, which are contrary to the public policy of jurisdictions covered by our opinions;

21.     Choice of law provisions, other than, under New York statutory choice-of-law rules, those provisions in the Credit Documents that provide that the laws of the State of New
York shall govern;

22.     Provisions in any of the Credit Documents requiring any Credit Party to perform its obligations under, or cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Credit Document;

23.     Provisions of the Credit Documents insofar as they authorize you or your affiliates to setoff and apply deposits at any time held, and any other indebtedness at anytime owing by you to or for the account of any Credit Party;

24.     California laws and regulations governing restrictions and distributions (e.g., Cal. Corp.
Code 9500 et seq.); and

25.     California Corporations Code Section 2115.

26.     Section 9.16 and 9.17 of the Credit Agreement.

D-2

Schedule E
Schedule of Guarantors
Legal Name                                        State of Inc.
1. A-1 MEDICAL EQUIPMENT, INC.                                Florida
2. ABBA MEDICAL EQUIPMENT, INC.                            Florida
3. ACADIA HOME CARE                                    Maine
4. ALLIED MEDICAL SUPPLY, INC.                                Arizona
5. ALWAYS MEDICAL EQUIPMENT, INC.                            Florida
6. Andy Boyd's InHome Medical, Inc., West                            West Virginia
7. Andy Boyd's InHome Medical/lnHome Medical Inc.                        West Virginia
8. Anniston Health & Sickroom Supplies, Inc.                            Alabama
9. BERKELEY MEDICAL EQUIPMENT, INC.                            Florida
10. Best Care Medical Supply, Inc.                                Michigan
11. BETA MEDICAL EQUIPMENT, INC.                            Florida
12. Cambria Medical Supply, Inc.                                Florida
13. Camden Medical Supply, Inc.                                Florida
14. CARE MEDICAL SUPPLIES. INC.                            Illinois
15. CENTENNIAL MEDICAL EQUIPMENT, INC.                        Florida
16. Charlotte Medical Supply, Inc.                                Florida
17. COLLINS RENTALS, INC.                                Missouri
18. Community Home Oxygen, Inc.                                Montana
19. CONTOUR MEDICAL SUPPLY, INC.                            Florida
20. Corley Home Health Care, Inc.                                Georgia
21. CPO 2, Inc.                                        Pennsylvania
22. Cynthiana Home Medical Equipment, Inc.                        Florida
23. DANIEL MEDICAL SYSTEMS, INC.                            Oklahoma
24. DISTINCT HOME HEALTH CARE, INC.                            Florida
25. DON PAUL RESPIRATORY SERVICES, INC.                        Colorado
26. DUMED, INC.                                        Iowa
27. East Tennessee Infusion & Respiratory, Inc.                        Florida
28. ENCORE HOME HEALTH CARE, INC.                            Florida
29. Epsilon Home Health Care, Inc.                                Florida
30. EXCEL MEDICAL OF FORT DODGE. INC.                        Iowa
31. EXCEL MEDICAL OF MARSHALLTOWN, INC.                        Iowa
32. First Community Care of Niagara, Inc.                            New York
33. FIRSTCARE, INC.                                    Kansas
34. FISCHER MEDICAL EQUIPMENT. INC.                            Idaho
35. FOUR RIVERS HOME HEALTH CARE, INC.                        Missouri
36. G&G MEDICAL, INC.                                    Colorado
37. GATE CITY MEDICAL EQUIPMENT, INC.                        Florida
38. Georgia Medical Resources, Inc.                            Georgia
39. GLADWIN AREA HOME CARE, INC.                            Michigan
40. Hamilton Medical Equipment Service, Inc.                        Iowa
41. Health Care Services of Mississippi, Incorporated                        Florida
42. HOLLAND MEDICAL SERVICES, INC.                            Florida

E-l

43. HOME CARE OXYGEN SERVICE, INC.                            Minnesota
44. HOME MEDICAL SYSTEMS, INC.                            South Carolina
45. IHS ACQUISITION XXVII, INC.                                Delaware
46. Integrated Health Services at Jefferson Hospital, Inc.                    Delaware
47. INTEGRATED OF GARDEN TERRACE, INC.                        Delaware
48. INTENSIVE HOME CARE SERVICES. INC.                        Texas
49. IOTA MEDICAL EQUIPMENT, INC.                            Florida
50. LAMBDA MEDICAL EQUIPMENT, INC.                            Florida
51. LAMS, INC.                                        Texas
52. LAWRENCE MEDICAL EQUIPMENT, INC.                        Kansas
53. LIBERTY HOME HEALTH CARE, INC.                            Florida
54. LOVEJOY MEDICAL, INC.                                Kentucky
55. MAJOR MEDICAL SUPPLY, INC.                            Texas
56. MEDCO PROFESSIONAL SERVICES, CORP.                        Colorado
57. MEDCORP INTERNATIONAL, INC.                            Arizona
58. MEDIC-AIRE MEDICAL EQUIPMENT, INC.                        Florida
59. Medical Electro-Therapeutics, Inc.                            Florida
60. MEDICARE RENTAL SUPPLY, INC.                            West Virginia
61. MICHIGAN MEDICAL SUPPLY, INC.                            Michigan
62. National Medical Equipment Centers, Inc.                        Florida
63. Neumann's Home Medical Equipment, Inc.                        Illinois
64. NIGHTINGALE HOME HEALTH CARE, INC.                        Florida
65. North Central Washington Respiratory Care Services, Inc.                    Washington
66. NORTHEAST MEDICAL EQUIPMENT, INC.                        Florida
67. NORTHWEST HOME MEDICAL, INC.                            Idaho
68. Omega Medical Equipment, Inc.                                Florida
69. OMICRON MEDICAL EQUIPMENT, INC.                            Florida
70. OXYGEN OF OKLAHOMA, INC.                            Oklahoma
71. OXYGEN PLUS MEDICAL EQUIPMENT, INC.                        Florida
72. OXYGEN PLUS, INC.                                    Colorado
73. OXYGEN THERAPY ASSOCIATES, INC.                        Texas
74. Peterson's Home Care, Inc.                                California
75. PHI MEDICAL EQUIPMENT, INC.                            Florida
76. PIONEER MEDICAL SERVICES, INC.                            West Virginia
77. PREFERENTIAL HOME HEALTH CARE, INC.                        Florida
78. Premier Medical, Inc.                                    New Mexico
79. PRINCIPAL MEDICAL EQUIPMENT. INC.                        Florida
80. Professional Breathing Associates, Inc.                            Michigan
81. Professional Respiratory Home Healthcare, Inc.                        Florida
82. PSI HEALTH CARE, INC.                                South Dakota
83. Pulmo-Dose, Inc.                                    Florida
84. PULMONARY HOME CARE, INC.                            New Jersey
85. QUALITY HOME HEALTH CARE. INC.                            Florida
86. R N Home Care Medical Equipment Company, Inc.                    Florida
87. R.C.P.S., Inc.                                        California
88. RCI Medical Corp.                                    New Jersey
89. REGENCY MEDICAL EQUIPMENT, INC.                            Florida

E-2

90. RESP-A-CARE, INC.                                    Kentucky
91. RESPIRACARE MEDICAL EQUIPMENT, INC.                        Florida
92. Respiratory Medical Equipment of GA., Inc.                        Florida
93. RESPITECH HOME HEALTH CARE, INC.                        Wyoming
94. RESPONSIVE HOME HEALTH CARE, INC.                        Florida
95. RHEMA.INC.                                        Texas
96. RITT MEDICAL GROUP, INC.                                Arizona
97. R N Home Care Medical Equipment Company, Inc.                    Florida
98. ROSWELL HOME MEDICAL, INC.                            Florida
99. Rotech Employee Benefits Corporation                            Florida
100.ROTECH HOME MEDICAL CARE, INC.                            Florida
101.Rotech Oxygen and Medical Equipment, Inc.                        Florida
102.ROTH MEDICAL, INC.                                Colorado
103.Rothert's Hospital Equipment, Inc.                            Kentucky
104.Sampson Convalescent Medical Supply, Inc.                        North Carolina
105.SELECT HOME HEALTH CARE, INC.                            Florida
106.SIGMA MEDICAL EQUIPMENT, INC.                            Florida
107. Signature Home Care of Kansas, Inc.                            Kansas
108.SOUTHEASTERN HOME HEALTH, INC.                        Florida
109.Stat Medical Equipment, Inc.                                Florida
110.SUN MEDICAL SUPPLY, INC.                                North Carolina
111.SUNSHINE HOME HEALTH CARE, INC.                        Florida
112.THE KILROY COMPANY                                North Carolina
113.THETA HOME HEALTH CARE, INC.                            Florida
114.TUPELO HOME HEALTH, INC.                                Florida
115.VALLEY MEDICAL EQUIPMENT, INC.                            Utah
116.VALUE CARE, INC.                                    Florida
117.VITALCARE HEALTH SERVICES, INC.                            Florida
118.VITALCARE OF PENNSYLVANIA, INC.                            Pennsylvania
119.VITALCARE OF TEXAS, INC.                                Texas
120.WHITE'S MEDICAL RENTALS, INC.                            South Carolina
121.WICHITA MEDICAL CARE, INC.                            Kansas
122.ZETA HOME HEALTH CARE, INC.                            Florida

E-3

Schedule F
Schedule of Filing Offices

Entity	Filing Office
South Carolina Credit Parties	Secretary of State
North Carolina Credit Parties	Secretary of State
New Mexico	Secretary of State
Texas Credit Parties	Secretary of State
Colorado Credit Parties	Secretary of State
Delaware Credit Parties	Department of State
Kentucky Credit Parties	Secretary of State
South Dakota Credit Parties	Secretary of State
Michigan Credit Parties	Department of State
Pennsylvania Credit Parties	Department of State
Montana Credit Parties	Secretary of State
Iowa Credit Parties	Secretary of State
Illinois Credit Parties	Secretary of State
Utah Credit Parties	Secretary of State
Idaho Credit Parties	Secretary of State
West Virginia Credit Parties	Secretary of State
Minnesota Credit Parties	Secretary of State
Kansas Credit Parties	Secretary of State
Arizona Credit Parties	Secretary of State
Maine Credit Parties	Secretary of State
Alabama Credit Parties	Secretary of State
Oklahoma Credit Parties	County Clerk's Office
Wyoming Credit Parties	Secretary of State
California Credit Parties	Secretary of State
New York Credit Parties	Secretary of State
Washington Credit Parties	Department of Licensing
Missouri Credit Parties	Secretary of State
Georgia Credit Parties	Central UCC Indexing System
New Jersey Credit Parties	Department of Revenue

F-l

Schedule G

South Carolina Credit Parties	HOME MEDICAL SYSTEMS, INC. WHITE'S MEDICAL RENTALS, INC.
North Carolina Credit Parties	Sampson Convalescent Medical Supply, Inc. SUN MEDICAL SUPPLY, INC. THE KILROY COMPANY
New Mexico Credit Parties	Premier Medical, Inc.
Texas Credit Parties	INTENSIVE HOME CARE SERVICES, INC. LAMS, INC. MAJOR MEDICAL SUPPLY, INC. OXYGEN THERAPY ASSOCIATES, INC. RHEMA, INC. VITALCARE OF TEXAS, INC.
Colorado Credit Parties	DON PAUL RESPIRATORY SERVICES, INC. G&G MEDICAL, INC. MEDCO PROFESSIONAL SERVICES, CORP. OXYGEN PLUS, INC. ROTH MEDICAL, INC.
Delaware Credit Parties	IHS ACQUISITION XXVH, INC. Integrated Health Services at Jefferson Hospital, Inc. INTEGRATED OF GARDEN TERRACE, INC. ROTECH HEALTHCARE INC
Kentucky Credit Parties	LOVEJOY MEDICAL, INC. RESP-A-CARE, INC. Rothert's Hospital Equipment, Inc.
South Dakota Credit Parties	PSI HEALTH CARE, INC.
Michigan Credit Parties	GLADWIN AREA HOME CARE, INC. MICHIGAN MEDICAL SUPPLY, INC. Professional Breathing Associates, Inc. Best Care Medical Supply, Inc.
Pennsylvania Credit Parties	CPO 2, Inc. VITALCARE OF PENNSYLVANIA, INC.
Montana Credit Parties	Community Home Oxygen, Inc.
Iowa Credit Parties	DUMED, INC. EXCEL MEDICAL OF FORT DODGE, INC. EXCEL MEDICAL OF MARSHALLTOWN, INC. Hamilton Medical Equipment Service, Inc.
Illinois Credit Parties	CARE MEDICAL SUPPLIES, INC. Neumann's Home Medical Equipment, Inc.
Utah Credit Parties	VALLEY MEDICAL EQUIPMENT, INC.
Idaho Credit Parties	FISCHER MEDICAL EQUIPMENT, INC. NORTHWEST HOME MEDICAL, INC.
West Virginia Credit Parties	Andy Boyd's InHome Medical, Inc., West Andy Boyd's InHome Medical/InHome Medical Inc. MEDICARE RENTAL SUPPLY, INC.

G-l

PIONEER MEDICAL SERVICES, INC.
Minnesota Credit Parties	HOME CARE OXYGEN SERVICE, INC.
Kansas Credit Parties	FIRSTCARE, INC. LAWRENCE MEDICAL EQUIPMENT, INC. WICHITA MEDICAL CARE, INC. Signature Home Care of Kansas, Inc.
Arizona Credit Parties	ALLIED MEDICAL SUPPLY, INC. MEDCORP INTERNATIONAL, INC. RTTT MEDICAL GROUP, INC.
Maine Credit Parties	ACADIA HOME CARE
Alabama Credit Parties	Anniston Health & Sickroom Supplies, Inc.
Oklahoma Credit Parties	DANIEL MEDICAL SYSTEMS, INC. OXYGEN OF OKLAHOMA, INC.
Wyoming Credit Parties	RESPITECH HOME HEALTH CARE, INC.
California Credit Parties	Peterson's Home Care, Inc. R.C.P.S., Inc.
New York Credit Parties	First Community Care of Niagara, Inc.
Washington Credit Parties	North Central Washington Respiratory Care Services, Inc.
Missouri Credit Parties	COLLINS RENTALS, INC. FOUR RIVERS HOME HEALTH CARE, INC.
Georgia Credit Parties	Corley Home Health Care, Inc. Georgia Medical Resources, Inc.
New Jersey Credit Parties	PULMONARY HOME CARE, INC. RCI Medical Corp.
Florida Credit Parties
A-l MEDICAL EQUIPMENT, INC.
ABBA MEDICAL EQUIPMENT, INC.
ALWAYS MEDICAL EQUIPMENT, INC.
BERKELEY MEDICAL EQUIPMENT, INC.
BETA MEDICAL EQUIPMENT, INC.
Cambria Medical Supply, Inc.
Camden Medical Supply, Inc.
CENTENNIAL MEDICAL EQUIPMENT, INC.
Charlotte Medical Supply, Inc.
CONTOUR MEDICAL SUPPLY, INC.
Cynthiana Home Medical Equipment, Inc.
DISTINCT HOME HEALTH CARE, INC.
East Tennessee Infusion & Respiratory, Inc.
ENCORE HOME HEALTH CARE, INC.
GATE CITY MEDICAL EQUIPMENT, INC.
Health Care Services of Mississippi, Incorporated
HOLLAND MEDICAL SERVICES, INC.
IOTA MEDICAL EQUIPMENT, INC.
LAMBDA MEDICAL EQUIPMENT, INC.
LIBERTY HOME HEALTH CARE, INC.
MEDIC-AIRE MEDICAL EQUIPMENT, INC.
Medical Electro-Therapeutics, Inc.

I-2

National Medical Equipment Centers, Inc.
NIGHTINGALE HOME HEALTH CARE, INC.
NORTHEAST MEDICAL EQUIPMENT, INC.
Omega Medical Equipment, Inc.
OMICRON MEDICAL EQUIPMENT, INC.
OXYGEN PLUS MEDICAL EQUIPMENT, INC.
PHI MEDICAL EQUIPMENT, INC.
PREFERENTIAL HOME HEALTH CARE, INC.
PRINCIPAL MEDICAL EQUIPMENT, INC.
Professional Respiratory Home Healthcare, Inc.
Pulmo-Dose, Inc.
QUALITY HOME HEALTH CARE, INC.
R N Home Care Medical Equipment Company, Inc.
REGENCY MEDICAL EQUIPMENT, INC.
RESPIRACARE MEDICAL EQUIPMENT, INC.
Respiratory Medical Equipment of GA., Inc.
RESPONSIVE HOME HEALTH CARE, INC.
ROSWELL HOME MEDICAL, INC.
ROTECH HOME MEDICAL CARE, INC.
Rotech Oxygen and Medical Equipment, Inc.
SELECT HOME HEALTH CARE, INC.
SIGMA MEDICAL EQUIPMENT, INC.
SOUTHEASTERN HOME HEALTH, INC.
SUNSHINE HOME HEALTH CARE, INC.
THETA HOME HEALTH CARE, INC.
TUPELO HOME HEALTH, INC.
VALUE CARE, INC.
VITALCARE HEALTH SERVICES, INC.
ZETA HOME HEALTH CARE, INC.
Epsilon Home Health Care, Inc.
R N Home Care Medical Equipment Company, Inc.
Rotech Employee Benefits Corporation
Stat Medical Equipment, Inc.

I-3

Schedule H
Schedule of Securities

Pledged Stock each of which is held by the Borrower:

	ISSUER	CLASS OF STOCK	STOCK CERT #	NO. OF SHARES
1.	A-l Medical Equipment, Inc.	Common	4	500
2.	Abba Medical Equipment, Inc.	Common	4	500
3.	Acadia Home Care	Common	53	10
4.	Allied Medical Supply, Inc.	Common	7	6,000
5.	Always Medical Equipment, Inc.	Common	4	500
6.	Andy Boyd's InHome Medical, Inc., West	Common	53	10
7.	Andy Boyd's InHome Medical/InHome Medical Inc.	Common	53	10
8.	Anniston Health & Sickroom Supplies, Inc.	Common	103	100
9.	Berkeley Medical Equipment, Inc.	Common	4	500
10.	Best Care Medical Supply, Inc.	Common	53	10
11.	Beta Medical Equipment, Inc.	Common	4	500
12.	Cambria Medical Supply, Inc.	Common	4	500
13.	Camden Medical Supply, Inc.	Common	4	500
14.	Care Medical Supplies, Inc.	Common	6	1,000
15.	Centennial Medical Equipment, Inc.	Common	4	500
16.	Charlotte Medical Supply, Inc.	Common	4	500
17.	Collins Rentals, Inc.	Common	12	52,000
18.	Community Home Oxygen, Inc.	Common	4	500
19.	Contour Medical Supply, Inc.	Common	4	500
20.	Corley Home Health Care, Inc.	Common	8	4,000
21.	CPO 2, Inc.	Common	6	1,000
22.	Cynthiana Home Medical Equipment, Inc.	Common	5	500
23.	Daniel Medical Systems, Inc.	Common	103	12,000
24.	Distinct Home Health Care, Inc.	Common	4	500
25.	Don Paul Respiratory Services, Inc.	Common	5	500
26.	DuMed,Inc.	Common	7	30,200
27.	East Tennessee Infusion & Respiratory, Inc.	Common	4	500
28.	Encore Home Health Care, Inc.	Common	4	500
29.	Epsilon Home Health Care, Inc.	Common	5	500
30.	Excel Medical of Fort Dodge, Inc.	Common	7	200
31.	Excel Medical of Marshalltown, Inc.	Common	10	536
32.	First Community Care of Niagara, Inc.	Common	53	10
33.	Firstcare, Inc.	Common	39	2,000,000
34.	Fischer Medical Equipment, Inc.	Common	12	667
35.	Four Rivers Home Health Care, Inc.	Common	8	6
36.	G&G Medical, Inc.	Common	6	8,000
37.	Gate City Medical Equipment, Inc.	Common	4	500
38.	Georgia Medical Resources, Inc.	Common	5	100
39.	Gladwin Area Home Care, Inc.	Common	8	110
40.	Hamilton Medical Equipment Service, Inc.	Common	24	31,044
41.	Health Care Services of Mississippi, Incorporated	Common	4	500
42.	Holland Medical Services, Inc.	Common	4	500
43.	Home Care Oxygen Service, Inc.	Common	53	10

H-1

	ISSUER	CLASS OF STOCK	STOCK CERT #	NO. OF SHARES
44.	Home Medical Systems, Inc.	Common	4	500
45.	IHS Acquisition XXVII, Inc.	Common	5	100
46.	Integrated Health Services at Jefferson Hospital, Inc.	Common	5	180
47.	Integrated of Garden Terrace, Inc.	Common	5	100
48.	Intensive Home Care Services, Inc.	Common	6	10,000
49.	IOTA Medical Equipment, Inc.	Common	4	500
50.	LAMBDA Medical Equipment, Inc.	Common	4	500
51.	LAMS, Inc.	Common	7	1,000
52.	Lawrence Medical Equipment, Inc.	Common	5	500
53.	Liberty Home Health Care, Inc.	Common	4	500
54.	Lovejoy Medical, Inc.	Common	5	500
55.	Major Medical Supply, Inc.	Common	7	1,000
56.	Medco Professional Services, Corp.	Common	6	20,000
57.	MedCorp International, Inc.	Common	5	13,000
58.	Medic- Aire Medical Equipment, Inc.	Common	4	500
59.	Medical Electro-Therapeutics, Inc.	Common	4	500
60.	Medicare Rental Supply, Inc.	Common	53	10
61.	Michigan Medical Supply, Inc.	Common	12	1,367.48
62.	National Medical Equipment Centers, Inc.	Common	10	1,000
63.	Neumann's Home Medical Equipment, Inc.	Common	103	2,400
64.	Nightingale Home Health Care, Inc.	Common	4	500
65.	North Central Washington Respiratory Care Services, Inc.	Common	103	5,500
66.	Northeast Medical Equipment, Inc.	Common	4	500
67.	Northwest Home Medical, Inc.	Common	12	300
68.	Omega Medical Equipment, Inc.	Common	4	500
69.	OMICRON Medical Equipment, Inc.	Common	4	500
70.	Oxygen of Oklahoma, Inc.	Common	103	500
71.	Oxygen Plus, Inc.	Common	7	3,000
72.	Oxygen Plus Medical Equipment, Inc.	Common	4	500
73.	Oxygen Therapy Associates, Inc.	Common	5	100
74.	Peterson's Home Care, Inc.	Common	8	2,000
75.	PHI Medical Equipment, Inc.	Common	4	500
76.	Pioneer Medical Services, Inc.	Common	9	500
77.	Preferential Home Health Care, Inc.	Common	4	500
78.	Premier Medical, Inc.	Common	53	10
79.	Principal Medical Equipment, Inc.	Common	4	500
80.	Professional Breathing Associates, Inc.	Common	103	45,000
		Preferred	103	10,000
81.	Professional Respiratory Home Healthcare, Inc.	Common	4	500
82.	PSI Health Care, Inc.	Common	7	250
83.	Pulxno-Dose, Inc.	Common	4	500
84.	Pulmonary Home Caroline.	Common	10	100
85.	Quality Home Health Care, Inc.	Common	4	500
86.	RC.P.S., Inc.	Common	16	13,500
87.	RCG Information Services Corporation	Common	4	500
88.	RCI Medical Corp.	Common	11	1,200
89.	Regency Medical Equipment, Inc.	Common	4	500
90.	Resp-A-Care, Inc.	Common	11	300
91.	Respiracare Medical Equipment, Inc.	Common	4	500
92.	Respiratory Medical Equipment of GA, Inc.	Common	5	500

	ISSUER	CLASS OF STOCK	STOCK CERT #	NO. OF SHARES
93.	Respitech Home Health Care, Inc.	Common	4	500
94.	Responsive Home Health Care, Inc.	Common	4	500
95.	Rhema, Inc.	Common	4	500
96.	Ritt Medical Group, Inc.	Common	13	32,847
97.	R N Home Care Medical Equipment Company, Inc.	Common	4	500
98.	Roswell Home Medical, Inc.	Common	4	500
99.	Rotech Employee Benefits Corporation	Common	4	500
100.	Rotech Home Medical Care, Inc.	Common	4	500
101.	Rotech Oxygen and Medical Equipment, Inc.	Common	4	500
102.	Roth Medical, Inc.	Common	13	10,000
103.	Rothert's Hospital Equipment, Inc.	Common	4	500
104.	Sampson Convalescent Medical Supply, Inc.	Common	53	10
105.	Select Home Health Care, Inc.	Common	4	500
106.	SIGMA Medical Equipment, Inc.	Common	4	500
107.	Signature Home Care of Kansas, Inc.	Common	6	100
108.	Southeastern Home Health, Inc.	Common	4	500
109.	Stat Medical Equipment, Inc.	Common	4	500
110.	Sun Medical Supply, Inc.	Common	5	2,000
111.	Sunshine Home Health Care, Inc.	Common	4	500
112.	The Kilroy Company	Common	5	1,000
113.	Theta Home Health Care, Inc.	Common	5	500
114.	Tupelo Home Health, Inc.	Common	4	500
115.	Valley Medical Equipment, Inc.	Common	4	500
116.	Value Care, Inc.	Common	6	500
117.	VitalCare Health Services, Inc.	Common	4	500
118.	VitalCare of Pennsylvania, Inc.	Common	4	1,000
119.	VitalCare of Texas, Inc.	Common	4	1,000
120.	White's Medical Rentals, Inc.	Common	9	666 2/3
121.	Wichita Medical Care, Inc.	Common	5	500
122.	Zeta Home Health Care, Inc.	Common	4	500

I-3

Annex 1

Financing Statements

See attached.

1

Exhibit E-2

FORM OF LEGAL OPINION OF GREENBERG TRAURIG,LLP

Greenberg Traurig

March 30, 2007

Ladies and Gentlemen:

We have acted as counsel to Rotech Healthcare Inc., a Delaware corporation (the "**Company**"), in connection with $180,000,000 of term loans (the "**Credit Facility**") by the Lenders (collectively, with the Arranger, the Administrative Agent and the Collateral Agent, herein referred to as the "**Addressees**") for the limited purposes of reviewing the corporate records of fifty-five (55) wholly-owned subsidiaries of the Company that are incorporated in the State of Florida (each a "**Subsidiary**" and collectively, the "**Subsidiaries**") set forth in Schedule I attached to this letter (the "**Schedule**") and the Documents (as defined below), and providing the opinions set forth herein. We are providing this opinion in accordance with Section 5.01(h)(ii) of the Credit Agreement. Any term that is not otherwise defined in this letter will have the meaning ascribed to that term in the Credit Agreement. For purposes of the opinion letter, the following terms shall have the following meanings:

1. "UCC" means the Florida Uniform Commercial Code.

2. "Filing Collateral" means Collateral that constitutes Accounts, Equipment, Inventory, General Intangibles, Investment Property, Instruments, Negotiable Documents or Chattel Paper as defined in the UCC.

3. "Filing Office" means the Florida Secured Transaction Registry.

Greenberg Traurig, P.A | Attorneys at Law | 450 South Orange Avenue | Suite 650 | Orlando, FL 32801 | Tel 407.420.1000 | Fax 407.420.5909 | www.gtlaw.com

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 2

While certain members of this firm are admitted to practice in other states, we have not examined the laws of any state other than the laws of the State of Florida, or consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions. Accordingly, the opinions contained herein apply only with respect to the present laws of the State of Florida or the federal laws of the United States of America ("**Applicable Law**") and we express no opinion with respect to the laws of any other jurisdiction.

A. Basis of Opinion and Documents Examined

In rendering the opinions contained in this letter we have relied, with your approval, as to factual matters that affect our opinions, solely on our examination of the Documents (as defined below), and have made no independent examination or investigation to verify the accuracy or completeness of facts asserted to be true and correct in such Documents.

1. The Guarantee and Collateral Agreement dated as of March 30, 2007, among the Company, the Guarantors and the Collateral Agent (the "**Guarantee and Collateral Agreement**").

2. The Credit Agreement.

3. Unfiled copies of the UCC-1 financing statements listed on Schedule II hereto (individually, a **"Financing Statement"** and collectively, the **"Financing Statements"**) naming the Subsidiaries as debtors and the Collateral Agent as secured party.

4. The Omnibus Unanimous Written Consent of the Board of Directors of Each of the Subsidiaries, dated March 30, 2007 approving, by omnibus resolutions, the Credit Agreement, the Guarantee and Collateral Agreement and the filing of the Financing Statements.

5. A certificate from the Florida Department of State for each of the Subsidiaries regarding the active status of each Subsidiary, dated either March 26, 2007 or March 27, 2007.

6. The corporate minute books of each of the Subsidiaries.

7. Such other documents, matters of law and fact as we have considered necessary or appropriate for the expression of the opinions contained herein.

For the purposes of this opinion, the Documents and information referred to above are sometimes herein collectively referred to as the "**Documents**."

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 3

B. Assumptions

In rendering the opinions set forth in Section C below, we have assumed without investigation: the genuineness of all signatures; the legal capacity of all individuals who have executed any of the documents reviewed by us; the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, facsimile, reproduced or conformed copies, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete; the payment of all required documentary stamps, taxes and fees imposed upon the execution, filing or recording of documents; there have been no undisclosed oral or written modifications of any provision of any document reviewed by us in connection with the rendering of the opinions; and the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within the due diligence review undertaken by us.

In addition, in reviewing the minute books of the Subsidiaries, we noted that certain documents are missing from the minute books, including, without limitation, minutes and/or written consents and copies of issued stock certificates and/or stock ledger entries. Since we have not represented any of the Subsidiaries with regard to their respective corporate formalities, for purposes of the opinions rendered below, we rely on the presumption of regularity and continuity (a) for all stock issuances, and cancellations thereof where applicable, and (b) with the exception of the written consent referenced under Section A.5. above, for all of the minutes of the meetings and written consents of the Subsidiaries' Board of Directors and shareholders, and as to any such meetings or consents, that they were properly noticed or notice was properly waived.

C. Opinions

Based on our examination and consideration of the Documents, and in reliance thereon, and subject to the comments, assumptions, exceptions, qualifications and limitations set forth in Sections B and D hereof, we are of the opinion, with respect to each of the Subsidiaries, that:

1. Each Subsidiary has been incorporated and organized under the Florida Business Corporation Act or its predecessor, as applicable, and its status is active.

2. Each Subsidiary has the corporate power to: (a) conduct its business, (b) execute and deliver the Guarantee and Collateral Agreement and to perform its obligations thereunder, and (c) grant the security interests to be granted by it pursuant to the Guarantee and Collateral Agreement.

3. Each Subsidiary has authorized by all necessary corporate action (a) the execution, delivery and performance of the Guarantee and Collateral Agreement, and (b) the filing of the Financing Statements being filed against it.

4. The Guarantee and Collateral Agreement has been executed and delivered by each Subsidiary; provided, however, as to signatures, we have relied on facsimile copies of any signature pages signed by officer(s) of each Subsidiary.

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 4

5. The execution and delivery by each Subsidiary of the Guarantee and Collateral Agreement, the performance of its payment obligations thereunder and the granting of the security interests to be granted by it pursuant thereto do not violate: (a) any provisions of Florida law applicable to each such Subsidiary; or (b) the Articles of Incorporation or bylaws, as either may have been amended, of each such Subsidiary.

6. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency of the State of Florida is required for the execution and delivery by any Subsidiary of the Guarantee and Collateral Agreement, the performance by the Subsidiaries of their respective payment obligations thereunder and the granting of any security interests pursuant thereto, except filings required for the perfection of security interests granted pursuant to the Guarantee and Collateral Agreement.

7. The Financing Statements are in proper form for filing with the Filing Office, and upon the filing in such office of the Financing Statements, the Collateral Agent will have a perfected security interest for the benefit of the Lenders in that portion of the Collateral described in the Guarantee and Collateral Agreement in which a security interest may be perfected under Article 9 of the UCC by the filing of a Financing Statement with the Filing Office.

8. The Guarantee and Collateral Agreement contains provisions whereby the parties have agreed that the laws of the State of New York (the "**Other State**"), rather than the laws of the State of Florida, will govern the Guarantee and Collateral Agreement. Provided that the transactions contemplated by the Guarantee and Collateral Agreement bear a "normal and reasonable relationship" to the Other State chosen by the parties, a Florida court or a federal court applying Florida's conflict-of-law rules will give effect to the parties' choice of the law of the Other State to govern the Guarantee and Collateral Agreement. For purposes of giving this opinion, we have assumed, with your permission, that the following contacts exist with respect to this transaction: (a) a majority of the Lenders have offices located in the Other State; (b) some of the Lenders have funded their loans under the Credit Facility from the Other State; (c) the transaction evidenced by the Guarantee and Collateral Agreement was negotiated in part in the Other State; and (d) the Guarantee and Collateral Agreement was delivered in the Other State and, therefore, the closing of the Credit Facility occurred, at least in part, in the Other State; it is our view that, assuming interpretation of the relevant law on a basis consistent with existing authority, a Florida court would apply New York law as chosen by the parties.

9. The Company's execution of the promissory note at Closing in the State of Florida requires the payment of Florida documentary stamp taxes in the maximum amount of $2,450.00. Pursuant to Section 201.08(1)(a) of the Florida Statutes, $2,450.00 is the maximum amount of documentary stamp tax payable on a promissory note executed or delivered in the State of Florida that is not secured by a mortgage, trust deed, security agreement or other evidence of indebtedness recorded or filed in the State of Florida. The filing of a UCC-1 financing statement in the State of Florida is not considered "evidence of indebtedness" for purposes of this statute and does not affect the determination of whether stamp taxes are payable on any transaction. For purposes of the opinion expressed in the first sentence of this paragraph, we have assumed that the promissory note is not secured by any mortgage, trust deed, security agreement or other evidence of indebtedness (excluding any UCC-1 financing statements) recorded or filed in the State of Florida.

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 5

D. Comments, Assumptions, Limitations, Qualifications and Exceptions

The opinions expressed above are based upon and subject to, the further comments, assumptions, limitations, qualifications and exceptions as set forth below:

1. We express no opinion with respect to perfection of a security interest in any portion of the Collateral: (a) that is subject to federal statutes or treaty of the United States that provide for national or international registration or filing of security interests (e.g., Intellectual Property and civil aircraft (including engines, propellers, appliances, and spare parts) under the Federal Aviation Act of 1958)), (b) that is subject to a certificate of title; (c) farm products, fixtures, timber to be cut or as-extracted collateral; (d) consumer goods or manufactured homes; (e) commercial tort claims; (f) Deposit Accounts, money, cash or cash equivalents; (g) non-negotiable Documents or Goods covered by non-negotiable Documents; (h) Letter-of Credit Rights; or (i) property excluded from coverage under Article 9 of the UCC.

2. We express no opinion as to the effectiveness of Lenders' security as to any rights (including rights of payment) under any right, account or other obligation for which the United States government or any other government or agency, department or subdivision thereof is an obligor.

3. We note that perfection of a security interest in Collateral also perfects a security interest in a supporting obligation for such Collateral and that a security interest in a right to payment or performance also perfects a security interest in a security, mortgage or other lien in personal or real property securing that right. We render no opinion regarding the validity or enforceability of any such supporting obligation or such supporting lien.

4. The perfection of any security interest that has been perfected by the filing of a Financing Statement will expire upon the earliest to occur of (i) the expiration of four (4) months after the applicable Subsidiary (a "debtor" for purposes of the discussion in this Section 4) changes its name to the extent that the Financing Statement becomes seriously misleading under Section 679.5061 of the UCC as to any collateral acquired more than four (4) months after such change unless within that four (4) month period, an amendment is filed in the same office as that where such seriously misleading Financing Statement was filed, (ii) the expiration of the four (4) month period after a new debtor whose name is seriously misleading under Section 679.5061 of the UCC becomes bound under Section 679.2031(4) of the UCC as to any Collateral acquired by the new debtor after the expiration of the four (4) month period, unless an initial Financing Statement providing the name of the new debtor is filed before the expiration of the four (4) month period; (iii) the expiration of the four (4) month period after a change of the debtor's location, unless the Lenders become perfected within the four (4) month period under the law in the debtor's new jurisdiction, (iv) the expiration of one (1) year after transfer of Collateral by debtor to a person that becomes a debtor and is organized in another jurisdiction, unless the Lenders become perfected as to the transferred Collateral within the one (1) year period under the laws of the location of the debtor which became a debtor pursuant to such transfer of Collateral; (v) the expiration of five (5) years after the filing date of the Financing Statement unless within six (6) months prior to the expiration of such period, the effectiveness of such Financing Statement is continued by the filing of an appropriate continuation statement in the same filing office in which such Financing Statement was filed, or (vi) the expiration of five (5) years after the last date on which the filing of the Financing Statement (or continuation thereof) which is continued was effective, unless within six (6) months prior to such date, the effectiveness of such

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 6

Financing Statement is again continued by the filing of an appropriate continuation statement in the same office as that in which the Financing Statement was originally filed.

5. We express no opinion as to priority of perfection of the security interests of the Lenders nor do we express an opinion on the validity, binding effect or the enforceability of the Guarantee and Collateral Agreement or the Credit Agreement.

6. We express no opinion herein with respect to Healthcare Laws. "Healthcare Laws" means laws or regulations relating to the regulation of the health care industry or to payment for services rendered by healthcare providers, including, without limitation, (i) any provision of federal or state laws governing Medicare or any state Medicaid programs, (ii) Sections 1877, 1128, 1128A or 1128B of the Social Security Act, (iii) any prohibition on the making of any false statement or misrepresentations of material facts to any governmental agency that administers a Federal or State Health Care Program (including, but not limited to Medicare and Medicaid), (iv) the licensure, certification or registration requirements of health care facilities, services or equipment, (v) any state certificate of need or similar law governing the establishment of health care facilities or services or the making of health care capital expenditures, (vi) any state law relating to fee-splitting or the corporate practice of medicine, (vii) any physician self-referral prohibition or state anti-kickback law, (viii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any Federal or Sate Health Care Program, (ix) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense, (x) any criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance, and (xi) any laws relating to health or medical insurance.

7. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Further the opinions expressed herein are based on the Documents as of the date hereof and we express no opinion with respect to such Documents as they may be corrected, amended, modified or restated even if such correction, amendment, modification or restatement relates back to the date of this letter.

8. The opinions are furnished to the Addressees by us as counsel for the Company and are solely for the benefit of the Company and the Addressees, and are rendered solely in connection with the Guarantee and Collateral Agreement to which the opinions relate. No opinions may be implied or inferred beyond the matters expressly stated herein. The opinions may be relied upon only in connection with the Guarantee and Collateral Agreement and may not be relied upon by any other person or for any other purpose without our prior express written consent in each such instance.

Very truly yours,

Greenberg Traurig, P.A.

Greenberg Traurig, P.A.

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 7

Schedule I

A-1 Medical Equipment, Inc., a Florida corporation

Abba Medical Equipment, Inc., a Florida corporation

Always Medical Equipment, Inc., a Florida corporation

Berkeley Medical Equipment, Inc., a Florida corporation

Beta Medical Equipment, Inc., a Florida corporation

Cambria Medical Supply, Inc., a Florida corporation

Camden Medical Supply, Inc., a Florida corporation

Centennial Medical Equipment, Inc., a Florida corporation

Charlotte Medical Supply, Inc., a Florida corporation

Contour Medical Supply, Inc., a Florida corporation

Cynthiana Home Medical Equipment, Inc., a Florida corporation

Distinct Home Health Care, Inc., a Florida corporation

East Tennessee Infusion & Respiratory, Inc., a Florida corporation

Encore Home Health Care, Inc., a Florida corporation

Epsilon Home Health Care, Inc., a Florida corporation

Gate City Medical Equipment, Inc., a Florida corporation

Health Care Services of Mississippi, Incorporated, a Florida corporation

Holland Medical Services, Inc., a Florida corporation

IOTA Medical Equipment, Inc., a Florida corporation

LAMBDA Medical Equipment, Inc., a Florida corporation

Liberty Home Health Care, Inc., a Florida corporation

Medic-Aire Medical Equipment, Inc., a Florida corporation

Medical Electro-Therapeutics, Inc., a Florida corporation

National Medical Equipment Centers, Inc., a Florida corporation

Nightingale Home Health Care, Inc., a Florida corporation

Northeast Medical Equipment, Inc., a Florida corporation

Omega Medical Equipment, Inc., a Florida corporation

OMICRON Medical Equipment, Inc., a Florida corporation

Oxygen Plus Medical Equipment, Inc., a Florida corporation

PHI Medical Equipment, Inc., a Florida corporation

Preferential Home Health Care, Inc, a Florida corporation

Principal Medical Equipment, Inc., a Florida corporation

Professional Respiratory Home Healthcare, Inc., a Florida corporation

Pulmo-Dose, Inc., a Florida corporation

Quality Home Health Care, Inc., a Florida corporation

RCG Information Services Corporation, a Florida corporation

Regency Medical Equipment, Inc., a Florida corporation

Respiracare Medical Equipment, Inc., a Florida corporation

Respiratory Medical Equipment of GA., Inc., a Florida corporation

Responsive Home Health Care, Inc., a Florida corporation

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 8

Roswell Home Medical, Inc., a Florida corporation

Rotech Employee Benefits Corporation, a Florida corporation

Rotech Home Medical Care, Inc., a Florida corporation

Rotech Oxygen and Medical Equipment, Inc., a Florida corporation

Select Home Health Care, Inc., a Florida corporation

SIGMA Medical Equipment, Inc., a Florida corporation

Southeastern Home Health, Inc., a Florida corporation

Stat Medical Equipment, Inc., a Florida corporation

Sunshine Home Health Care, Inc., a Florida corporation

Theta Home Health Care, Inc., a Florida corporation

Tupelo Home Health, Inc., a Florida corporation

Value Care, Inc., a Florida corporation

VitalCare Health Services, Inc., a Florida corporation

Zeta Home Health Care, Inc., a Florida corporation

Greenberg Traurig, P.A.

Credit Suisse
as lead arranger and sole bookrunner
March 30, 2007
Page 9

Schedule II

Financing Statements

Copies of the Financing Statements follow this Schedule I

Greenberg Traurig, P.A.

EXHIBIT F
LENDER: [•]
PRINCIPAL AMOUNT: [•]

[FORM OF]
TERM NOTE
New York, New York
[DATE]
FOR VALUE RECEIVED, the undersigned, Rotech Healthcare Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) or its registered assigns, at the office of Credit Suisse, Cayman Islands Branch (the “Administrative Agent”) at Eleven Madison Avenue, New York, New York 10010, $[•], together with any pay-in-kind interest that shall have been added thereto pursuant to Section 2.08 of the Credit Agreement (as defined below), on the terms and conditions set forth in the Credit Agreement dated as of March 30, 2007 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several Lenders from time to time parties thereto, Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Sole Bookrunner, and Credit Suisse, as Administrative Agent and Collateral Agent, in lawful money of the United States of America in immediately available funds. The Borrower further agrees to pay interest on the unpaid principal amount thereof, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.
Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement. The submission to jurisdiction and consent to service of process provisions set forth in Section 10.12 of the Credit Agreement are hereby incorporated by reference in their entirety.
This note is one of the Term Notes referred to in Section 10.06(e) of the Credit Agreement.
Upon the occurrence and during the continuance of an Event of Default, the principal of and premium and accrued interest on this note may become or be declared to be due and payable as provided in the Credit Agreement; provided that the principal amount shall be as provided on Schedule A hereto.

The Borrower hereby waives diligence, presentment, demand, protest or notice of any kind in connection with this note. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
All borrowings evidenced by this note, the maturity thereof, all payments, repayments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on Schedule A attached hereto, or on a continuation of such Schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this note or under the Credit Agreement.

This note is one of the notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
This note and the loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 10.06 of the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ROTECH HEALTHCARE, INC.
by:

Name:
Title:

Schedule A to Note

LOANS and PAYMENTS

Date	Amount of Loans	Amount of Principal	Amount of Cash Interest	Payment-in-kind Interest	Unpaid Principal Balance of Note	Notation Made By

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of March 30, 2007
(as amended, supplemented, waived or otherwise modified from time to time, the “Credit
Agreement”) among Rotech Healtcare Inc., a Delaware corporation (the “Borrower”), the Lenders parties thereto (the “Lenders”), Credit Suisse, as administrative agent and as collateral agent for the Lenders and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner. Capitalized terms used and not defined herein have the meanings set forth in the Credit Agreement.

_______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.13(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.     The Non-U.S. Lender is the sole record and beneficial owner of the
Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.     The Non-U.S. Lender is not a “bank” for purposes of
Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)     the Non-U.S. Lender is not subject to regulatory or other
legal requirements as a bank in any jurisdiction; and

(b)     the Non-U.S. Lender has not been treated as a bank for
purposes of any tax, securities law or other filing or
submission made to any Governmental Authority, any
application made to a rating agency or qualification for any exemption from tax, securities law or other legal
requirements.

3.     The Non-U.S. Lender is not a 10-percent shareholder of the
Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.     The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the
Code.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER],

by
________________________
Name:
Title:

Date: ______________ , 200_

EXHIBIT H
[FORM OF]
BORROWING REQUEST
Credit Suisse, as Administrative Agent
Eleven Madison Avenue
New York, New York 10010
ATTN: Agency Group
[DATE]
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of March 30, 2007 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Credit Suisse, as administrative agent and as collateral agent for the Lenders and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner. Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.
The Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Term Loan under the Credit Agreement, and in that connection sets forth below the terms on which such Term Loan is requested to be made:
(A)    Type of Borrowing:            ______________________
(B)    Date of Borrowing:            ______________________
(C)    Account Number and Location:        ______________________
(D)    Principal Amount of Borrowing:        ______________________
(F)    Interest Period:                ______________________

ROTECH HEALTHCARE INC.,

by

Name: Title:

EXHIBIT I
[FORM OF]
LANDLORD'S WAIVER AND CONSENT
LANDLORD'S WAIVER AND CONSENT dated as of [        ], 20[  ], from [        ] (“Landlord”), in favor of Credit Suisse, as adminstrative agent and collateral agent (collectively, in such capacity, the “Agent”) for the lenders (the “Lenders”) party to the Credit Agreement dated as of March 30, 2007 (as the same may be amended, renewed, extended, modified, refinanced or replaced from time to time, the “Credit Agreement”), among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), the Lenders, the Agent and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner (the Lenders and the Agent are hereinafter to collectively as the “Secured Parties”).
WHEREAS, the Secured Parties have made and/or may make, pursuant to the Credit Agreement or otherwise, one or more loans, advances, and/or other financial accommodations to the Borrower, to be guaranteed by certain affiliates of the Borrower and secured in whole or in part pursuant to one or more agreements, instruments and other documents (the “Security Agreements”) granting security interests in and liens on, among other things, all presently owned and hereinafter acquired personal property (hereinafter called the “Collateral”) of the Borrower and certain of its affiliates (the Borrower and such affiliates are referred to herein collectively as “Debtors” and each is referred to herein as a “Debtor”); and
WHEREAS, any or all of the Collateral is or may be installed or kept at the premises known as [        ], more particularly described in Schedule A attached hereto and made a part hereof, which premises are owned by Landlord and leased to a Debtor (the “Premises”).
NOW, THEREFORE, Landlord, in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged by Landlord, hereby agrees as follows:
1. Landlord consents to the installation or location of the Collateral in or on the Premises, and agrees that any right, claim, title, interest or lien in respect of any of the Collateral (including without limitation any right of distraint, levy, execution or sale) that Landlord may have or acquire for any reason or in any manner (including by reason of the Collateral being installed in or on, attached to or located in or on the Premises, or otherwise), whether arising under any agreement, instrument or law now or hereafter in effect, is hereby made fully subordinate, subject and inferior to every right, claim, title, interest and lien in respect of the Collateral in favor of the Secured Parties or any of them to the full extent that the same secures or may hereafter secure any and all obligations and indebtedness of every kind, now existing or hereafter arising, of Debtors to the Secured Parties or any of them. Landlord further agrees that the Collateral will remain personal property and will not become a fixture or part of the Premises.

2
2. Landlord hereby agrees that so long as this Landlord's Waiver and Consent is in effect, Landlord shall not exercise any right, assert any claim, title or interest in or lien upon, or take any action or institute any proceedings with respect to, the Collateral. Landlord agrees to use all reasonable efforts to give the Collateral Agent written notice of any event which, with the giving of notice or passage of time or both, could result in the creation of the right of Landlord to terminate any lease covering all or any part of the Premises or to accelerate any rent due thereunder. Notices to the Collateral Agent shall be sent to its address, Eleven Madison Avenue, New York, New York, 10010 to the attention of [        ].
3. The Secured Parties and their agents, representatives and designees may, at any time and from time to time upon reasonable prior notice to Landlord, enter the Premises without the consent of Landlord and remove and take possession of the Collateral free of any right, claim, title, interest or lien of Landlord, provided the Secured Parties restore any parts of the Premises physically damaged by them in the course of removal to the condition such parts were in prior to such entry and removal of the Collateral (but the foregoing shall not impose any liability upon any Secured Party for any damage by fire or other insurable casualty).
4. The provisions hereof shall be irrevocable and remain in full force and effect until each Debtor has fully paid and performed all of its obligations to the Secured Parties under and in accordance with the terms of all present and future agreements, instruments and documents evidencing such obligations and all present and future Security Agreements (in each case including any extensions, modifications and renewals thereof or substitutions therefor at any time made).
5. This Landlord's Waiver and Consent shall be binding upon Landlord and its successors and assigns and shall inure to the benefit of the Secured Parties and their respective successors, assigns and designees. Landlord agrees to make this Landlord's Waiver and Consent known to any transferee of the Premises and any person who may have an interest or right in the Premises. Landlord acknowledges and agrees that the provisions set forth in this Landlord's Waiver and Consent are, and are intended to be, an inducement and consideration to each Secured Party to make, or to permit to remain outstanding, loans, advances and/or financial accommodations to the Borrower, and each Secured Party shall be deemed conclusively to have relied upon such provisions in making, or permitting to remain outstanding, such loans, advances and/or financial accommodations, and each Secured Party is made an obligee hereunder and may enforce directly the provisions hereof.

3
IN WITNESS WHEREOF, the undersigned has duly executed this Landlord's Waiver and Consent as of the date and year first above written.
WITNESS:                    LANDLORD:
By:

Name:
Title:

STATE OF NEW YORK1    )
) ss.:
COUNTY OF            )
On the         day of                      in the year 20[  ], before me, the undersigned, personally appeared                               , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

__________________________
1 The notary block is required only if this Landlord's Waiver and Consent will be recorded in the real property records. Recordation is advisable to place successor Landlords on notice of the Secured Parties' rights hereunder.

Exhibit A
Description of Lease

EXHIBIT J
[FORM OF]
BAILEE LETTER

[ ] [ ], 200[]
CERTIFIED MAIL
RETURN RECEIPT REQUESTED
[NAME AND ADDRESS OF BAILEE]
Re: Rotech Healthcare Inc.
Ladies and Gentlemen:
The undersigned, Credit Suisse (“Credit Suisse”), has been informed by Rotech Healthcare, Inc. (together with its subsidiaries, “Grantors”) that from time to time [Rotech Healthcare Inc.] [[•], a subsidiary guarantor to Rotech Healthcare Inc. under the Credit Agreement as defined below] (the “Company”) delivers certain merchandise to you for processing or warehouse storaging (such merchandise heretofore or hereafter delivered to you being referred to as the “Bailed Inventory”) at your address set forth above (the “Premises”).
This letter is to advise you that Rotech Healthcare Inc. has entered into certain financing arrangements with Credit Suisse acting as agent (the “Agent”) for a group of financial institutions pursuant to a Credit Agreement (the “Credit Agreement”) dated as of March 30, 2007, among Rotech Healthcare Inc., the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), the Agent and Credit Suisse Securities (LLC) USA, as Sole Lead Arranger and Sole Bookrunner, and, in connection therewith, the Lenders require, among other things, liens on all of the Company's tangible and intangible personal property including, without limitation, the Bailed Inventory.
Credit Suisse asks that you sign and return to the Agent's attorneys, at the address set forth below, one of the enclosed copies of this letter to acknowledge and confirm your agreement as follows:
1.You are holding the Bailed Inventory for the benefit of the Agent. You disclaim any and all ownership rights and interests in the Bailed Inventory. Legal and beneficial title thereto remains and will continue to remain in the Company and you have no “rights in the collateral” or the power to transfer rights in the collateral to a secured party as such term is used in Section 9-203 of the Uniform Commercial Code as in effect from time to time in the State of New York.

2
2.The Agent's security interest in the Bailed Inventory shall be senior to all of your liens, claims and interests, if any, in the Bailed Inventory.
3.You shall not assert against any of the Bailed Inventory any statutory or possessory liens, including without limitation, warehouseman's liens, processor's liens, rights of levy and distraint for rent, all of which you hereby waive. You shall not offset any amounts due from the Company against the Bailed Inventory.
4.You shall maintain a system whereby the Bailed Inventory is clearly identified as being owned by the Company and is kept separate and distinct from your property and any other property in your possession.
5.You shall allow the Agent to inspect the Bailed Inventory upon its request during normal business hours at any time and from time to time.
6.You shall inform all of your creditors who seek to obtain a security interest in your property located at the Premises that the Bailed Inventory is owned by the Company, subject to the Agent's first priority security interest therein and lien thereon.
7.You shall notify the Agent if the Company defaults on its obligations to you under any agreement between you and the Company and allow the Agent thirty (30) days from its receipt of such notice in which to cure, or cause the Company to cure, any such defaults.
8.If the Company defaults on its obligations to the Lenders, and, as a result, the Agent undertakes to enforce its security interest in the Bailed Inventory, you shall (i) cooperate reasonably with the Agent in its efforts to assemble all of the Bailed Inventory located on the Premises, (ii) not hinder the Agent's actions in enforcing its liens on the Bailed Inventory, (iii) hold the Bailed Inventory for the Agent's account for up to 60 days after notice of default from the Agent, and (iv) upon the oral or written direction of the Agent, deliver the Bailed Inventory to such persons as the Agent may instruct.
9.In the event that you issue warehouse receipts or other documents of title which evidence any Bailed Inventory now or hereafter delivered by the Company to you, (i) such receipts shall be nonnegotiable and issued to or for the account of the Agent and (ii) you shall provide the Agent with copies of such receipts or other documents upon its request therefor.
10.You shall duly execute and deliver, or cause to be delivered, such instruments and documents, and do such further acts, as may be

3
necessary or proper in the Agent's reasonable opinion to further effectuate the purposes hereof.
Notwithstanding the issuance of any warehouse receipts or other documents to or for the account of the Agent, the Agent hereby authorizes you, subject to the conditions described below, to release any of the Bailed Inventory to any authorized agent of the Company upon the Company's request. Your authority to release the Bailed Inventory to such agent is subject to the following conditions: upon the written direction of the Agent, subject to the terms of the Guarantee and Collateral Agreement (as such term is defined in the Credit Agreement), you shall refuse to release the Bailed Inventory to the Company or its agents, and you shall only release such Bailed Inventory to the Agent or the party designated by the Agent in such written direction.
The Company agrees that you shall have no liability to it if you comply with the Agent's written direction as described above. The Company further agrees that it will continue to pay, if required under and pursuant to its existing arrangement with you, all warehousing, handling and other fees and expenses related to the storage and other handling of the Bailed Inventory and will reimburse you for all reasonable costs or expenses incurred as a direct result of your compliance with the terms and provisions of this letter.
Please return the other enclosed copy of this letter to Cravath, Swaine & Moore, LLP, 825 Eighth Avenue, New York, NY 10019, Attention: Lizabeth R. Eisen, after it has been signed, so that we may complete our file.
Very truly yours,
CREDIT SUISSE, as Agent,
By: ___________________________
Title:
Acknowledged and agreed to this [ ] day of [ ], 200[].
[ROTECH HEALTHCARE INC.] [•]

By	________________________________
Title:

4
Acknowledged and agreed to this [ ] day of [ ], 200[].
[NAME OF BAILEE]

By	_____________________________
Title:

EXHIBIT K

[FORM OF
POST-CLOSING LETTER]

ROTECH HEALTHCARE INC.
2600 Technology Drive, Suite 300
Orlando, FL 32804
March 30, 2007
Credit Suisse, as Administrative Agent
and Collateral Agent under the Credit
Agreement referred to below
Eleven Madison Avenue
New York, NY 10010

Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of March 30, 2007 (the “Credit Agreement”), among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto, Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner, and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”). Capitalized terms used in this letter agreement and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.
We hereby agree that, with respect to each matter set forth on Schedule A attached hereto, we will ensure that each such matter shall have been accomplished promptly, and in no event later than the time periods specified on Schedule A or such later date as shall be specified by the Agents in writing. The parties hereto agree that this letter shall constitute a Loan Document for all purposes of the Credit Agreement, and each of the agreements set forth in this letter agreement shall be deemed to constitute covenants under the Credit Agreement, which for purposes of Article VIII of the Credit Agreement will be governed by clause (c)(i) thereof.
This letter agreement may not be amended or modified except in writing signed by all the parties hereto.
This letter agreement shall be construed in accordance with and governed by the laws of the State of New York. This letter agreement may be executed in two or more counterparts (including, without limitation, delivery via facsimile or electronic mail in accordance with the Credit Agreement), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
[Remainder of this page intentionally left blank]

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing below.
Very truly yours,

ROTECH HEALTHCARE INC.
By ___________________________________________
Name:
Title:

Accepted as of the date
first written above by:
CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, as Administrative Agent and
Collateral Agent
By__________________________
Name:
Title:

By__________________________
Name:
Title:

SCHEDULE A

1. Within fifteen business days after the Closing Date, the Borrower shall deliver to the Collateral Agent customary opinions of local counsel in South Carolina, Texas and Colorado covering matters incident to the transactions contemplated by the Credit Agreement (in form and substance reasonably satisfactory to the Collateral Agent).

2. Within fifteen business days after the Closing Date, the Borrower shall deliver to the Collateral Agent an executed deposit account control agreements (in form and substance reasonably satisfactory to the Collateral Agent) in respect of its deposit accounts with Bank of America, N.A.

3. Within two business days after the Closing Date, the Borrower shall deliver to the Collateral Agent a certificate representing 100% of the Capital Stock of RCI Medical Corp.